Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

TERRANE METALS CORP.,

RGL ROYALTY AG,

solely in respect of Article 10 and Sections 11.4 and 17.15 hereof,

ROYAL GOLD, INC.

and, solely in respect of Article 10 and Sections 3.5, 11.2 and 17.14 hereof,

THOMPSON CREEK METALS COMPANY INC.

DATED: as of October 20, 2010

TABLE OF CONTENTS

Article 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Certain Rules of Interpretation	13

Article 2 PURCHASE AND SALE		14
2.1	Purchase and Sale of Refined Gold	14
2.2	Delivery Obligations	14
2.3	Statements	16
2.4	Gold Purchase Price	16
2.5	Payment	17
2.6	Sales Tax	17

Article 3 DEPOSIT		17
3.1	Payment Deposit	17
3.2	Initial Deposit	17
3.3	Scheduled Deposits	17
3.4	No Interest	17
3.5	Use of Payment Deposit	17
3.6	Deposit Record	18
3.7	Deposit at Expiry of Initial Term	18

Article 4 DELIVERIES		18
4.1	Deliveries of Vendor	18
4.2	Deliveries of Purchaser	19

Article 5 PAYMENT OF SCHEDULED DEPOSITS		20
5.1	Achievement of Deposit Events	20
5.2	Payment of Scheduled Deposits	20
5.3	Closing Conditions for Payment of Scheduled Deposits	20

Article 6 TERM		22
6.1	Term	22

Article 7 REPORTING; BOOKS AND RECORDS; INSPECTIONS		22
7.1	Monthly Reporting	22
7.2	Annual Reporting	22
7.3	Additional Reporting Requirements	22
7.4	Books and Records	23
7.5	Inspections	23

Article 8 COVENANTS		24
8.1	Conduct of Operations	24
8.2	Preservation of Corporate Existence	25
8.3	Processing/Commingling	25
8.4	Mineral Offtake Agreements	25
8.5	Insurance	26
8.6	Permitted Financings and Permitted Encumbrances	26
8.7	Confidentiality	30
8.8	Compliance with Law	32

8.9	Unprocessed Ore	32

Article 9 RIGHT OF FIRST OFFER		32
9.1	Right of First Offer on Gold Interest	32

Article 10 TRANSFERS AND ASSIGNMENTS		34
10.1	General	34
10.2	Transfers to Affiliates	34
10.3	Transfers of the Milligan Project	34
10.4	Exceptions Based on Intercreditor Agreements	35
10.5	Assignment by Purchaser Group	36
10.6	Assignment by Vendor Group	36

Article 11 REPRESENTATIONS AND WARRANTIES		36
11.1	Representations and Warranties of Vendor	36
11.2	Representations and Warranties of Thompson Creek	36
11.3	Representations and Warranties of the Purchaser	36
11.4	Representations and Warranties of Royal Gold	36
11.5	Survival of Representations and Warranties	37
11.6	Knowledge	37

Article 12 VENDOR EVENTS OF DEFAULT		37
12.1	Vendor Events of Default	37
12.2	Remedies	37

Article 13 PURCHASER EVENTS OF DEFAULT		38
13.1	Purchaser Events of Default	38
13.2	Remedies	38

Article 14 INDEMNITIES		39
14.1	Indemnity of Purchaser	39
14.2	Indemnity of Vendor	39
14.3	Limited Indemnity for Losses Related to Incidental Connection to Property	39
14.4	Limitations on Indemnification	40

Article 15 INDEPENDENT ENGINEER; ADDITIONAL PAYMENT TERMS; DISPUTES		40
15.1	Independent Engineer	40
15.2	Payments	41
15.3	Overdue Payments and Set-Off	41
15.4	Statement Disputes	41
15.5	Disputes and Arbitration	43

Article 16 TAXES		43
16.1	Taxes	43

Article 17 GENERAL		44
17.1	Further Assurances	44
17.2	Survival	44
17.3	No Joint Venture	44
17.4	Governing Law	44
17.5	Notices	44

ii

17.6	[Reserved]	46
17.7	Amendments	46
17.8	Beneficiaries; Successors and Assigns	46
17.9	Contests	46
17.10	Entire Agreement	46
17.11	Waivers	47
17.12	Severability	47
17.13	Counterparts	47
17.14	Thompson Creek Guarantee	47
17.15	Royal Gold Guarantee	47

iii

THIS PURCHASE AND SALE AGREEMENT dated as of October 20, 2010.

BY AND AMONG:

RGL ROYALTY AG, a Swiss Corporation

(the “Purchaser”),

- and-

TERRANE METALS CORP., a corporation amalgamated under the laws of British Columbia by amalgamation of 0888046 B.C. Ltd. and Terrane Metals Corp.

(the “Vendor”)

-and, solely in respect of Article 10 and Sections 11.4 and 17.15 hereof

ROYAL GOLD, INC., a corporation incorporated under the laws of the State of Delaware

(“Royal Gold”)

- and, solely in respect of Article 10 and Sections 3.5, 11.2 and 17.14 hereof

THOMPSON CREEK METALS COMPANY INC., a corporation incorporated under the laws of British Columbia

(“Thompson Creek”)

WITNESSES THAT:

WHEREAS Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from Vendor, an amount of Refined Gold equal to the Designated Percentage of Produced Gold, subject to and in accordance with the terms and conditions of this Agreement;

AND WHEREAS Vendor is the owner of a 100% interest in and to the Milligan Property;

AND WHEREAS capitalized terms when used in these recitals shall have the respective meanings set forth in Section 1.1.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

Article 1
INTERPRETATION

1.1                               Definitions

In this Agreement, including in the recitals and schedules hereto:

“Acquisition” means the acquisition of all of the outstanding securities of Terrane Metals Corporation and its interest in the Milligan Project by Thompson Creek pursuant to the terms of an Arrangement Agreement dated July 15, 2010.

“Additional Term” has the meaning set out in Section 6.1(a).

“Affiliate” means, in relation to any person or entity, any other person or entity controlling, controlled by or under common control with such first mentioned person or entity.

“Agreement” means this purchase and sale agreement and all attached schedules, in each case as the same may be supplemented, amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Applicable Laws” means any international, federal, state, provincial, or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a person or any of its properties, assets, business or operations.

“Approvals” means all authorizations, clearances, consents, orders and other approvals required to be obtained from any person, including any Governmental Authority or stock exchange, in connection with the completion of the transactions contemplated by this Agreement.

“Arbitration Rules” means the rules established pursuant to the International Commercial Arbitration Act (British Columbia).

“Assignee” has the meaning set forth in Section 10.1(a).

“Assignment” has the meaning set forth in Section 10.1.

“Assignor” has the meaning set forth in Section 10.1.

“Auditor” means a national Canadian accounting firm, as supported in the discretion of such accounting firm by a nationally recognized minerals engineering firm, that is independent of the Parties and their respective Affiliates, and that has experience and expertise in determining the quantity of gold mined, produced, extracted or otherwise recovered from mining projects.

“Auditor’s Report” has the meaning set out in Section 15.4(a)(ii).

“Business Day” means any day other than a Saturday or Sunday or a day that (i) is a statutory holiday under the laws of the Province of British Columbia, or (ii) national banking institutions in New York and Colorado are closed to the public for conducting business.

“Collateral” means the interest in property created by one or more of the Security Agreements.

“Commingling Plan” has the meaning set out in Section 8.3.

“Confidential Information” has the meaning set out in Section 8.7(a).

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Thompson Creek and Purchaser effective as of June 1, 2010.

“control” means the right, directly or indirectly, to direct or cause the direction of the management of the business or affairs of a person, whether by ownership of securities, by contract or otherwise; and “controls”, “controlling”, “controlled by” and “under common control with” have corresponding meanings.

“CSA” has the meaning set out in Section 8.7(a)(ii).

“Date of Delivery” has the meaning set out in Section 2.2(c).

“Default Deposit Reduction Date” means the date on which the outstanding balance of the Payment Deposit, as set forth in the Deposit Record, would have been reduced to nil assuming for all purposes that no Purchaser Event of Default set forth in Section 13.1(a) or 13.1(b) occurred or continued.

“Definitive Agreement” has the meaning set out in Section 9.1(b).

“Delivery” or “Deliver” means, in respect of a delivery of Refined Gold, either the crediting of units of gold into a metal account or, if the Vendor elects to deliver physical gold pursuant to Section 2.2(e), the physical delivery of Refined Gold to a metal account and “Delivered” means that such Refined Gold has been so credited or physically delivered.

“Deposit Event” has the meaning set out in Section 5.1.

“Deposit Record” has the meaning set out in Section 3.6.

“Deposit Record Report” has the meaning set out in Section 7.3(d).

“Deposit Reduction Time” means the time at which the outstanding balance of the Payment Deposit, as set forth in the Deposit Record, is reduced to nil.

“Deposit Suspension Event” means an event that is reasonably beyond the control of the Vendor and its Affiliates that prevents the Vendor and its Affiliates from continuing to advance the Development Program, including (i) acts of God, earthquake, cyclone, fire, explosion, flood, landslide, lightening storm, tempest, drought or meteor, (ii) war (declared or undeclared), invasion, act of foreign enemy, hostilities between nations, civil insurrection or military usurper power, (iii) revolution or act of public enemy, sabotage, malicious damage, terrorism, insurrection or civil unrest, (iv) confiscation, nationalisation, requisition, expropriation, embargo, restraint or damage to property by or under the order of any Governmental Authority, (v) shortages or inability to obtain fuel, water, electric power, raw materials, supplies or equipment (vi) transportation difficulties or handling or loading difficulties at any port or storage facility, (vii) epidemic or quarantine restrictions, or (viii) an event having the effect of damaging any part of the Milligan Project, (ix) strikes, blockades, lock out or other labor dispute, or (vii) blockades by First Nations groups that substantially prevent or inhibit ingress or egress to the Milligan Project.

“Designated Percentage of Produced Gold” means, without duplication (i) 25% *[Redacted]* times the number of ounces of Produced Gold in the form of concentrate in respect of which the Vendor or any of its Affiliates receives a Gold Payment, (ii) 25% *[Redacted]* times the number of ounces of Produced Gold in the form of doré in respect of which the Vendor or any of its Affiliates receives a Gold Payment, or (iii) 25% times any Gold Payment received by Vendor or any of its Affiliates, in respect of Produced Gold that is not in the form of concentrate or doré.

“Development” means all activities, operations and work performed for the purpose of or in connection with construction of the Milligan Facilities through to the point of mechanical completion of relevant processing facilities as determined in accordance with the principle Engineering Procurement Construction Management contract (or equivalent contract) governing the construction of the Milligan Facilities, and including (i) acquisitions of mineral rights, Surface Rights, water rights, Permits and other interests necessary for the conduct of construction and operation of the Milligan Project, (ii) pre-production stripping and development for the commencement of open pit mining operations, and (iii) activities undertaken to comply with any legal requirements arising out of or related to any of the foregoing, all in material accordance with the Milligan Report as it may be amended from time to time.

“Development Program” means the detailed monthly budget and schedule outlining the Development in accordance with the mine plan set forth in the Milligan Report and otherwise prepared in accordance with Schedule D, including an estimate of Project Costs and showing, without limitation, the material construction, mine development, equipment acquisitions and Permits to bring the Milligan Project or any part thereof into commercial production, as amended from time to time.

“DIP Financing” has the meaning set out in Section 8.6(a)(iv).

“Dispute Notice” has the meaning set out in Section 15.4(a)(i).

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934.  The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

“Dispute Period” has the meaning set out in Section 15.4(a)(i).

“Effective Date” means the date of this Agreement.

“Encumbrances” means any and all mortgages, charges, assignments, hypothecs, pledges, security interests, liens and other encumbrances and adverse claims of every nature and kind securing any obligation of any person, whether registered or unregistered.

“Environmental Laws” mean Applicable Laws relating to pollution or protection of the environment, including, without limitation, Applicable Laws relating to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes which are applicable to the Milligan Project, the other assets owned, controlled or managed by the Vendor which are used on or in connection with the or the Milligan Project or to the activities of the Vendor on or in connection with the Milligan Project.

“Event of Force Majeure” means an event that is reasonably beyond the control of a Party and its Affiliates, including (i) acts of God, earthquake, cyclone, fire, explosion, flood, landslide, lightening storm, tempest, drought or meteor, (ii) war (declared or undeclared), invasion, act of foreign enemy, hostilities between nations, civil insurrection or military usurper power, (iii) revolution or act of public enemy, sabotage, malicious damage, terrorism, insurrection or civil unrest, (iv) confiscation, nationalisation, requisition, expropriation, embargo, restraint or damage to property by or under the order of any Governmental Authority, (v) epidemic or quarantine restrictions, or (vi) strikes, blockades, lock out or other labor dispute, or (vii) blockades by First Nations groups that substantially prevent or inhibit ingress or egress to the Milligan Project.

“Financing” means any of (i) one or more secured corporate credit facility(ies) provided to the Vendor or any of its Affiliates from time to time that is secured partially or wholly by the Milligan Project and to which proceeds thereof may or may not be used for the purpose of financing the Milligan Project but does not include any unsecured financing or secured financing of the Vendor or any of its Affiliates that is not secured by the Milligan Project; and (ii) one or more credit facility(ies) available to the Vendor or any of its Affiliates from time to time for the purpose of financing the Milligan Project.

“Fixed Price” means (i) with respect to the first 550,000 aggregate ounces of Refined Gold sold by the Vendor to the Purchaser hereunder, US$400 per ounce, and (ii) with respect to each ounce of Refined Gold sold by the Vendor to the Purchaser hereunder in excess of 550,000 aggregate ounces, US$450 per ounce.

“Gold Payment” means (i) with respect to Minerals purchased by an Offtaker from the Vendor or any of its Affiliates, the receipt by the Vendor or any of its Affiliates of payment, whether provisional or final, or other consideration from the Offtaker in respect of any Produced Gold, including amounts received in respect of warehouse holding certificates, and (ii) with respect to Minerals refined, smelted or otherwise beneficiated by an Offtaker on behalf of the Vendor or any of its Affiliates, the receipt by the Vendor or any of its Affiliates of Refined Gold, whether provisional or final settlement, in accordance with the applicable Mineral Offtake Agreement.

“Gold Purchase Price” has the meaning set out in Section 2.4.

“Gold Security Interest” has the meaning set out in Section 8.6(a)(i).

“Governmental Authority” means any federal, provincial or local government, agency, department, ministry, authority, tribunal, commission, official, court or securities commission.  For the avoidance of doubt, Governmental Authority shall not be deemed to include First Nations.

“Haslinger Royalty” means the net smelter returns payable by Vendor to Richard Haslinger pursuant to the Agreement between Richard Haslinger and Lincoln Resources Ltd. dated the 16th day of July, 1986, amended by the Amendment to Agreement between Lincoln Resources Inc. and Richard Haslinger initially hand-written and dated July 18, 1988 and subsequently typed and executed but not dated, to which agreement the Vendor is now a party as successor in title to Lincoln Resources Ltd. and Lincoln Resources Inc.

“Independent Engineer” has the meaning set out in Section 15.1.

“Initial Term” has the meaning set out in Section 6.1(a).

“Insolvency Event” means the making of an assignment for the benefit of creditors by a Party or a Party becoming the voluntary or involuntary subject of any proceedings under any bankruptcy or insolvency law, which proceedings remain undischarged for a period of 30 days, or if a receiver or receiver/manager is appointed for all or any substantial part of the property and business of a Party and such receiver or receiver/manager remains undischarged for a period of 30 days, or if the corporate existence of a Party is terminated by voluntary or involuntary dissolution or winding-up (other than by way of amalgamation or reorganization).

“Intermediate Intercreditor Agreement” has the meaning set out in Section 8.6(b).

“Lenders” means the lenders and their agents and trustees under any Financing.

“Lender Security” means Encumbrances (including Permitted Encumbrances) in favour of any Lenders (or agent or trustee on their behalf) as security for the payment and performance, when due, of the obligations of Vendor or any of its Affiliates under any Financing.

“LIBO Rate” means for any calendar month the British Bankers’ Association Interest Settlement Rate for US Dollars for an interest period of three months displayed and identified on the Reuters Screen LIBOR 01 Page at approximately 10:00 am (Toronto time) on the first Business Day of that month, provided however, if such rate does not appear on the Reuters Screen LIBOR 01 Page at that time, then the “LIBO Rate” for that calendar month shall be the six month LIBO Rate (determined as at 10:00 am (Toronto time) on such Business Day) as quoted to the Purchaser by a major UK bank.

“Losses” has the meaning set out in Section 14.1.

“Lot” means the applicable quantity of Minerals delivered to and accepted by an Offtaker, that is separately sampled and assayed so that Vendor and the applicable Offtaker can agree upon the content of some or all of the relevant Minerals therein, all as set forth in the applicable Mineral Offtake Agreement.

“Lot Provisional Percentage” means for Lots in which a provisional payment pursuant to Section 2.2(a)(ii) is applicable, *[Redacted]*.

“Material Adverse Effect” means any event, occurrence, change or effect that, when taken individually or together with all other events, occurrences, changes or effects, is or could reasonably be expected to:

(a)                                  materially limit, restrict or impair the ability of Vendor to perform its obligations under this Agreement;

(b)                                 limit, restrict or impair the ability of Vendor to operate the Milligan Project substantially in accordance with the mine plan for the Milligan Project in effect at the time of the occurrence of the Material Adverse Effect; or

(c)                                  cause any significant decrease to expected gold production from the Milligan Project based on the mine plan for the Milligan Project in effect at the time of the occurrence of the Material Adverse Effect.

“Milligan Facilities” means the mining, processing, production, maintenance, administration, infrastructure and related ancillary infrastructure constructed or operated by the Vendor and its Affiliates to extract and beneficiate Minerals on the Milligan Property.

“Milligan Gold Right” has the meaning set forth in Section 9.1(a).

“Milligan Project” means collectively, the Milligan Property and the Milligan Facilities.

“Milligan Property” means the Mineral Claims and the Mining Lease listed in Schedule B attached hereto, and includes any extension, renewal, replacement, conversion or substitution of any such Mineral Claims into a Mining Lease, Surface Rights or other right or concession or after acquired or resulting Mining Lease, Mineral Claims, Surface Rights and other rights or concessions, including any re-acquired after abandonment or other disposition, but in every case without extending the area covered

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934.  The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

by the Milligan Property past the area covered by the Mineral Claims and the Mining Lease listed in Schedule B.

“Milligan Report” means the Technical Report pursuant to National Instrument 43-101 of the CSA of Terrane Metals Corp. dated October 13, 2009, entitled “Technical Report — Feasibility Update Mt. Milligan Property — Northern BC” or such other technical report under National Instrument 43-101 as Thompson Creek may prepare from time to time regarding the Milligan Project that establishes a mine plan for initial commercial production of Minerals from the Milligan Property, provided that such mine plan does not establish production at a materially lower volume or materially extend the Development schedule compared to that contemplated in the Milligan Report on the Effective Date.

“Mineral Claim” means a mineral claim issued under the Mineral Tenure Act (British Columbia) or any successor statute thereto or by any Governmental Authority.

“Mineral Offtake Agreement” means any agreement entered into by Vendor or any of its Affiliates with an Offtaker (i) for the sale of Minerals to such Offtaker, or (ii) for the smelting, refining or other beneficiation of Minerals by such Offtaker for the benefit of the Vendor or any of its Affiliates, and all amendments or addendums thereto.

“Minerals” means any and all marketable metal bearing material (including Produced Gold) in whatever form or state that is mined, produced, extracted or otherwise recovered from the Milligan Property, including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Milligan Property, and including ore and any other products requiring further milling, processing, smelting, refining or other beneficiation, including concentrates or doré bars.

“Mining Lease” means a mining lease issued under the Mineral Tenure Act (British Columbia) or any successor statute thereto or by any Governmental Authority.

“Monthly Construction Report” means a written report in relation to a calendar month with respect to the Milligan Project prepared by the engineering, procurement and construction management contractor and any other internally-prepared monthly report covering aspects of the Development Program but not included in the engineering, procurement and construction management report, together with such other materials and information as the Purchaser reasonably may request, which may include a summary of any (A) material health and safety violations, (B) material violations of Applicable Law (including Environmental Laws), (C) blockades or other disputes or disturbances with First Nations groups, and (D) a summary of the status of Permits and Permit applications, to be prepared by or on behalf of the Vendor for each month while the Milligan Project is under Development.

“Monthly Report” means a written report in relation to a calendar month prepared by the Vendor or its Affiliates with respect to the Milligan Project, together with such other materials and information as the Purchaser reasonably may request, which may include:

(i)                                     a summary of the types, tonnes or tons and gold grade of ore mined;

(ii)                                  types, tonnes or tons and gold grade of any ore stockpiled;

(iii)                               with respect to any processing plant of the Milligan Facilities, the types, tonnes or tons and gold grade of processed ore; recoveries for gold; dry concentrate tonnage or tonage and gold grades; and doré weight and gold grade;

(iv)                              the number of ounces of gold contained in ore processed during such month, but not delivered to an Offtaker by the end of such month; and

(v)                                 such other matters as the Purchaser may reasonable request, which may include a summary of any (A) exploration programs, (B) operational issues, (C) material health and safety violations, (D) material violations of Applicable Law (including Environmental Laws), (E) blockades or other disputes or disturbances with First Nations groups, and (F) a summary of the status of Permits and Permit applications.

“Nak’azdli Litigation” means the Supreme Court of British Columbia (S-094721) and Federal Court of Canada (T-23-10) actions initiated by the Nak’azdli First Nation.

“Negotiation Period” has the meaning set out in Section 9.1(b).

“Offtaker” means any person other than the Vendor or any of its Affiliates that is a counterparty to a Mineral Offtake Agreement or an Affiliate of the Vendor who contracts with the Vendor on arm’s length commercial terms in respect of the applicable Mineral Offtake Agreement.

“Offtaker Documents” means the provisional documents and final settlement sheets delivered to or in the possession of the Vendor that are necessary for the Purchaser to determine the amount of Refined Gold sold by the Vendor to the Purchaser pursuant to Section 2.1(a) and such other related documents delivered to or in the possession of the Vendor as the Purchaser may reasonably request, which may include all invoices, credit notes, bills of lading, and any and all certificates and other documentation prepared or produced by the Offtaker, including without limitation, certificates in respect of provisional and final shipped moisture content, all provisional and final analyses and assays evidencing the amount of Minerals, including Produced Gold, delivered to an Offtaker in each Lot and evidencing the amount of Refined Gold projected or resulting from the refining, smelting or other beneficiation of a particular Lot.

“Other Minerals” means any and all marketable metal bearing material in whatever form or state (including ore) that is mined, extracted or otherwise recovered from any location that is not within the Milligan Property.

“Parties” means the parties to this Agreement.

“Payment Deposit” has the meaning set forth in Section 3.1.

“Permits” means all material licenses, permits, Approvals (including environmental Approvals) rights (including surface and access rights), privileges, concessions or franchises necessary for the construction, development, operation and reclamation of the Milligan Project.

“Permitted Encumbrances” means at any time from time to time: (i) the Lender Security, (ii) undetermined or inchoate Encumbrances incidental to construction, maintenance or operations which have not at the time been filed pursuant to law, (iii) the Encumbrance of taxes and assessments for the then current year, the Encumbrance for taxes and assessments not at the time overdue and Encumbrances securing worker’s compensation assessments which are not overdue, (iv) cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Encumbrances or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar Encumbrances, (v) security given in the ordinary course of business to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Vendor in the ordinary course of business, (vi) easements, rights of way and servitudes in existence at the date hereof and future easements, rights of way and servitudes, (vii) all rights reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit held by the Vendor or by any statutory provision to terminate any such lease, licence, franchise grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain an Encumbrance on any property or assets of the Vendor in the event of failure to make such annual or other periodic payments, (viii) such other Encumbrances as may from time to time be consented to in writing by the Purchaser, and (ix) Encumbrances noted on Schedule E.

“person” includes an individual, corporation, body corporate, limited or general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, Governmental Authority or any other type of organization, whether or not a legal entity.

“Produced Gold” means any and all gold in whatever form or state that is derived from any material mined, produced, extracted or otherwise recovered from the Milligan Property during the Term.  For greater certainty, “Produced Gold” shall include any gold derived from ores, concentrates, doré, tailings, waste rock or other waste products, or other products originating from the Milligan Property.

“Project Costs” means the estimated total costs for the Development, including capital costs, operating costs, working capital costs, interest costs, and financing costs.

“Project Studies” has the meaning set out in Section 7.3(c).

“Proposed Intercreditor Agreement” has the meaning set out in Section 8.6(b).

“Purchaser” has the meaning set out in the recitals to this Agreement.

“Purchaser Event of Default” has the meaning set out in Section 13.1.

“Purchaser Gold Delivery” means the Delivery of Refined Gold to the Purchaser as set out in Section 2.2(a).

“Purchaser’s Pro Rata Share of Funding” means the figure obtained by dividing the remaining Scheduled Deposits by the Project Costs necessary to complete Development.

“Receiving Party” has the meaning set out in Section 8.7(a).

“Reference Price” means the market price used to determine the price for Refined Gold in connection with a sale of Minerals under a Mineral Offtake Agreement.  For greater certainty, “Reference Price” does not include Refining Adjustments.

“Refining Adjustments” means any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, financing charges or price participation charges, or other similar charges or deductions, regardless of whether such charges or deductions are expressed as a specific metal deduction, separate and apart from the recovery rate pursuant to the terms of the applicable Mineral Offtake Agreement.

“Refined Gold” means marketable metal bearing material in the form of gold bars or coins that is refined to a minimum 995 parts per 1,000 fine gold.

“Restricted Person” means any person or entity that:

(a)                                  is named, identified, described on or included on any of:

(i)                                     the lists maintained by the Office of the Superintendent of Financial Institutions Canada with respect to terrorism financing;

(ii)                                  the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(iii)                               the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(iv)                              the Specially Designated Nationals Blocked Persons List compiled by the U.S. Office of Foreign Assets Control; or

(v)                                 the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324,

(b)                                 is subject to trade restrictions under United States law, including, but not limited to:

(i)                                     the International Emergency Economic Powers Act, 50 U.S.C.; or

(ii)                                  the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools

Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56; or

(c)                                  is a person or entity who is an Affiliate of a person or entity listed above.

“Sales Tax” has the meaning set out in Section 2.6.

“SEC” has the meaning set out in Section 8.7(a)(ii).

“Security Agreements” has the meaning set out in Section 4.1(b).

“Stipulation and Proposal” has the meaning set out in Section 8.6(b).

“Surface Rights” means all rights to use, enter and occupy the surface of a Mineral Claim or Mining Lease for the exploration and development or production of Minerals or placer minerals, including the treatment of ore and concentrates, and all operations related to the exploration and development or production of Minerals or placer minerals and the business of mining, and all leases, licenses, contracts, agreements, Permits or other documents relating to such rights, including without limitation, any and all surface rights related to infrastructure such as electric power lines and roads, surface tenures issued by a Governmental Authority such as investigative permits and temporary permits, and any lease to the surface of the Milligan Property or license of occupation or other occupation right and includes any fee simple rights over any part of the Milligan Property.

“Technical Reports” means the: (i) Technical Report on the Mount Milligan Project Omenica Mining District British Columbia NTS 94N/1, 93O/4 Latitude 55o 07’ N, Longitude 124o 01’ W prepared by Gary Lustig, MSc, P. Geo, Darin Labrenz, BSc, MAusIMM and Darren O’Brien BSc, P. Geo in June 2007; (ii) Technical Report Mt. Milligan Property — Northern BC prepared by Karla Mills, P. Eng, Gilles Arseneau, Ph.D., P. Geo. and Peter Wells, A.Sc.T., B.Comm. on October 29, 2007; (iii) Technical Report — Feasibility Mt. Milligan Property — Northern prepared by Karla Mills, P. Eng, Gilles Arseneau, Ph.D., P. Geo. and Peter Wells, A.Sc.T., B.Comm. April 11, 2008; (iv) Technical Report Mt. Milligan Project Resource Report Omenica Mining District British Columbia NTS 94N/1, 93O/4 Latitude 55o 07’ N, Longitude 124o 01’ prepared by WJianhui Huang, Ph. D, P. Eng, on October 2, 2007; (v) Technical Report — Feasibility Update Mt. Milligan Property — Northern BC prepared by: Karla Mills, P. Eng. John Huang, P. Eng., Grant Bosworth, P. Eng., Scott Cowie, MAusIMM, Bruno Borntraeger, P. Eng., Herb Welhener, MMSA-QPM, Jay Collins, P. Eng., Tim Bekhuys, R.P.Bio., and Darin Labrenz, P. Geo. on October 13, 2009; and (vi) Technical Report on the Mount Milligan Project Omenica Mining District British Columbia prepared by Gary Lustig, MSc, P. Geo G. N., in June 2006.

“Term” has the meaning set out in Section 6.1(a).

“Thompson Creek” has the meaning set out in the recitals to this Agreement.

“Time of Delivery” has the meaning set out in Section 2.2(c).

“Transfer” has the meaning set forth in Section 10.3.

“Vendor” has the meaning set out in the recitals to this Agreement.

“Vendor Event of Default” has the meaning set out in Section 12.1.

“Vendor Offer” has the meaning set out in Section 9.1(a).

1.2                               Certain Rules of Interpretation

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires:

(a)                                  the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)                                 references to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c)                                  headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)                                 where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”;

(e)                                  the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party;

(f)                                    unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders;

(g)                                 a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation;

(h)                                 in this Agreement a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Mountain time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Mountain time) on the next Business Day;

(i)                                     unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to United States of America dollars; and

(j)                                     the following schedules are attached to and form part of this Agreement:

Schedule A1	-	Vendor Representations and Warranties

Schedule A2	-	Thompson Creek Representations and Warranties
Schedule A3	-	Purchaser Representations and Warranties
Schedule A4	-	Royal Gold Representations and Warranties
Schedule B	-	Description of Milligan Property (with Maps)
Schedule C1	-	Form of Security Agreement for Milligan Property
Schedule C2	-	Form of Security Agreement for Personal Property
Schedule C3	-	Form of Security Agreement - Floating Charge
Schedule D	-	Development Program and Scheduled Deposits
Schedule E	-	Permitted Encumbrances
Schedule F	-	Provisional Payment Illustration

Article 2
PURCHASE AND SALE

2.1                               Purchase and Sale of Refined Gold

(a)                                  Subject to and in accordance with the terms of this Agreement, the Vendor hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Vendor, an amount of Refined Gold equal to the Designated Percentage of Produced Gold, free and clear of all Encumbrances.

(b)                                 For each sale of Refined Gold pursuant to Section 2.1(a), the amount of Produced Gold used as the basis for calculating the Designated Percentage of Produced Gold shall be determined by the amount of contained gold in the Minerals received at the Offtaker as determined by the Offtaker Documents.  Produced Gold shall not be reduced for, and the Purchaser shall not be responsible for, any Refining Adjustments.

2.2                               Delivery Obligations

(a)                                  The Vendor will sell and Deliver to Purchaser the Refined Gold as contemplated in Section 2.1(a) within two Business Days following the date of the relevant Gold Payment.  In the event a Gold Payment consists of a provisional payment, then:

(i)                                     if such Gold Payment represents a provisional payment in respect of a Lot under a Mineral Offtake Agreement that is made in the form of Refined Gold, the Vendor shall sell and Deliver to the Purchaser Refined Gold equal to the Designated Percentage of Produced Gold for such Lot multiplied by the applicable provisional payment percentage specified in such Mineral Offtake Agreement;

(ii)                                  if such Gold Payment represents a provisional payment in cash in respect of a Lot under a Mineral Offtake Agreement, the Vendor shall sell and Deliver to the Purchaser Refined Gold equal to the Designated Percentage of Produced Gold (based on the Produced Gold identified on the provisional settlement sheet provided by the Offtaker for such Lot) multiplied by the applicable Lot Provisional Percentage;

(iii)                               *[Redacted]*;

(iv)                              in respect of a Gold Payment that represents the final settlement payment under a Mineral Offtake Agreement for any Lot for which the Vendor previously Delivered Refined Gold to the Purchaser in connection with a provisional Gold Payment pursuant to Section 2.2(a)(i), 2.2(a)(ii) or 2.2(a)(iii) above, the Vendor shall sell and Deliver to the Purchaser Refined Gold in an amount equal to the amount by which the Designated Percentage of Produced Gold determined pursuant to the final settlement with respect to such Lot exceeds the Refined Gold previously Delivered to the Purchaser in respect of such Gold Payment pursuant to Sections 2.2(a)(i), 2.2(a)(ii) or 2.2(a)(iii) above, as supported by the documentation provided pursuant to Section 2.3, provided, that, if such difference is negative, then the Vendor shall only be entitled to set off and deduct such excess amount of Refined Gold from the next required Deliveries by the Vendor under this Agreement until it has been fully offset against Deliveries to the Purchaser of Refined Gold pursuant to Sections 2.2(a)(i), 2.2(a)(ii) and 2.2(a)(iii); and

(v)                                 Schedule F sets forth an illustration of the determination of Refined Gold to be Delivered to the Purchaser in the case of a provisional Gold Payment described in Sections 2.2(a)(ii) and 2.2(a)(iii) above and the Gold Payment representing a final settlement payment in respect of the same Lot.

For the avoidance of doubt, in the event that the Vendor does not Deliver Refined Gold to the Purchaser in connection with a provisional Gold Payment with respect to any Lot, the Vendor will effect the sale to the Purchaser of Refined Gold with respect to such Lot as contemplated in Section 2.1(a) within two Business Days following the date of the Gold Payment in the form of a final settlement for such Lot.

(b)                                 Vendor shall sell and Deliver to the Purchaser all Refined Gold to be sold and Delivered under this Agreement by way of Delivery to the metal account or accounts designated by the Purchaser from time to time in North America, the United Kingdom or Switzerland or such other location as is mutually agreed by the Parties (the “Purchaser Gold Delivery”).

(c)                                  Delivery of Refined Gold to the Purchaser shall be deemed to have been made at the time on the date of Delivery of Refined Gold in the designated metal account of the Purchaser pursuant to paragraph (b) (the “Time of Delivery” on the “Date of Delivery”). Title to, and risk of loss of, Refined Gold shall pass from Vendor to the Purchaser at the Time of Delivery. All costs and expenses pertaining to

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934.  The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

each Delivery of Refined Gold by Vendor to the Purchaser shall be borne by Vendor.

(d)                                 Vendor hereby represents and warrants to the Purchaser that, notwithstanding the Vendor’s prior sale to Offtaker of Minerals from which the relevant Refined Gold is derived, at each Time of Delivery (i) Vendor will be the legal and beneficial owner of the Refined Gold that is Delivered to a metal account of the Purchaser, (ii) Vendor will have good, valid and marketable title to such Refined Gold, and (iii) such Refined Gold will be free and clear of all Encumbrances.

(e)                                  The Parties acknowledge that Vendor shall be entitled but shall not be obliged to sell or Deliver to the Purchaser the Refined Gold physically resulting from gold mined, produced, extracted or otherwise recovered from the Milligan Property, and for greater certainty, shall be entitled to sell and Deliver Refined Gold that is otherwise obtained by the Vendor for the purpose of making such sale and Delivery to the Purchaser.

2.3                               Statements

Vendor shall notify the Purchaser in writing of a Purchaser Gold Delivery, no later than the Time of Delivery, by delivery of a statement to the Purchaser that includes:

(a)                                  the calculation of the number of ounces of Refined Gold credited or physically Delivered;

(b)                                 the Offtaker Documents on which the calculation is based;

(c)                                  the Date of Delivery and estimated Time of Delivery;

(d)                                 the Gold Purchase Price for such Refined Gold; and

(e)                                  the Mineral Offtake Agreement under which such delivery was made.

2.4                               Gold Purchase Price

The Purchaser shall pay to the Vendor a purchase price for each ounce of Refined Gold sold and Delivered by the Vendor to the Purchaser under this Agreement (the “Gold Purchase Price”) equal to:

(a)                                  prior to the Deposit Reduction Time, the Reference Price, payable by wire transfer up to the amount of the Fixed Price; and, if such Reference Price is greater than the Fixed Price, payable by applying an amount equal to the difference between such Reference Price and the Fixed Price against the Payment Deposit in order to reduce the outstanding balance of the Payment Deposit, as set forth in the Deposit Record, until the outstanding balance of the Payment Deposit has been reduced to nil; and

(b)                                 from and after the Deposit Reduction Time, the lesser of the Fixed Price and the Reference Price, payable by wire transfer.

2.5                               Payment

Payment by the Purchaser for each Delivery of Refined Gold shall be made no later than two Business Days after the applicable Purchaser Gold Delivery by wire transfer to a bank account of the Vendor designated in accordance with Section 15.2.

2.6                               Sales Tax

All federal, provincial, state and foreign sales and transfer taxes, sales and use taxes, goods and services taxes, value-added taxes, duties, fees, registration charges or other like charges (“Sales Taxes”) which are properly payable in connection with the purchase and sale of the Refined Gold contemplated by this Agreement shall be borne by the Party responsible for such Sales Taxes under the Applicable Law.  Each party shall cause to be filed as required by it under Applicable Law all tax returns and other documentation, at its own expense, with respect to such Sales Taxes.

Article 3
DEPOSIT

3.1                               Payment Deposit

The Purchaser hereby agrees to pay a cash deposit of US$311,500,000 to be applied against the Gold Purchase Price, on and subject to the terms of this Agreement (the “Payment Deposit”).  The Purchaser shall only have the right to demand refund or repayment of all or any outstanding balance of the Payment Deposit as provided in Section 3.7 or as otherwise specifically provided in this Agreement.

3.2                               Initial Deposit

The Purchaser hereby agrees to pay US$226,500,000 of the Payment Deposit by wire transfer to the Vendor on the Effective Date (this portion of the Payment Deposit being the “Initial Deposit”).

3.3                               Scheduled Deposits

The Purchaser hereby agrees to pay US$85,000,000 of the Payment Deposit (this portion of the Payment Deposit being the “Scheduled Deposits”, and each partial payment thereof a “Scheduled Deposit”) to the Vendor by way of cash deposits in accordance with Article 5.  Once a Scheduled Deposit has been paid, such Scheduled Deposit shall be referred to herein as a “Paid Scheduled Deposit.”

3.4                               No Interest

No interest shall be payable on the Payment Deposit.

3.5                               Use of Payment Deposit

It is agreed and acknowledged that Thompson Creek and the Vendor shall only use the Payment Deposit as follows:

(a)                                 the Initial Deposit will be used as a portion of the consideration payable to shareholders of Vendor by Thompson Creek in connection with the Acquisition; and

(b)                                 the Scheduled Deposits will be used for Vendor’s funding requirements with respect to the Development pursuant to the Development Program.

3.6                               Deposit Record

The Vendor shall, at all times, maintain a record of the Payment Deposit under this Agreement (the “Deposit Record”), which shall be stated in US$ and the balance thereof shall be equal to:

(Initial Deposit) + (all Paid Scheduled Deposits) – (all reductions of the Payment Deposit in accordance with Section 2.4, 3.7 or otherwise)

3.7                               Deposit at Expiry of Initial Term

Vendor shall pay any outstanding balance of the Payment Deposit, as evidenced by the Deposit Record, by wire transfer to the Purchaser within 45 days after the expiry of the Initial Term, and shall provide a detailed calculation of the Deposit Record on the expiry of the Initial Term (other than the expiry of the Term due to termination of this Agreement under Section 12.2 or Section 13.2) unless the Vendor has sold and Delivered to the Purchaser an amount of Refined Gold sufficient to reduce the balance of the Payment Deposit, as set forth in the Deposit Record, to nil as calculated in accordance with Section 3.6.

Article 4
DELIVERIES

4.1                               Deliveries of Vendor

The Vendor hereby agrees to deliver to the Purchaser the following concurrent with execution and delivery of this Agreement:

(a)                                 an executed certificate of a senior officer of Vendor in form and substance satisfactory to the Purchaser, acting reasonably, dated as of the Effective Date, as to: (i) resolutions of the board of directors or other comparable authority of Vendor authorizing the execution, delivery and performance of this Agreement, and the Security Agreements and the transactions contemplated hereby, (ii) the names, positions and true signatures of the persons authorized to sign this Agreement and the Security Agreements on behalf of Vendor, and (iii) such other matters pertaining to the transactions contemplated hereby as the Purchaser may reasonably require;

(b)                                 as security for the performance of its obligations to the Purchaser under this Agreement, the executed Security Agreements in substantially the form attached as Schedules C1, C2 and C3 (the “Security Agreements”), which Security Agreements shall have been registered, filed or recorded in all offices, and all actions shall have been taken, that may be prudent or necessary to preserve, protect or perfect the security interest of the Purchaser under the Security

Agreements.  Without limiting the foregoing, the Security Agreements on the Milligan Property shall also be registered in: (i) British Columbia’s Mineral Titles Online Registry against each of the Mineral Claims and Mineral Leases that are part of the Milligan Property, (ii) British Columbia’s Personal Property Registry against all personal property of Vendor, and (iii) in the Land Title Office with respect to any Surface Rights that are registered in the Land Title Office from time to time, in which case the Vendor will grant to the Purchaser a mortgage over its interest in such Surface Rights as security for the performance of its obligations to the Purchaser under this Agreement in a form acceptable to the Parties, acting reasonably;

(c)                                  a favourable legal opinion, in form and substance satisfactory to the Purchaser, acting reasonably, dated as of the Effective Date, from legal counsel to Vendor as to (i) the legal status of Vendor, (ii) the corporate power and authority of Vendor to execute, deliver and perform this Agreement and the Security Agreements, (iii) the execution and delivery of this Agreement and the enforceability of this Agreement against the Vendor, (iv) such legal opinions relating to the security granted in favour of the Purchaser as Purchaser may reasonably request, and (v) such other legal opinions that the Purchaser may reasonably request; and

(d)                                 evidence of arrangements, satisfactory to the Purchaser, for the satisfaction and discharge of the following charges in favour of the Bank of Montreal and related obligations of the Vendor:

(i)                                     Base Registration No. 478928E in the British Columbia Personal Property Registry;

(ii)                                  Registration No. 123380 in the Nunavut Personal Property Registry;

(iii)                               Registration No. 2008/07039 14865 in the Yukon Personal Property Registry; and

(iv)                              Registration No. 625251 in the Northwest Territories Personal Property Registry.

4.2                               Deliveries of Purchaser

Purchaser hereby agrees to deliver to Vendor the following concurrent with execution and delivery of this Agreement:

(a)                                 wire transfer of funds to or to the direction of Vendor equal to the Initial Deposit;

(b)                                 a certificate of a senior officer of the Purchaser, in form and substance satisfactory to Vendor, acting reasonably, as to: (i) the resolutions of the board of directors of the Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) the names, positions and true signatures of the persons authorized to sign this Agreement on behalf of the Purchaser, and (iii) such other matters pertaining to the transactions contemplated hereby as Vendor may reasonably require; and

(c)                                  a favourable legal opinion, in form and substance satisfactory to Vendor, acting reasonably, from external legal counsel to the Purchaser as to (i) the legal status of the Purchaser, (ii) the corporate power and authority of the Purchaser to execute, deliver and perform this Agreement, (iii) the execution and delivery of this Agreement and the enforceability of this Agreement against the Purchaser, and (iv) such other legal opinions as the Vendor may reasonably request.

Article 5
PAYMENT OF SCHEDULED DEPOSITS

5.1                               Achievement of Deposit Events

Vendor may, from time to time, demand payment by Purchaser to Vendor of a Scheduled Deposit in accordance with the requirements set forth in Schedule D (a “Deposit Event”) by providing to the Purchaser and the Independent Engineer a statement containing the following at least 10 calendar days prior to the relevant Deposit Event:

(a)                                 the date of the Deposit Event;

(b)                                 an accounting of the amount of Project Costs to date contributed by each of Purchaser, Vendor, and any third party funding the Development;

(c)                                  an estimate of the amount of Project Costs necessary to complete the Development in accordance with the Development Program and any modifications thereto;

(d)                                 a current calculation of the Purchaser’s Pro Rata Share of Funding;

(e)                                  Vendor’s forecast of the total Project Costs to be incurred during the period of time encompassing the corresponding Scheduled Deposit;

(f)                                   the amount of United States dollars requested for the corresponding Scheduled Deposit;

(g)                                  the anticipated uses for the corresponding Scheduled Deposit; and

(h)                                 the expected date of the next ensuing Deposit Event.

5.2                               Payment of Scheduled Deposits

Subject to Section 5.3, Purchaser shall pay the Vendor the Scheduled Deposit under a Deposit Event by wire transfer no later than one Business Day following the date upon which the corresponding Deposit Event occurs to a bank account of Vendor designated in accordance with Section 15.2.

5.3                               Closing Conditions for Payment of Scheduled Deposits

The obligation of the Purchaser to make a Scheduled Deposit payment in accordance with a Deposit Event is subject to the satisfaction of the following conditions:

(a)                                 the Vendor shall have delivered to Purchaser the relevant statement described in Section 5.1;

(b)                                 the Vendor shall have delivered to the Purchaser an executed certificate of a senior officer of the Vendor certifying (and evidencing in the case of (iv) and (v) below) that, as of the Deposit Event:

(i)                                     the representations and warranties made by the Vendor and Thompson Creek set forth in Schedule A1 and Schedule A2 and in the Security Agreements, remain true and correct in all material respects on and as of such date;

(ii)                                  no Vendor Event of Default (or an event which with notice or lapse of time or both would become a Vendor Event of Default) has occurred and is continuing;

(iii)                               except as otherwise previously communicated to the Purchaser and the Independent Engineer, no changes to the Development Program have occurred, the Development is in accordance with the Development Program and the Vendor has not abandoned the Milligan Project;

(iv)                              the Vendor has obtained or has access to sufficient financing to complete the Development (including pursuant to any modifications to the Development Program);

(v)                                 all material Permits have been obtained and are in good standing for the conduct of the activities conducted in the Development Program to date and for the use of funds contemplated by the Deposit Event, and no material Permit has been revoked or rescinded that is necessary for the commencement of commercial production of Minerals from the Milligan Project;

(vi)                              no written notice of any Encumbrance other than a Permitted Encumbrance against the Milligan Property has been received by Vendor; and

(vii)                           no Deposit Suspension Event has occurred and is continuing.

(c)                                  the Purchaser has not received from the Independent Engineer, prior to the date of the Deposit Event, notification that (i) the Development is not in accordance with the Development Program, (ii) the Vendor does not have sufficient Permits to complete the proposed work program represented by the funds under the Deposit Event or that one or more material Permits has been revoked, rescinded or is not in good standing, or (iii) the Purchaser’s Pro Rata Share of Funding set forth in the statement described in Section 5.1 is not correct.

Article 6
TERM

6.1                               Term

(a)                                 The term of this Agreement shall commence on the date of this Agreement and, subject to Sections 12.2, 13.2 and 6.1(b), shall continue until the date that is 50 years after the date of this Agreement (the “Initial Term”) and thereafter shall automatically be extended for successive 10 year periods (each an “Additional Term” and, together with the Initial Term, the “Term”).

(b)                                 This Agreement may be terminated by the Parties on mutual written consent, or as otherwise provided in this Agreement.

Article 7
REPORTING; BOOKS AND RECORDS; INSPECTIONS

7.1                               Monthly Reporting

During the full period in which Development expenditures are being made, the Vendor shall deliver to the Purchaser a Monthly Construction Report on or before the 30th calendar day after the end of each calendar month.  Commencing with the month in which Minerals are first shipped to an Offtaker, the Vendor shall deliver to the Purchaser a Monthly Report on or before the 30th calendar day after the end of each calendar month.

7.2                               Annual Reporting

Within 60 calendar days after the end of each calendar year, Vendor will deliver to the Purchaser an annual report that addresses the following for the Milligan Project:

(a)                                 a statement setting out the most recent estimated gold reserves and resources for the Milligan Property for such calendar year and the assumptions used, including cut-off grade, metal prices and metal recoveries;

(b)                                 a budget, mine operating plan and production forecast of the number of ounces of Produced Gold expected to be produced over the next calendar year, including:

(i)                                     tonnes or tons, types and gold grade of ore to be mined;

(ii)                                  types, tonnes or tons and gold grade of ore to be stockpiled; and

(iii)                               a forecast as to the amount of Minerals expected to be produced over the next year.

7.3                               Additional Reporting Requirements

(a)                                 The Vendor shall provide to Purchaser a copy of any life of mine plan or similar comprehensive operating plan produced by or on behalf of Vendor detailing the production and development plan for the Milligan Property reserves and resource, including all supportive narrative, assumptions and strategies, and any update thereto, within 15 days after any life of mine plan or update is prepared.

(b)                                 The Vendor or its Affiliates shall provide the Purchaser with copies of reserve and resource reports on the Milligan Property from time to time as they become available.

(c)                                  To the extent not otherwise required to be delivered herein, the Vendor shall promptly provide the Purchaser with all feasibility studies and all geological, reserve, engineering and metallurgical and related data and evaluations of the Milligan Project prepared by or for the benefit of the Vendor or otherwise in the possession and control of Vendor which would reasonably be expected to be material to the Purchaser’s interest in the Milligan Project (the “Project Studies”).

(d)                                 The Vendor shall provide to the Purchaser a statement setting out the Deposit Record, including the outstanding balance of the Payment Deposit, as at June 30 and as at December 31 of each calendar year, in each case within 30 days following such date (a “Deposit Record Report”).

7.4                               Books and Records

(a)                                 Vendor and its Affiliates shall, in all material respects, keep true, complete and accurate books and records of all of its operations and activities with respect to the Milligan Project, including the mining and production of Minerals and the treatment, processing, milling, concentrating, transportation and sale of Minerals. Vendor and its Affiliates shall permit the Purchaser and its authorized representatives and agents to perform audits no more than once each year and additional limited reviews and examinations of its books and records and other information relevant to the production, Delivery and determination of Produced Gold and Refined Gold from time to time at reasonable times, all at the Purchaser’s sole risk and expense and upon reasonable notice to confirm compliance with the terms of this Agreement. The Purchaser shall diligently complete any audit or other reviews and examination permitted hereunder.

(b)                                 Vendor shall use reasonable commercial efforts to provide in the terms of relevant Mineral Offtake Agreements a right of Purchaser to have access to and review relevant testing, documents and data of Offtakers and otherwise derived pursuant to relevant Mineral Offtake Agreements in respect of smelting, refining and beneficiation of Minerals.

7.5                               Inspections

Subject at all times to the workplace rules and supervision of Vendor, and provided any rights of access do not interfere with any exploration, development, mining or processing work conducted on the Milligan Property, Vendor shall grant to the Purchaser and its representatives and agents, including, without limitation, the Independent Engineer, at reasonable times and upon reasonable notice and at the Purchaser’s sole risk and, subject to Section 15.1, expense, the right to access and inspect the Milligan Property and to monitor Vendor’s mining and processing operations on the Milligan Project.  The Vendor shall not be responsible for injuries to or damages suffered by the Purchaser and its representatives and agents, including, without limitation, the Independent Engineer, while visiting the Milligan Property unless such injuries or damages are caused or contributed to by the gross negligence or wilful misconduct of the Vendor or its representatives. The Purchaser may avail itself of such right of access a maximum of twice per calendar year, other than as required by the Independent Engineer.  To the extent permitted under Mineral Offtake Agreements, Purchaser and its representatives and agents, including without limitation, the Independent Engineer, shall also have the right to be present or to be represented at any smelter, refinery or other processing facility at which the weighing, sampling and assaying of metals and the calculation of the Refined Gold will be determined (i) at any time that the Vendor or any Affiliate, its representatives or agents is present, provided, that the Vendor or any such Affiliate shall give the Purchaser reasonable advanced notice of any such visit, and (ii) at such other time as the Purchaser may request, provided, that the Purchaser shall give the Vendor reasonable advanced notice of the date on which Purchaser intends to conduct such visit.  Vendor shall grant to the Independent Engineer such access to the Milligan Project and its site, facilities and employees, and to construction and other contractors at such times and on such notice as the Independent Engineer considers reasonable for the performance of the Independent Engineer’s duties with respect to this Agreement.

Article 8
COVENANTS

8.1                               Conduct of Operations

(a)                                 All decisions regarding the Milligan Project, including all decisions concerning the methods, extent, times, procedures and techniques of any (i) exploration, development and mining related to the Milligan Project, including spending on capital expenditures, (ii) leaching, milling, processing or extraction, (iii) materials to be introduced on or to the Milligan Project, and (iv) except as provided herein, the sales of Minerals and terms thereof shall be made by Vendor, in its sole discretion. Without limiting the generality of the foregoing, Vendor shall be permitted to amend the mine plan, process design and/or plant and equipment for the Milligan Project at any time and from time to time in its sole discretion, provided that it is acting in a commercially reasonable manner and not inconsistent with accepted Canadian mining practice.

(b)                                 Notwithstanding Section 8.1(a), Vendor agrees that it shall carry out and perform all mining operations and activities pertaining to or in respect of the Milligan Project in a commercially reasonable manner and in accordance with Applicable Laws, all applicable licences, Permits and other authorizations and accepted mining, processing, engineering and environmental practices prevailing in the Canadian mining industry.

(c)                                  Notwithstanding Section 8.1(a), Vendor and its Affiliates shall operate the Milligan Project as though the Vendor had a full economic interest in all the gold produced from the Milligan Property and shall not consider the economic impact of the Agreement in its reserves and resources calculations or mine planning provided, that the Vendor may seek the Purchaser’s written consent (which consent may be withheld in the Purchaser’s sole discretion) to consider the economic impact of this Agreement with respect to a material expansion of the Milligan Project or the reprocessing of tailings, waste rock or other waste products.

(d)                                 Vendor shall at all times during the Term do all things necessary to maintain the Milligan Property and, subject to Sections 9.1(a)(ii) and 9.1(d)(ii) and 10.3(b), maintain the related Mineral Claims and Mining Leases in good standing, including paying all taxes owing in respect thereof.

(e)                                  Notwithstanding anything else contained in this Section 8.1, nothing in this Agreement shall require Vendor or any of its Affiliates to construct, operate or continue the Milligan Project or to explore or develop the Milligan Project.

8.2                               Preservation of Corporate Existence

Vendor shall at all times during the term of this Agreement do and cause to be done all things necessary or advisable to maintain its corporate existence.

8.3                               Processing/Commingling

The Vendor may, and may cause each of its Affiliates to, process Other Minerals through the Milligan Facilities in priority to, or commingle Other Minerals with, Minerals mined, produced, extracted or otherwise recovered from the Milligan Property, provided: (i) Vendor (or such Affiliate) has adopted and employs best industry practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), (ii) the Purchaser has approved the Commingling Plan, such approval not to be unreasonably withheld, and (iii) Vendor or such Affiliate keeps records required by the Commingling Plan.

8.4                               Mineral Offtake Agreements

(a)                                 During the Term, the Vendor shall deliver, and (subject to Section 2.1(a)) Vendor shall sell, all Minerals that contain Produced Gold to an Offtaker pursuant to a Mineral Offtake Agreement, in such quantity, description and amounts and at such times and places as required under and in accordance with a Mineral Offtake Agreement.

(b)                                 Vendor shall take commercially reasonable steps to ensure that it has sufficient Mineral Offtake Agreements to efficiently recover gold as and when Minerals are produced from the Milligan Project.  Vendor shall use commercially reasonable efforts to cause the market price for determination of any and all Refined Gold (including under provisional payments) sold by Vendor under each Mineral Offtake Agreement to be based on an average set by the London Bullion Market Association (or any successor thereto) or such other benchmark on such gold market as the Parties may mutually agree.  Vendor shall provide the Purchaser with a final signed copy of any Mineral Offtake Agreement within ten Business Days after the execution thereof.

(c)                                  Vendor shall take commercially reasonable steps to enforce its rights and remedies under each Mineral Offtake Agreement with respect to any breaches of the terms thereof relating to the timing and amount of payments for gold to be made thereunder. Vendor shall notify the Purchaser in writing when any dispute arising out of or in connection with any such Mineral Offtake Agreement is commenced in respect of Minerals and shall provide the Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.  Vendor shall notify the Purchaser in writing upon the occurrence of any force majeure or similar provision under any Mineral Offtake Agreement and shall provide the Purchaser with timely updates of the status thereof.

(d)                                 The Vendor shall use its commercially reasonable efforts to cause each Mineral Offtake Agreement to provide for provisional Gold Payments in the form of Refined Gold, which for purposes of this Section 8.4(d) does not include paying to an Offtaker greater consideration for its services than would be payable for a provisional payment that was in the form of cash.

8.5                               Insurance

(a)                                 Vendor shall maintain with reputable insurance companies insurance with respect to the Milligan Project and for the construction, development and operations on and in respect of the Milligan Project against such casualties and contingencies and of such types and in such amounts as is customary in the Canadian mining industry for similar operations.

(b)                                 Vendor shall ensure that each shipment of Produced Gold is adequately insured, in such amounts and with such coverage as is customary in the Canadian mining industry, until the time that risk of loss and damage for such Produced Gold is transferred to the Offtaker pursuant to a Mineral Offtake Agreement.

(c)                                  Where the Vendor or its Affiliate receives payment under any insurance policy in respect of a shipment of Produced Gold that is lost or damaged after leaving the Milligan Project and before the risk of loss or damage is transferred to the Offtaker, the Vendor shall sell and Deliver to the Purchaser (without duplication to the extent previously sold and Delivered to the Purchaser by the Vendor) pursuant to Sections 2.1 and 2.4, an amount of Refined Gold having a value equal to 25% of the amount of the insurance payment received by the Vendor and its Affiliates in respect of Produced Gold in such shipment.

8.6                               Permitted Financings and Permitted Encumbrances

(a)                                 With respect to any one or more secured Financings that either the Vendor or its Affiliates arranges for the Milligan Project from time to time, or that are secured against or by the assets of the Milligan Project, the Vendor agrees that any such Financing shall provide that the Lenders (or any agent or trustee that holds the Lender Security) will agree to enter into an intercreditor agreement with the Purchaser that will be acknowledged by the Vendor, and such intercreditor agreement will be on terms reasonable in the syndicated secured lending market prevailing at the time such intercreditor agreement is negotiated taking into account the purpose and comparative size of the Financing and that such intercreditor agreement shall contain the following terms:

(i)                                     an acknowledgment that the Purchaser will hold a first-perfected security interest in the Designated Percentage of Produced Gold and all proceeds thereof registered pursuant to the Personal Property Security Act (British Columbia) (the “Gold Security Interest”),

(ii)                                  provisions reflecting the subordination of the Purchaser’s security interest in the assets of the Vendor (other than the Gold Security Interest) to the Lender Security and limiting the enforcement of the Purchaser’s security interest by inclusion of a standstill provision whereby the Purchaser agrees not to exercise or continue to exercise, as applicable, remedies against the Vendor and its Affiliates or the assets of the Vendor or its Affiliates for a defined period of time, which period shall be not less than 120 days from the date on which the Lenders are notified of the event of default under this Agreement or any document, instrument or agreement delivered pursuant hereto, and that such standstill period shall continue for so long as the Lenders are then acting diligently and in good faith with respect to all or any material portion of the Lender Security or attempting diligently and in good faith to vacate any stay or prohibition against such exercise, in each case at the expiration of such period; provided however, that such standstill shall not in any way affect the Purchaser’s rights with respect to the Gold Security Interest or prevent the Purchaser from filing (A) a proof of claim in any bankruptcy or other insolvency proceedings or (B) responsive pleadings to any objections to Purchaser’s claim in connection with such bankruptcy or other insolvency proceeding,

(iii)                               the amount of the Financing having priority over the Purchaser’s security interest in the assets of the Vendor (other than the Gold Security Interest) pursuant to such intercreditor agreement shall not be limited in any respect,

(iv)                              an agreement by the Purchaser that, in the event of a bankruptcy or other insolvency proceeding of the Vendor or its subsidiaries, whether voluntary or involuntary, (A) if Lenders were to desire to consent to the use of their cash collateral or to consent to the Vendor or any other subsidiary obtaining debtor in possession financing (a “DIP Financing”), then Purchaser would agree to not raise any objection to such use of such cash collateral or to such DIP Financing and would subordinate its liens on the Collateral (other than the Gold Security Interest) to any such DIP Financing on the same terms (but on a basis junior to the liens of Lenders that are participating as lenders in such DIP Financing) as the prepetition liens of the Lenders are subordinated thereto; provided, that, if the Lenders were to be granted adequate protection in the form of replacement liens on any of the assets constituting Collateral, then the Purchaser may seek adequate protection in the form of a replacement lien on the same assets but subordinated to the liens securing the Financing and the DIP Financing, and (B) the Purchaser would not raise any objection or opposition to any sale of assets consented to by the Lenders or made in connection with the enforcement of rights by the Lenders in the Collateral (other than the Gold Security Interest); provided, that the proceeds of all such sales shall become subject to the liens securing the obligations owed to Purchaser to the same extent as any assets so disposed,

(v)                                 additional reasonable terms and provisions which, in the event of a bankruptcy or other insolvency proceeding by or against the Vendor or any of its subsidiaries, (A) limit the Purchaser’s rights to seek adequate protection of its security interest in the Collateral (other than the Gold Security Interest); provided, that, if the Lenders were to be granted adequate protection in the form of replacement liens on any of the assets constituting Collateral, then the Purchaser may seek adequate protection in the form of a replacement lien on the same assets but subordinated to the liens securing the Financing and the DIP Financing and (B) prohibit the Purchaser from seeking relief from any stay granted as a result of the filing of a bankruptcy or other insolvency proceeding,

(vi)                              an agreement by the Lenders not to contest the validity of the Gold Security Interest, and an agreement by each of the Lenders and the Purchaser not to contest the validity of the other party’s security interest in any of the assets of the Vendor or its affiliates,

(vii)                           an agreement by each of the Purchaser and the Lenders to promptly notify the other party in writing of any material breach under this Agreement or any event of default as defined in any document, instrument or agreement delivered in connection with this Agreement or any event of default as defined in any document, instrument or agreement delivered in connection with the Financing, as applicable, and

(viii)                        an agreement by the Lenders that, in any realization upon the Lender Security during the continuance of an event of default with respect to the Financing, they will not convey or approve a transfer of any mineral tenures necessary or desirable for the extraction of gold at the Milligan Property without requiring such transferee to agree in writing that its interests in such mineral tenures are subject to the obligations of the Vendor under this Agreement.

The parties agree that in considering the reasonableness of any intercreditor agreement which the Vendor proposes to the Purchaser in connection with any Financing, each of the foregoing shall be considered valid and material considerations.

(b)                                 As and when the Vendor considers any Financing, where an intercreditor agreement is or may be required, the Vendor will notify the Purchaser and, as soon as practicable following the Vendor’s receipt of the initial draft of the intercreditor agreement, provide such initial draft to the Purchaser accompanied by all material details of the Financing and the proposed Lender Security that are reasonably necessary for the Purchaser to consider the reasonableness of the proposed intercreditor agreement (a “Proposed Intercreditor Agreement”).  The Purchaser shall have five Business Days following its receipt of any Proposed Intercreditor Agreement to notify the Vendor that it accepts or rejects the Proposed Intercreditor Agreement.  If the Purchaser rejects the Proposed Intercreditor Agreement or any aspect thereof, the Purchaser, acting in good faith, shall participate in negotiations with the proposed Lenders in a bona fide effort to finalize such intercreditor agreement.  For purposes of this Section 8.6, the revised version of the intercreditor agreement that the proposed Lenders and the Vendor would be prepared to enter into in accommodation of the Purchaser pursuant to the immediately preceding sentence shall be referred to hereafter as the “Intermediate Intercreditor Agreement”.  If, within ten Business Days following the date on which the Purchaser shall have notified the Vendor that it has rejected the Proposed Intercreditor Agreement, the Purchaser and the proposed Lenders have not finalized the terms of an intercreditor agreement, Vendor shall provide to Purchaser the Intermediate Intercreditor Agreement on such tenth Business Day, and on the Business Day following the Purchaser’s receipt of the Intermediate Intercreditor Agreement, the Purchaser shall (i) notify the Vendor of the provisions or aspects of the Intermediate Intercreditor Agreement which it considers unreasonable, and (ii) provide Vendor with a modified version of the Intermediate Intercreditor Agreement that it would be prepared to execute (the “Stipulation and Proposal”).  A failure of the Purchaser to notify the Vendor by the end of the fifth Business Day following the Purchaser’s receipt of the Proposed Intercreditor Agreement that it rejects the Proposed Intercreditor Agreement or any aspect thereof shall be construed as an acceptance of the Proposed Intercreditor Agreement, and a failure of the Purchaser to provide the Stipulation and Proposal on the Business Day following the Purchaser’s receipt of the Intermediate Intercreditor Agreement shall be construed as an acceptance of the Intermediate Intercreditor Agreement; and, in either instance, the Purchaser shall thereafter be bound to execute and deliver the applicable intercreditor agreement in furtherance of the Financing.

(c)                                  In any case where the Purchaser and the proposed Lenders have been unable to finalize an intercreditor agreement as set forth above, the Vendor may submit the matter to the expedited arbitration process set forth in Annex 2 for a determination of whether the Purchaser has established by a preponderance of the evidence that the Intermediate Intercreditor Agreement was unreasonable, measured by the terms set forth in Section 8.6(a) and any other criteria which the arbitrator considers relevant or material.

(d)                                 In the event that the arbitrator determines that the Intermediate Intercreditor Agreement was not unreasonable, the Purchaser shall, upon the Vendor’s request, execute and deliver the Intermediate Intercreditor Agreement.

(e)                                  Notwithstanding any of the foregoing:  (i) any Financing that the Vendor arranges for assets (including without limitation, mobile mining equipment, motor vehicles and office equipment) subject to operating leases or purchase money financing or other similar financing arrangements shall also be entitled to priority over the Purchaser’s security interest with respect to such assets under the Security Agreements (other than the Gold Security Interest) and there shall be no requirement for any such lessor or lender to enter into an intercreditor agreement with the Purchaser; and (ii) the Purchaser’s security interest in any asset of the Vendor under any of the Security Agreements and any existing intercreditor agreements related thereto (other than the Gold Security Interest and any provision of any intercreditor agreement related thereto) shall terminate upon the Deposit Reduction Time, at which time, except for intercreditor agreements relating to the Gold Security Interest which shall be no less favourable to the Lenders than the intercreditor agreements previously entered into hereunder, there will be no further requirement under this Section 8.6 for the Lenders to enter into intercreditor agreements.

(f)                                    The security interests referred to in this Section 8.6 which are registered in the (i) Personal Property Security Registry; (ii) British Columbia’s Mineral Titles Online Registry, and (iii) Land Title Office with respect to any Surface Rights that are registered in the Land Title Office from time to time shall be deemed to be Permitted Encumbrances.

8.7                               Confidentiality

(a)                                  Each Party (a “Receiving Party”) agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose, the terms contained in this Agreement and all information (whether written, oral or in electronic format) received or reviewed by it as a result of or in connection with this Agreement, including any draft or final technical reports provided under Section 7.3, any Mineral Offtake Agreement provided under Section 8.4(a) and the information received by it pursuant to the Confidentiality Agreement (“Confidential Information”), provided that a Receiving Party may disclose Confidential Information in the following circumstances:

(i)                                     to its auditor, legal counsel, lenders, brokers, underwriters and investment bankers and to persons with which it is considering or intends to enter into a transaction for which such Confidential Information would be relevant, provided that such persons are advised of the confidential nature of the confidential information, undertake to maintain the confidentiality of it and are strictly limited in their use of the confidential information to those purposes necessary for such persons to perform the services for which they were, or are proposed to be, retained by the Receiving Party or to consider or effect the applicable transaction, as applicable;

(ii)                                  subject to Section 8.7(c), where that disclosure is necessary to comply, in a Party’s reasonable judgment, with Applicable Laws, including rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the Canadian Securities Administrators (the “CSA”), a

provincial securities commission, court order or the policies of any relevant stock exchange, provided that such disclosure is limited to only that Confidential Information so required to be disclosed and that the Receiving Party will have evaluated the availability of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled and sought such treatment for portions of such documents it reasonably believes are eligible for such treatment;

(iii)                               for the purposes of the preparation of an Auditor’s Report under Section 15.4 or any arbitration proceeding commenced under Section 15.5;

(iv)                              where such information is already widely known by the public other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement and the Confidentiality Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations;

(v)                                 with the consent of the disclosing Party; and

(vi)                              to those of its and its Affiliates’ directors, officers, employees, representatives and agents who need to have knowledge of the Confidential Information;

(b)                                 Each Party shall ensure that its and its Affiliates’ employees, directors, officers, representatives and agents and those persons listed in Section 8.7(a)(i) are made aware of this Section 8.7 and the Confidentiality Agreement and comply with the provisions hereof and thereof. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such persons.

(c)                                  The Vendor hereby acknowledges that the Purchaser will be required to file this Agreement on EDGAR and SEDAR in order to comply with Applicable Laws, including the rules and regulations of the SEC and the CSA.  Purchaser hereby agrees that, prior to such filing, it shall consult in good faith with the Vendor regarding redactions, if any, that are permitted to be made to this Agreement as filed on EDGAR pursuant to Applicable Law, including the rules and regulations of the SEC; provided, however, that the final determination of such redactions, if any, shall be made in the Purchaser’s sole discretion.  If in order to comply with Applicable Laws, including rules or regulations promulgated by the CSA, the Vendor is required to file this Agreement on SEDAR, the Vendor shall notify the Purchaser of such requirement at least two Business Days prior to the last date to file on SEDAR, and the Parties shall consult in good faith with the Vendor regarding redactions, if any, that are permitted to be made to this Agreement as filed on SEDAR pursuant to Applicable Law, including the rules and regulations of the CSA; provided, however, that the final determination of such redactions, if any, shall be made in the Vendor’s sole discretion.

(d)                                 Vendor and the Purchaser will consult with each other before issuing any press release concerning the execution of this Agreement or otherwise making any public disclosure concerning the execution of this Agreement and shall not issue any such press release or make any such public disclosure before receiving the consent of the other party.  Nothing in this Section 8.6(d) prohibits any party from making a press release or other disclosure that is, in a Party’s reasonable judgement, required by Applicable Laws or by the policies of any stock exchange if the party making the disclosure has first used its commercially reasonable efforts to consult the other party with respect to the timing and content thereof.

8.8                               Compliance with Law

(a)                                  The Vendor shall materially comply with all Applicable Laws relating to the Vendor’s operations on or with respect to the Milligan Property, including but not limited to Environmental Laws; provided, however, the Vendor shall have the right to contest enforcement actions and any allegations of infringement of the same in its discretion.  The Vendor shall timely and fully perform in all material respects all environmental protection and reclamation activities required pursuant to Applicable Laws, including but not limited to Environmental Laws, on or with respect to the Milligan Property

(b)                                 Each of the Parties agrees that it will comply with the Corruption of Foreign Public Officials Act (Canada) in connection with its dealings relating to this Agreement and the Milligan Project.

8.9                               Unprocessed Ore

The Vendor hereby agrees that it shall not (i) sell unprocessed ore from the Milligan Property, or (ii) enter into any agreement to toll process ores at facilities owned by third parties (other than Affiliates of the Vendor), in each case without the prior written consent of the Purchaser, which consent may not be unreasonably withheld.

Article 9
RIGHT OF FIRST OFFER

9.1                               Right of First Offer on Gold Interest

(a)                                  Subject to Section 10.4, if

(i)                                     at any time and from time to time, Vendor or any of its Affiliates wishes to offer for sale to any third party or, following an offer by a third party to purchase (A) a gold royalty on production from the Milligan Property, (B) an amount of gold based on production from any portion of the Milligan Property, or (C) any participating interest in gold based on production from the Milligan Property, or

(ii)                                  the Vendor wishes to terminate or not renew a Mineral Claim or Mining Lease from any portion of the Milligan Property,

((i) and (ii) collectively, a “Milligan Gold Right”)

then the Vendor shall, by notice in writing to the Purchaser, first offer to sell such Milligan Gold Right to the Purchaser at the price and upon substantially the terms that the Vendor proposes to offer or accept from a third party (which offer the Vendor shall promptly provide to the Purchaser) (the “Vendor Offer”). Notwithstanding anything to the contrary herein, if the Milligan Gold Right represents less than 25% of the fair market value of the assets the Vendor wishes to offer for sale to a third party, then this Section 9.1(a) shall not apply to such offer to sell to a third party.

(b)                                 Upon receipt of a Vendor Offer, the Vendor and the Purchaser shall negotiate in good faith for a period of up to 45 days commencing on the date of delivery by the Vendor to the Purchaser of the Vendor Offer (the “Negotiation Period”) the definitive terms of an agreement for the Milligan Gold Right which is the subject of the Vendor Offer (the “Definitive Agreement”).

(c)                                  If, during the Negotiation Period, the Vendor and the Purchaser agree on the terms of the Definitive Agreement, then the Vendor and the Purchaser shall enter into the Definitive Agreement and proceed to close the transaction as soon as commercially reasonable thereafter pursuant to the terms of such Definitive Agreement.

(d)                                 If, during the Negotiation Period, the Vendor and the Purchaser are unable to agree on the terms of, and enter into, the Definitive Agreement, then, on the earlier of (i) the last day of the Negotiation Period, and (ii) the day on which the Vendor and the Purchaser agree that negotiations have ended,

(i)                                     the Vendor may commence negotiations with a third party for the sale of the Milligan Gold Right which is the subject of the Vendor Offer, and, either directly or through an Affiliate, sell the Milligan Gold Right that is the subject of the Vendor Offer to a third party, provided that the terms of sale are no more favourable to such third party than those offered to the Purchaser in the Vendor Offer, or

(ii)                                  in the case of the termination or non-renewal of a Mineral Claim or Mining Lease, the Vendor may terminate or choose not to renew such Mineral Claim or Mining Lease.

(e)                                  For the avoidance of doubt, this Section 9.1 shall not apply to any (i) gold spot sales, gold forward sales or options or other gold sales or gold loans to a financial institution or bullion bank, (ii) internal transfers among Vendor and its Affiliates, provided that any such transfer complies with Section 8.4(a), (iii) a sale of all or substantially all of the Milligan Property or of the Milligan Project or a sale of substantially all of the assets of the Vendor, (iv) the sale of an equity interest in the Vendor, or (v) any Mineral Offtake Agreement.

Article 10
TRANSFERS AND ASSIGNMENTS

10.1                        General.

No Party may sell, transfer, assign, convey, grant any right, title or interest in or to, or otherwise dispose of, this Agreement, in whole or in part, or its rights under this Agreement, in whole or in part (and Vendor may not effectuate such an assignment under the Security Agreements), and Thompson Creek and Vendor may not effectuate a Transfer (any such assignment or Transfer referred to herein as an “Assignment”) except to the extent such Assignment complies with this Article 10, including the conditions set forth in this Section 10.1.  Any Party making an Assignment hereunder shall be referred to as an “Assignor”.

(a)                                  Any assignee pursuant to an Assignment (an “Assignee”) must execute an instrument in writing by which it expressly assumes any and all of the obligations of the Assignor pursuant to the Assignment, and the failure of any such Assignee to execute such a written instrument shall mean that the Assignment is null and void.

(b)                                 Any Assignor must provide all other Parties hereunder no less than twenty (20) Business Days advance written notice of a proposed Assignment.

(c)                                  Upon completion of an Assignment by an Assignor in compliance with this Article 10, (i) if the Assignor is either the Vendor or Thompson Creek, then the Purchaser and Royal Gold shall release such Assignor from its obligations under this Agreement or the Security Agreements (in the case of an Assignment by the Vendor under the Security Agreements), and (ii) if the Assignor is either the Purchaser or Royal Gold, then the Vendor and Thompson Creek shall release such Assignor from all further obligations under this Agreement, in each case in a form reasonably acceptable to the Assignor.

(d)                                 No Party hereunder may complete an Assignment while it is in breach or default of any term, condition or obligation under this Agreement or the Security Agreements.

(e)                                  No Party hereunder may make an Assignment to a Restricted Person.

10.2                        Transfers to Affiliates.

Subject to Section 10.1 and notwithstanding Sections 10.5 or 10.6, either Vendor or Purchaser may from time to time complete an Assignment to an Affiliate.

10.3                        Transfers of the Milligan Project

(a)                                  Subject to Sections 10.1, 10.2 and 10.4(b), (i) the Vendor may sell, transfer, assign, convey, grant any right, title or interest in or to, or otherwise dispose of, all or any part of the Milligan Project, and (ii) Thompson Creek or Vendor may sell, transfer, assign, grant any right, title or interest in or to, or otherwise dispose of any equity interest in the Vendor (each of clauses (i) and (ii), a “Transfer”), unless Purchaser demonstrates to Vendor, acting reasonably, that at the time of the Transfer the transferee does not have sufficient financial resources and operational expertise to continue developing and operating the Milligan Project in a manner that provides reasonable assurance that the Development will be completed in accordance with the Development Program and, after Development, operate the Milligan Project in accordance with Section 8.1(b).

(b)                                 Subject to Section 9.1, the Vendor may relinquish, surrender or terminate all or any part of any Mineral Claims or Mining Leases constituting the Milligan Project if Vendor reasonably determines that the cost of maintaining such relinquished, surrendered or terminated Mineral Claims or Mining Leases is not justified.  If Vendor acquires or reacquires any Mineral Claims or Mining Leases that cover or relate to any previously released portion of the Milligan Project, this Agreement shall apply fully to such acquired or reacquired portion.

(c)                                  Notwithstanding Section 10.3(a) above, the Vendor may enter into a joint venture with another person or persons with respect to the Milligan Project provided that:

(i)                                     Vendor retains at least a 50% undivided interest in the Milligan Project; Vendor is at all times the operator of the Milligan Project; and each joint venture participant agrees in a document, or documents, acceptable to the Purchaser, acting reasonably, with Vendor, the Purchaser and any other joint venture participant to assume on a joint and several basis with the Vendor all of the obligations and duties under this Agreement and to acknowledge and assume the obligations under the Security Agreements; and

(ii)                                  all filings have been made and all other actions have been taken that are required in order for the Purchaser to continue at all times following such transfer to have the valid and perfected security interest contemplated by Section 8.6 and the Security Agreements.

10.4                        Exceptions Based on Intercreditor Agreements

(a)                                  The rights of the Purchaser pursuant to Section 9.1 shall be subject to the provisions of any intercreditor agreement pursuant to Section 8.6 and shall not terminate upon a realization by the Lenders, if applicable.

(b)                                 The restrictions on Assignment under this Article 10 shall not apply to any grant of an Encumbrance on all or any portion of the Milligan Project that is permitted under Section 8.6.

(c)                                  The restrictions on Assignment under this Article 10 shall apply to any sale, transfer, assignment, conveyance, grant of any right, title or interest in or to or other disposition of all or any portion of the Milligan Project in connection with or resulting from a realization by the Lenders, if applicable, which realization shall be subject to the provisions of any intercreditor agreement made pursuant to Section 8.6.

10.5                        Assignment by Purchaser Group

Subject to Sections 10.1 and 10.2, until such time as all of the Scheduled Deposits have been paid to Vendor, neither Purchaser nor Royal Gold shall make an Assignment except with the prior written consent of Vendor, such consent not to be unreasonably withheld.  Thereafter, Purchaser and Royal Gold may make an Assignment without the consent of Vendor.

10.6                        Assignment by Vendor Group

Subject to Sections 10.1 and 10.2, neither the Vendor nor Thompson Creek shall make an Assignment in respect of this Agreement or the Security Agreements (in the case of the Vendor) except to the extent such Assignment is concurrent with a Transfer or otherwise with the prior written consent of the Purchaser, such consent not to be unreasonably withheld.

Article 11
REPRESENTATIONS AND WARRANTIES

11.1                        Representations and Warranties of Vendor

Vendor, acknowledging that the Purchaser and Royal Gold are entering into this Agreement in reliance thereon, hereby makes the representations and warranties set forth in Schedule A1 to the Purchaser and Royal Gold on and as of the date of this Agreement and on and as of any other date required pursuant to this Agreement.

11.2                        Representations and Warranties of Thompson Creek

Thompson Creek, acknowledging that the Purchaser and Royal Gold are entering into this Agreement in reliance thereon, hereby makes the representations and warranties set forth in Schedule A2 to the Purchaser and Royal Gold on and as of the date of this Agreement and on and as of any other date required pursuant to this Agreement.

11.3                        Representations and Warranties of the Purchaser

The Purchaser, acknowledging that Vendor and Thompson Creek are entering into this Agreement in reliance thereon, hereby makes the representations and warranties set forth in Schedule A3 to Vendor and Thompson Creek on and as of the date of this Agreement.

11.4                        Representations and Warranties of Royal Gold

Royal Gold, acknowledging that Vendor and Thompson Creek are entering into this Agreement in reliance thereon, hereby makes the representations and warranties set forth in Schedule A4 to Vendor and Thompson Creek on and as of the date of this Agreement.

11.5                        Survival of Representations and Warranties

The representations and warranties set forth in Schedules A1, A2, A3 and A4 shall survive the execution and delivery of this Agreement for a term of five years following the payment of the final Scheduled Deposit.

11.6                        Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of Vendor to refer to the actual knowledge of any of the Chief Executive, Chief Financial and Chief Operating Officers of Thompson Creek.

Article 12
VENDOR EVENTS OF DEFAULT

12.1                        Vendor Events of Default

Each of the following events or circumstances constitutes an event of default by Vendor (each, a “Vendor Event of Default”):

(a)                                  Vendor fails to sell and Deliver Refined Gold to the Purchaser on the terms and conditions set forth in this Agreement within ten Business Days after receipt of notice from the Purchaser notifying Vendor of such default;

(b)                                 other than as provided in Section 12.1(a), Vendor is in breach or default of any terms or conditions, or any of its covenants or obligations, set forth in this Agreement or the Security Agreements in any material respect, which is incapable of being cured, or, if any such term, condition, covenant or obligation is capable of being cured, such breach or default is not remedied within a period of 30 days following delivery by the Purchaser to Vendor of written notice of such breach or default, or such longer period of time as the Purchaser may determine in its sole discretion;

(c)                                  the Vendor is in breach of Article 10;

(d)                                 if, prior to the Deposit Reduction Time, Vendor or any of its Affiliates defaults under any indebtedness and such default is not remedied within the cure period permitted under such indebtedness and materially adversely affects the financial condition of Vendor such that it impairs its ownership of the Milligan Project or its ability to operate the Milligan Project in the ordinary course; or

(e)                                  upon the occurrence of an Insolvency Event affecting Vendor.

12.2                        Remedies

(a)                                  If a Vendor Event of Default occurs and is continuing, the Purchaser shall have the right, upon written notice to Vendor, at its option, and in addition to and not in substitution for any other remedies available to it at law or in equity, to terminate this Agreement and demand from Vendor on 90 days notice the repayment of the outstanding balance of the Payment Deposit, as set forth in the Deposit Record, without interest.

(b)                                 For greater certainty, if the Purchaser does not exercise its right under Section 12.2(a), the obligation of Vendor or any successor on a realization hereunder shall continue in full force and effect.

Article 13
PURCHASER EVENTS OF DEFAULT

13.1                        Purchaser Events of Default

Each of the following events or circumstances constitutes an event of default by the Purchaser (each, a “Purchaser Event of Default”):

(a)                                  the Purchaser fails to pay for Refined Gold Delivered to the Purchaser in accordance with Section 2.4 within 10 days of receipt of notice from Vendor notifying the Purchaser of such default;

(b)                                 subject to satisfaction of the conditions set forth in Section 5.3 and Schedule D, the Purchaser fails to pay any portion of the Payment Deposit to Vendor, within 10 days of receipt of notice from Vendor notifying the Purchaser of such default;

(c)                                  the Purchaser is in breach of Article 10;

(d)                                 the Purchaser is in breach or default of any of the terms or conditions, or any of its covenants or obligations, set forth in this Agreement in any material respect (other than a breach or default of the covenants or obligations referenced in Sections 13.1(a) and 13.1(b) above), which is incapable of being cured, or, if any such term, condition, covenant or obligation is capable of being cured, such breach or default is not remedied within a period of 30 days following delivery by the Vendor to Purchaser of written notice of such breach or default, or such longer period of time as the Vendor may determine in its sole discretion; or

(e)                                  upon the occurrence of an Insolvency Event affecting Purchaser.

13.2                        Remedies

In addition to Vendor’s rights and remedies available to it at law or in equity, if a Purchaser Event of Default described in Sections 13.1(a), 13.1(b) or 13.1(c) occurs and is continuing, Vendor shall have the right, upon written notice to the Purchaser, to suspend its obligations under this Agreement; provided, however, that those obligations that existed prior to the date of such written notice and such other provisions of this Agreement as are required to give effect thereto, shall not be suspended and provided that, if suspension is as a result of a Purchaser Event of Default for a breach of Article 10, the provisions of Article 7 shall also be suspended and Vendor shall not be obligated to sell or Deliver any Refined Gold to the Purchaser during such suspension.  If the Purchaser cures the Purchaser Event of Default in full within 60 days, then Vendor’s obligations under this Agreement shall recommence as of the date the Purchaser cures the Purchaser Event of Default in full. If the Purchaser fails to cure the Purchaser Event of Default described in Sections 13.1(a) or 13.1(b) in full within 60 days then Vendor may elect at any time thereafter to suspend its obligations to Deliver Refined Gold under this Agreement for the remainder of the Term of the Agreement, and thereupon the Purchaser shall only have the right or conversely, Vendor shall only have the obligation, to refund the outstanding balance of the Payment Deposit, as set forth in the Deposit Record, on the Default Deposit Reduction Date.  In addition, Purchaser shall indemnify Vendor, and save it harmless, on an after-tax basis, from and against any tax liability of Vendor to the extent that it arises (i) as a consequence of Vendor electing to suspend its obligations to Deliver Refined Gold for the reminder of the Term of the Agreement, and (ii) in the taxation year of Vendor in which such suspension occurs.  If a Purchaser Event of Default under Sections 13.1(d) and 13.1(e) has occurred and is continuing, then Vendor shall have no right to terminate this Agreement, but it shall be entitled to all other remedies available to it at law or in equity.

Article 14
INDEMNITIES

14.1                        Indemnity of Purchaser

Subject to Section 14.4, the Vendor agrees to indemnify the Purchaser and Royal Gold from and against, and to hold the Purchaser harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, claims, expenses or disbursements of any kind whatsoever (collectively “Losses”) which may at any time be imposed on, incurred by or asserted against the Purchaser in any way to the extent relating to or arising out of (A) any breach by the Vendor or Thompson Creek or any misrepresentation or inaccuracy of any representation or warranty of the Vendor or Thompson Creek contained in this Agreement, including without limitation the representations and warranties set forth on Schedules A1 and A2 hereto, or in any document, instrument or agreement delivered pursuant hereto; (B) any breach, including breach due to non-performance, by the Vendor or Thompson Creek of any covenant or agreement to be performed by the Vendor or Thompson Creek contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto.

14.2                        Indemnity of Vendor

Subject to Section 14.4, the Purchaser agrees to indemnify the Vendor and Thompson Creek from and against, and to hold the Vendor harmless from, any and all Losses which may at any time be imposed on, incurred by or asserted against the Vendor in any way to the extent relating to or arising out of (A) any breach by the Purchaser or Royal Gold or any misrepresentation or inaccuracy of any representation or warranty of the Purchaser contained in this Agreement, including without limitation the representations and warranties set forth on Schedules A3 and A4 hereto, or in any document, instrument or agreement delivered pursuant hereto; and (B) any breach, including breach due to non-performance, by the Purchaser or Royal Gold of any covenant or agreement to be performed by the Purchaser or Royal Gold contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto.

14.3                        Limited Indemnity for Losses Related to Incidental Connection to Property

Subject to Section 14.4, the Vendor agrees to indemnify the Purchaser and Royal Gold from and against, and to hold the Purchaser and Royal Gold harmless from, any and all Losses which may at any time be imposed on, incurred by or asserted against the Purchaser and Royal Gold in any way to the extent relating to or arising out of (A) the failure of the Vendor or Thompson Creek to comply with any Applicable Law, including any Applicable Law relating to environmental protection and reclamation obligations, with respect to the Milligan Property; (B) the physical environmental condition of the Milligan Project and matters of health or safety related to the Milligan Project or any action or claim brought with respect thereto; and (C) any actual or threatened withdrawal by any Governmental Authority of any material Approval under Environmental Laws which is necessary for the construction or operation of the Milligan Project, or any actual or threatened challenge by any person to any material Approval under Environmental Laws which is necessary for the construction or operation of the Milligan Project.  Vendor’s indemnification obligation pursuant to this Section 14.3 shall arise to the extent such Losses are direct, such as but not limited to Losses incurred from defending enforcement actions or defending lawsuits joined against Purchaser or Royal Gold.  Vendor’s indemnification obligation pursuant to this Section 14.3 shall not arise (i) where indemnification is available to Purchaser pursuant to Section 14.1, and (ii) where Losses are incidental or consequential to the occurrence of the matters listed in this Section 14.3 (A), (B) and (C), such as but not limited to lost profits from the resulting failure of Vendor to develop the Milligan Project, to extract or process Minerals, or to deliver or sell Minerals to an Offtaker.

14.4                        Limitations on Indemnification

Notwithstanding anything else to the contrary in this Article 14, in no event will either Party be liable to the other Party for:

(a)                                  any lost profits or incidental, indirect, speculative, consequential, special, punitive, or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Agreement, even if advised of such potential damages; or

(b)                                 Losses directly arising from an Event of Force Majeure.

Article 15
INDEPENDENT ENGINEER; ADDITIONAL PAYMENT TERMS; DISPUTES

15.1                        Independent Engineer

(a)                                  Following the Effective Date, the Parties will select by mutual agreement an individual to serve as an independent engineer under this Agreement (the “Independent Engineer”). To the extent he is no longer available to perform the service or if agreed by the Purchaser and Vendor, a replacement Independent Engineer will be selected by the mutual agreement of the Purchaser and Vendor. If the Purchaser and Vendor cannot agree upon an initial Independent Engineer within 45 days following the date of this Agreement or a replacement Independent Engineer within 15 days after an existing Independent Engineer ceases to perform such service, the Independent Engineer shall be selected by the following procedure: the Purchaser will nominate three Qualified Candidates, one of which Vendor will elect within 10 days after Vendor shall have received notice of the Purchaser’s nomination, failing which the Purchaser shall appoint one of the nominees as the Independent Engineer. For purposes hereof, a “Qualified Candidate” shall mean an individual with not less than 15 years of relevant mineral engineering expertise in the precious metals industry. The Qualified Candidate will not have been a director, officer, employee of, or contractor or service provider to, or director, officer, beneficial owner or close relative of a beneficial owner of any contractor or service provider to the Purchaser or Vendor or any Affiliate thereof for a period of five years preceding his or her nomination by the Purchaser unless mutually agreed between the Purchaser and Vendor.

(b)                                 The regular retainer of the Independent Engineer shall be paid by the Purchaser. All incremental fees, costs and expenses of the Independent Engineer, including, without limitation, the costs related to reviewing data resulting from a proposed change to Project Costs or the Development Program, will be borne by Vendor.

15.2                        Payments

All payments of funds due by one Party to another under this Agreement shall be made in U.S. Dollars or such other currency as the Parties may agree from time to time in writing and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the receiving Party in writing from time to time.

15.3                        Overdue Payments and Set-Off

(a)                                  Any payment not made by a Party on or by any applicable payment date referred to in this Agreement shall incur interest from the due date until such payment or delivery is paid or made in full at a per annum rate equal to the LIBO Rate on the due date plus four percent, calculated and compounded monthly in arrears.

(b)                                 Any such overdue dollar amount owed to the Vendor under this Agreement may be set off against future Refined Gold owed to Purchaser based on the London Bullion Market Association afternoon price fix for gold on the date such dollar amount became overdue.

(c)                                  The value of any such overdue payment associated with Refined Gold owed to the Purchaser under this Agreement shall be based on the London Bullion Market Association afternoon fix for gold on the date such Refined Gold became overdue, and the Purchaser may elect to receive such overdue payment in Refined Gold or as a set off against future Gold Purchase Price payments owed to the Vendor under Section 2.5.

15.4                        Statement Disputes

(a)                                  If the Purchaser disputes any statement provided pursuant to Section 2.3, the number of ounces of Refined Gold to be Delivered in any Delivery of Refined Gold to the Purchaser hereunder, or the outstanding balance of the Payment Deposit set forth in any Deposit Record Report:

(i)                                     the Purchaser may notify Vendor in writing (the “Dispute Notice”) of such dispute within one year from the date of delivery of the applicable Deposit Record Report (in the case of a dispute regarding the calculation of the outstanding balance of the Payment Deposit as set forth in the

Deposit Record) or the applicable statement under Section 2.3 (in the case of a dispute regarding any statement or the number of ounces of Refined Gold to be Delivered to the Purchaser hereunder), as applicable (the “Dispute Period”);

(ii)                                  if the Purchaser and Vendor have not resolved the dispute within a 60-day period, then the Purchaser shall have the right during the ensuing 60 days to require Vendor to retain an Auditor to prepare a written report on the subject matter of the dispute (the “Auditor’s Report”);

(iii)                               the Auditor shall have the same inspection rights as the Purchaser under Section 7.4(a) in order to prepare the Auditor’s Report and Vendor shall provide, or cause to be provided, to the Auditor any information reasonably requested by the Auditor to enable the auditor to prepare the Auditor’s Report;

(iv)                              promptly following completion of the Auditor’s Report, Vendor will deliver a copy thereof to the Purchaser;

(v)                                 the cost of obtaining the Auditor’s Report shall be paid by the Purchaser unless the Auditor’s Report concludes that (i) in the case of a dispute regarding the number of ounces of Refined Gold to be Delivered in any Delivery of Refined Gold to the Purchaser hereunder, the number of ounces that should have been Delivered by Vendor (in aggregate for all Deliveries in dispute) was more than 5% greater than the actual number of ounces so Delivered by Vendor, or (ii) in the case of a dispute regarding the calculation of the outstanding balance of the Payment Deposit in a Deposit Record Report, the correct outstanding balance of the Payment Deposit is more than 5% different from the amount reported by Vendor in the applicable Deposit Record Report, in each of which cases the cost of obtaining the Auditor’s Report shall be paid by Vendor;

(vi)                              if either Vendor or the Purchaser disputes the Auditor’s Report and such dispute is not resolved between the Parties within 10 days after the date of delivery of the Auditor’s Report, then such dispute may be resolved by arbitration in accordance with the arbitration provisions set out in Section 15.5 of this Agreement provided that such dispute must be referred to arbitration within 30 days after the end of such 10-day period; and

(vii)                           if such dispute is not referred to arbitration within such 30-day period, then the Auditor’s Report will be deemed final and binding on the Parties;

(b)                                 If the Purchaser does not deliver a Dispute Notice within the applicable Dispute Period, then each statement provided pursuant to Section 2.3, the number of ounces of Refined Gold to be Delivered in any Delivery of Refined Gold to the Purchaser hereunder or the calculation of the outstanding balance of the Payment

Deposit, as set forth in any Deposit Record Report, as applicable, will be deemed final and binding on the Parties after the expiry of the applicable Dispute Period.

(c)                                  Any matter in respect of which a Dispute Notice is delivered shall be resolved only pursuant to this Section 15.4 including, if applicable, an arbitration commenced in accordance with Section 15.4(a)(vi).

15.5                        Disputes and Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof which has not been resolved by the Parties in accordance with the procedures set out herein, if any, and within the time frames specified herein (or where no time frames are specified, within 15 days of the delivery of written notice by either Party of such dispute, controversy or claim), including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by binding arbitration, and any party may so refer such dispute, controversy or claim to binding arbitration. Such referral to binding arbitration shall be to a qualified single arbitrator pursuant to the Arbitration Rules, as may be amended from time to time, which rules shall govern such arbitration proceeding except to the extent modified by the rules for arbitration set out in Annex 1 and the discretion of the arbitrator thereunder.  The determination of such arbitrator shall be final and binding upon the Parties and the costs of such arbitration shall be as determined by the arbitrator.  Judgment on the award may be entered in any court having jurisdiction. This Section 15.5 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

Article 16
TAXES

16.1                        Taxes

(a)                                  Except as described in Section 16.1(c), all Deliveries of Refined Gold or payments made by a Party shall be made without any deduction, withholding, charge or levy for or on account of any tax, duty or other charges of whatever nature imposed by any taxing or Governmental Authority, all of which shall be for the account of the Party making the Delivery or payment.

(b)                                 The Parties acknowledge and agree that this Agreement and the purchase and sale transactions contemplated hereby are, and are intended to be, transactions for the purchase and sale of gold and the Parties do not intend this Agreement and the transactions contemplated hereby to constitute the purchase and sale of a resource property for Canadian legal and tax purposes.

(c)                                  If the Purchaser is an entity that is a non resident of Canada for the purposes of the Income Tax Act (Canada), the Purchaser shall indemnify the Vendor for any Canadian withholding on any amount paid or credited to the Purchaser as, on account or in lieu of payment of, or in satisfaction of a payment of Refined Gold or any other payment to be made to the Purchaser under this Agreement.  If the

Vendor does withhold any amount, it shall provide written proof of any such withholding payment to the Purchaser.

Article 17
GENERAL

17.1                        Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

17.2                        Survival

The following provisions shall survive termination of this Agreement: 8.7, 12.2, 13.2, Article 14, 15.4, 15.5 and Sections 4.10 and 4.17 of each of the Security Agreements and such other provisions of this Agreement as are required to give effect thereto.

17.3                        No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship or fiduciary relationship between the Parties under Canadian law.

17.4                        Governing Law

This Agreement shall be governed by and construed under the laws of the Province of British Columbia and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws).  The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

17.5                        Notices

(a)                                  Unless otherwise specifically provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when given by facsimile transmission, with all necessary delivery charges fully prepaid (or in the case of a facsimile, upon confirmation of receipt), and addressed to the Party to whom directed at the following address:

(i)                                     if to Vendor to:

Terrane Metals Corp.

c/o Thompson Creek Metals Company Inc.

26 W. Dry Creek Circle
Suite 810
Littleton, CO 80120   USA
Attention:  General Counsel
Facsimile:  (303) 761-7420

with a copy, which shall not constitute notice, to:

Goodmans
Barristers and Solicitors
1900 – 355 Burrard Street
Vancouver, BC V6C 2G8

(ii)                                  if to Thompson Creek to:

26 W. Dry Creek Circle
Suite 810
Littleton, CO 80120   USA
Attention:  Wendy Cassity, General Counsel
Facsimile:  (303) 761-7420

with a copy, which shall not constitute notice, to:

Goodmans
Barristers and Solicitors
1900 – 355 Burrard Street
Vancouver, BC V6C 2G8

(iii)                               if to the Purchaser to:

RGL Royalty AG

c/o Royal Gold, Inc.

1660 Wynkoop Street, Suite 1000

Denver, CO 80202-1132 USA

Attention: Vice President and General Counsel

Facsimile: (303) 595-9385

with a copy, which shall not constitute notice, to:

Hogan Lovells US LLP

One Tabor Center

1200 Seventeenth Street, Suite 1500

Denver, CO 80202   USA

Attention:  Paul Hilton, Esq.

Facsimile:  (303) 899-7333

(iv)                              if to Royal Gold, to:

Royal Gold, Inc.

1660 Wynkoop Street, Suite 1000

Denver, CO 80202-1132 USA

Attention: Vice President and General Counsel

Facsimile: (303) 595-9385

with a copy, which shall not constitute notice, to:

Hogan Lovells US LLP

One Tabor Center

1200 Seventeenth Street, Suite 1500

Denver, CO 80202   USA

Attention:  Paul Hilton, Esq.

Facsimile:  (303) 899-7333

(b)                                 Any notice or other communication given in accordance with this section, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 pm at the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by facsimile transmission as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 pm at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

17.6                        [Reserved]

17.7                        Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties hereto.

17.8                        Beneficiaries; Successors and Assigns

This Agreement is for the sole benefit of the Parties and shall enure to the benefit of and be binding on their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

17.9                        Contests

The Vendor hereby consents to the Purchaser’s participation (at the Purchaser’s sole expense) to protect its interest and investment in any proceeding relating to any act of eminent domain, expropriation, confiscation, or nationalization of all or part of the Milligan Property.

17.10                 Entire Agreement

This Agreement, the Security Agreements and the Confidentiality Agreement together constitute the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, matters, undertakings or collateral agreements, express, implied or statutory, by or between the Parties (or by any of their respective employees, directors, officers, representatives or agents) other than as expressly set forth in this Agreement, the Security Agreements or the Confidentiality Agreement.

17.11                 Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

17.12                 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

17.13                 Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic scan shall be effective as delivery of a manually executed counterpart of this Agreement.

17.14                 Thompson Creek Guarantee

Thompson Creek hereby absolutely, unconditionally and irrevocably guarantees the prompt and complete performance of all of the terms, covenants, conditions and provisions to be performed by the Vendor pursuant to this Agreement, and shall perform such terms, covenants, conditions and provisions upon the default or non-performance thereof by the Vendor.

17.15                 Royal Gold Guarantee

Royal Gold hereby absolutely, unconditionally and irrevocably guarantees the prompt and complete performance of all of the terms, covenants, conditions and provisions to be performed by the Purchaser pursuant to this Agreement, and shall perform such terms, covenants, conditions and provisions upon the default or non-performance thereof by the Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

RGL ROYALTY AG

Per:	/s/ Tony Jensen
Name: Tony Jensen
Authorized Signatory: Chairman
Per:	/s/ Martin Weber
Name: Martin Weber
Authorized Signatory: Board Member

TERRANE METALS CORP.

Per:	/s/ Pamela Saxton
Name: Pamela Saxton
Title: Chief Financial Officer and Vice President, Finance

Solely in respect of Article 10 and Sections 11.4 and 17.15 hereof

ROYAL GOLD, INC.

Per:	/s/ William H. Heissenbuttel
Name: William H. Heissenbuttel
Title: Vice President Corporate Development

Solely in respect of Article 10 and Sections 3.5, 11.2 and 17.14 hereof

THOMPSON CREEK METALS COMPANY INC.

Per:	/s/ Pamela Saxton
Name: Pamela Saxton
Title: Chief Financial Officer and Vice President, Finance

[SIGNATURE PAGE — PURCHASE AND SALE AGREEMENT]

ANNEX 1

RULES OF ARBITRATION

The following rules and procedures shall apply with respect to any matter to be arbitrated by the Parties in accordance with the Agreement, except for any matter to be arbitrated pursuant to Section 8.6, in which case the rules and procedures of Annex 2 shall apply.

1.              Initiation of Arbitration Proceedings

(a)                                 If any Party to this Agreement wishes to have any matter under this Agreement arbitrated in accordance with the provisions of this Agreement, it shall give notice to the other Party hereto specifying particulars of the matter or matters in dispute and proposing the name of the person it wishes to be the single arbitrator. Within 20 days after receipt of such notice, the other Party to this Agreement shall give notice to the first Party advising whether such Party accepts the arbitrator proposed by the first Party. If such notice is not given within such 20-day period, the other Party shall be deemed to have accepted the arbitrator proposed by the first Party. If the Parties do not agree upon a single arbitrator within such 20-day period such arbitrator shall be chosen by British Columbia International Commercial Arbitration Centre, Vancouver, British Columbia, at the written request of either Party.

(b)                                 The individual selected as Arbitrator shall be qualified by education and experience to decide the matter in dispute. The Arbitrator shall be at arm’s length from both Parties and shall not be a member of the audit or legal firm or firms who advise either Party or a person who is otherwise regularly retained by either of the Parties.

2.              Submission of Written Statements

(a)                                 Within 20 days of the appointment of the Arbitrator, the Party initiating the arbitration (the “Claimant”) shall send the other Party (the “Respondent”) a statement of claim setting out in sufficient detail the facts and any contentions of law on which it relies, and the relief that it claims.

(c)                                  Within 15 days of the receipt of the statement of claim, the Respondent shall send the Claimant a statement of defence stating in sufficient detail which of the facts and contentions of law in the statement of claim it admits or denies, on what grounds, and on what other facts and contentions of law the Respondent relies.

(d)                                 Within ten days of receipt of the statement of defence, the Claimant may send the Respondent a statement of reply.

(e)                                  All statements of claim, defence and reply shall be accompanied by copies (or, if they are especially voluminous, lists) of all essential documents on which the Party concerned relies and which have not previously been submitted by any Party, and (where practicable) by any relevant samples.

(f)                                   After submission of all the statements, the Arbitrator will give directions for the further conduct of the arbitration.

3.              Meetings and Hearings

(a)                                 The arbitration shall take place in Vancouver, British Columbia or in such other place as the Claimant and the Respondent shall agree upon in writing.

(b)                                 The arbitration shall be conducted in English unless otherwise agreed by such Parties and the Arbitrator.

(c)                                  All meetings and hearings will be in private unless the Parties otherwise agree.

(d)                                 Any Party may be represented at any meetings or hearings by legal counsel.

(e)                                  Each Party may examine, cross-examine and re-examine all witnesses at the arbitration.

4.              The Decision

(a)                                 The Arbitrator will make a decision in writing and, unless the Parties otherwise agree, will set out reasons for decision in the decision

(b)                                 The Arbitrator will send the decision to the Parties as soon as practicable after the conclusion of the final hearing, but in any event no later than 60 days thereafter, unless that time period is extended for a fixed period by the Arbitrator on written notice to each Party because of illness or other cause beyond the Arbitrator’s control.

(c)                                  The decision shall determine and award costs.

(d)                                 Any Party may appeal the decision of the Arbitrator on a question of law. In the event either Party initiates any court proceeding in respect of the decision of the Arbitrator or the matter arbitrated, such Party, if unsuccessful in the court proceeding, shall pay the other Party’s costs of such proceedings on a substantial indemnity basis.

5.              Jurisdiction and Powers of the Arbitrator

(a)                                 By submitting to arbitration under the Arbitration Rules, the Parties shall be taken to have conferred on the Arbitrator the following jurisdiction and powers, to be exercised at the Arbitrator’s discretion subject only to the Arbitration Rules and the relevant law with the object of ensuring the just, expeditious, economical and final determination of the dispute referred to arbitration.  Without limiting the jurisdiction of the Arbitrator at law, the Parties agree that the Arbitrator shall have jurisdiction to:

(i)                                     determine any question of law or fact arising in the arbitration;

(ii)                                  determine any question as to the Arbitrator’s jurisdiction;

(iii)                               determine any question of good faith, dishonesty or fraud arising in the dispute;

(iv)                              order any Party to furnish further details of that Party’s case, in fact or in law;

(v)                                 proceed in the arbitration notwithstanding the failure or refusal of any Party to comply with these Rules or with the Arbitrator’s orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that the Arbitrator intends to do so;

(vi)                              receive and take into account such written or oral evidence tendered by the Parties as the Arbitrator determines is relevant, whether or not strictly admissible in law;

(vii)                           make one or more interim awards;

(viii)                        hold meetings and hearings, and make a decision (including a final decision) in Vancouver, British Columbia or elsewhere with the concurrence of the Parties thereto;

(ix)                              order the Parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or other evidence or classes of documents in their possession or power which the Arbitrator determines to be relevant;

(x)                                 award any remedy or relief that a court could order or grant in accordance with the Agreement, including, without limitation, specific performance of any obligation created under the Agreement, the issuance of an interim, interlocutory or permanent injunction, or the imposition of sanctions for abuse or frustration of the arbitration process; and

(xi)                              make interim orders to secure all or part of any amount in dispute in the arbitration.

6.              Confidentiality

(a)                                 The arbitration, including any settlement discussions between the parties related to the subject matter of the arbitration, shall be conducted on a private and confidential basis and any and all information exchanged and disclosed during the course of the arbitration shall be used only for the purposes of the arbitration. Neither party shall communicate any information obtained or disclosed during the course of the arbitration to any third party except to those experts or consultants employed or retained by, or consulted about retention on behalf of, such party in connection with the arbitration and solely to the extent necessary for assisting in the arbitration, and only after such persons have agreed to be bound by these confidentiality conditions. In the event that disclosure of any information related to the arbitration is required to comply with Applicable Law or court order, the disclosing Party shall promptly notify the other Party of such disclosure, shall limit such disclosure limited to only that information so required to be disclosed and shall have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled.

(b)                                 The award of the Arbitrator and any reasons for the decision of the Arbitrator shall also be kept confidential except (i) as may reasonably be necessary to obtain enforcement thereof, (ii) for either Party to comply with its disclosure obligations under Applicable Law, (iii) to permit the parties to exercise properly their rights under the Arbitration Rules, and (iv) to the extent that disclosure is required to allow the Parties to consult with their professional advisors.

ANNEX 2

RULES OF ARBITRATION - SECTION 8.6

The following sets forth the expedited procedures that must be followed in connection with any arbitration brought by the Vendor pursuant to Section 8.6(c) of the Agreement.  Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Agreement.

1.  The arbitration shall be conducted pursuant to the Arbitration Rules (as that term is defined in Section 1.1 of the Agreement) then prevailing, except as to those Arbitration Rules that may be inconsistent with the provisions of Sections 8.6(c) and 8.6(d) of the Agreement, or the terms of this Annex, in which case the terms of this Annex shall prevail over any inconsistent terms thereof, and the terms of Sections 8.6(c) and 8.6(d) of the Agreement shall prevail over any inconsistent terms otherwise contained in the Arbitration Rules.

2.  There shall be a single arbitrator, who shall be impartial and independent of the Parties and the proposed Lenders.

3.  The arbitrator shall be selected through a rank and strike method among a list of 15 arbitrators provided to Vendor and Purchaser by the British Columbia International Commercial Arbitration Centre, Vancouver, British Columbia (the “BCICAC”), which list shall consist of transactional lawyers who have commercial lending expertise and who have worked for at least ten years at a large commercial law firm in Vancouver, British Columbia or Toronto, Ontario (the “List”).  Prior to the date on which BCICAC provides the List, but no later than one Business Day after the BCICAC is requested to provide the List, Vendor and Purchaser will provide BCICAC with the name of any arbitrator who would otherwise be eligible to be included in the List but who is a member of the audit or legal firm or firms who advise such Party or the proposed Lenders or a person who is otherwise regularly retained by such Party or the proposed Lenders, and BCICAC shall not include any such arbitrators in the List.  Each of Vendor and Purchaser (i) may strike no more than five names from the List, (ii) shall rank the remaining names on the List, and (iii) shall provide their confidential ranks and strikes to the BCICAC within one Business Day of receiving the List.  If Vendor or Purchaser fails to provide its ranks and strikes within the one Business Day provided for, it shall be deemed to waive its right to object, and the other Party’s first ranked arbitrator shall become the appointed arbitrator.  BCICAC shall notify the Vendor and Purchaser of the arbitrator selected no later than one Business Day from the date it circulated the List, and its decision shall be conclusive, final, and non-appealable, subject to the requirements of Paragraph 2.

4.  The arbitrator selected shall have one Business Day thereafter to confirm his willingness and availability to proceed on the expedited basis provided in this Annex, and shall by that time also confirm that he meets the criteria set forth in Paragraphs 2 and 3 and has no legal conflicts.  If the arbitrator fails to make the required confirmations within the required time frame, then the BCICAC shall, on the following Business Day, select the next ranked arbitrator from the list and so forth until an arbitrator is selected.

5.  Once confirmed, the arbitrator shall hold a telephone conference with the Parties by the next Business Day, and the Parties shall make themselves available for such conference.  During the conference, the arbitrator shall address logistics regarding the hearing and pre-hearing submissions.  If one Party fails to participate without good cause (as determined by the arbitrator), then the arbitrator shall proceed with the conference without that Party and the Party shall be bound by the decisions reached.

6.  Within five Business Days of that initial telephone conference, each Party shall simultaneously submit to the arbitrator and exchange with the other Party (by hand or email) its factual and legal submission (the “Purchaser Submission” and the “Vendor Submission”, respectively, and each, a “Submission”) addressing the issues set forth in Paragraph 9 below.  The Purchaser and Vendor Submission shall consist of affidavits, exhibits, and all materials and any other evidence that the Parties wish the arbitrator to consider in evaluating their respective positions, and shall also include the Intermediate Intercreditor Agreement that the Vendor provided to Purchaser pursuant to Section 8.6(b) of the Agreement.  Neither Party shall be allowed to supplement its respective Submission except on good cause shown (as determined by the arbitrator), and the Purchaser and Vendor Submissions shall substitute for direct testimony at the hearing.  The Parties shall address in their respective Submissions all matters, defenses, proofs, and arguments (hereinafter, the “Matters”) that they reasonably anticipate the other Party may raise in its respective Submission.

7.  Within five Business days of the exchange of the Purchaser and Vendor Submissions, each Party shall simultaneously submit to the arbitrator and exchange with the other Party (by email or by hand) its rebuttal of the other Party’s Submission (the “Rebuttal Submission”).  For the avoidance of doubt, the Rebuttal Submission may include Matters not contained in the Parties’ initial Submissions, but only to the extent such Matters could not have been reasonably anticipated by the Parties in accordance with the terms of Paragraph 6 hereof.  By motion of either Party, made no later than two Business Days following the exchange of the Rebuttal Submissions, either Party may seek to exclude any matters from the Rebuttal Submission that should have been reasonably anticipated in the other Party’s initial Submission.  The arbitrator shall rule on any such motion within two Business Days thereafter.

8.  The hearing shall be held in Vancouver no later than five Business Days following the date the Rebuttal Submissions were due.  There shall be no direct testimony at the hearing.  The affidavits contained in the Parties’ Submissions and Rebuttal Submissions, to the extent not excluded by the arbitrator pursuant to Paragraph 7 above, shall constitute the direct testimony at the hearing.  Each Party at the hearing shall be allotted equal time in which to cross-examine the other Party and any witnesses for which the other Party put in affidavits.  The hearing shall be concluded on the same day, and the arbitrator shall render a short form decision within one Business Day thereafter, which briefly explains his findings and the reasons therefor.  The arbitrator’s decision shall be final and binding.

9.  The sole issues for resolution by the arbitrator shall be whether the Purchaser has met its burden of proving, by a preponderance of the evidence, that (i) the

Intermediate Intercreditor Agreement does not contain each of the terms set forth in Section 8.6(a)(i) through 8.6(a)(viii) of the Agreement (the “Required Terms”), unless such omission was not included in the Stipulation and Proposal; (ii) the provisions of the Intermediate Intercreditor Agreement containing the Required Terms are set forth in an unreasonable manner, as measured by any criteria which the arbitrator deems to be relevant or material (so long as any such criteria does not conflict with the terms set forth in Section 8.6 of the Agreement); or (iii) the Intermediate Intercreditor Agreement is unreasonable as a whole, as measured by similar terms prevailing in the syndicated secured lending market.  If the arbitrator finds that the Purchaser did not prove (i), (ii), or (iii) in the preceding sentence, then the arbitrator shall immediately enter a final order and judgment requiring Purchaser to fully execute the Intermediate Intercreditor Agreement in all respects within one Business Day of receiving a written request from the Vendor that the Purchaser execute the Intermediate Intercreditor Agreement (the “Arbitrator Compel Order”).  Vendor and Purchaser agree that the Arbitrator Compel Order will be specifically enforceable by any court of competent jurisdiction.  Any appeal of the Arbitrator Compel Order shall be made on an expedited basis.  It is agreed that no stay will issue or be applied for pending any such appeal.

10.  If any Party fails to cooperate with the arbitration as provided for herein without good cause (as determined by the arbitrator), the arbitrator shall proceed without that Party’s participation, and the resulting decision shall be fully enforceable and effective as if that Party fully participated in all respects.  It is understood that time is of the essence, and that Purchaser agreed to the limited remedy reflected in Paragraph 9 hereof in consideration of and in reliance on the expedited timetables reflected herein.  The arbitrator has no power to extend the outside dates contemplated herein for the arbitration hearing and/or for its decision thereafter.

11.  The costs and expenses of the arbitration provided for herein, including reasonable attorneys’ and expert’s fees, shall be borne by the losing party.  The losing party shall be the Purchaser if the arbitrator issues the Arbitrator Compel Order in Paragraph 9, and shall be Vendor, if the arbitrator does not issue the Arbitrator Compel Order.  In furtherance of this paragraph, within thirty days of issuing the order and judgment referenced in Paragraph 9, the arbitrator shall issue a further order and judgment identifying the precise amount that the losing party must pay pursuant to this Paragraph 11, and ordering that the losing party pay that amount within five Business Days thereof.  To the extent either party is required to commence a court action to enforce the decision, award and/or judgment of the arbitrator under this Annex, the other Party shall owe that Party its reasonable attorneys’ fees, expert’s fees, and costs incurred in connection therewith.  The arbitrator hereunder will determine how much those fees and costs calculate to, and shall order them to be paid within five Business Days therefrom.

Schedule A1 — Vendor Representations and Warranties

The Vendor hereby represents and warrants to the Purchaser as follows:

(a)                                 it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)                                 all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and the Security Agreements and performing its obligations hereunder and thereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this Agreement and the Security Agreements and to perform its obligations hereunder and thereunder;

(d)                                 this Agreement and the Security Agreements and the exercise of its rights and performance of its obligations hereunder and thereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)                                  it is not currently in breach or default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on or affecting any of its assets, and no event has occurred that with the passage of time would constitute such a breach or default, except in each case where the breach or default would not, or would not reasonably be expected to, have a Material Adverse Effect, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(f)                                   no Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or any of the Security Agreements or the transactions contemplated hereby and thereby;

(g)                                  each of this Agreement and the Security Agreements has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to any qualification regarding enforceability in the legal opinions provided pursuant to Section 4.1(c);

(h)                                 there is no Insolvency Event in respect of it, and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it;

(i)                                     other than the Haslinger Royalty, no person has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to all or any part of the Milligan Project or the gold produced from the Milligan Project;

(j)                                     all mining patents, fees and other amounts have been paid when due and payable and all other actions have been taken and all other obligations as are required to maintain the Milligan Project have been complied with, except where the failure to make a payment when due or take an action or perform an obligation would not be material to the Company;

(k)                                  it has obtained or been issued all licences, permits, Approvals (including environmental Approvals), authorizations, rights (including surface and access rights), privileges, concessions or franchises necessary for the construction and Development of the Milligan Project as contemplated by the Development Program, other than those that are not necessary on the date this representation and warranty is given and are expected to be obtained in the ordinary course of business by the time they are necessary, and such licences, permits, approvals, authorizations, rights, privileges, concessions or franchises the failure to have or obtain which will not, or will not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect, and to the knowledge its knowledge, other than the Nak’azdli Litigation, there are no facts or circumstances that might reasonably be expected to adversely affect the issuance of any such material licences, permits, Approvals (including environmental Approvals), authorizations, rights (including surface and access rights), privileges, concessions or franchises;

(l)                                     the Mineral Claims and Mining Leases referred to in Schedule B (the “Milligan Tenures”) constitute all of the rights that comprise its interest in the Mineral reserves and resources of the Milligan Project as of the date of this Agreement and it is the legal and beneficial owner of a 100% undivided interest in and to the Milligan Project, free and clear of all Encumbrances, except Permitted Encumbrances or as would not have, individually or in the aggregate, a Material Adverse Effect or materially affect the security interest of the Purchaser under any Security Agreement or other security document, and, within ten (10) Business Days of the Effective Date, it will be the registered and recorded holder of the Milligan Tenures in the registry (as defined in the Mineral Tenure Act (British Columbia));

(m)                               the Milligan Tenures are in full force and effect and it has complied in all respects with its obligations in respect thereof under Applicable Laws (including without limitation Environmental Laws) and the terms thereof except to the extent such non-compliance would not be reasonable expected to result in a Material Adverse Effect on the operation of the Milligan Project;

(n)                                 its right, title and interest in and to the Milligan Project is not subject to any Encumbrances, other than Permitted Encumbrances, except as would not reasonably be expected to have a Material Adverse Effect or materially affect the security interest of the Purchaser under any Security Agreement or other security document;

(o)                                 the maps attached hereto as Schedule B depict the location of the Milligan Project in all material respects;

(p)                                 subject only to the rights of any Governmental Authority, no person is entitled to or has been granted any rent or royalty, or other payment in the nature of rent or royalty on or in respect of any Produced Gold other than Haslinger Royalty;

(q)                                 it has not received any notice of any expropriation proceeding or decision to expropriate all or any part of the Milligan Project, and it does not have knowledge of any expropriation proceeding pending or threatened against or affecting all or any part of the Milligan Project or of any discussions or negotiations which could lead to any such expropriation proceeding;

(r)                                    except as would not, or would not reasonably be expected to, have individually or in the aggregate, a Material Adverse Effect, conditions on and relating to the Milligan Project and the surface area or mining lots covered by the Milligan Project respecting all past and current operations conducted thereon by it are in material compliance with Applicable Laws (including without limitation Environmental Laws), and conditions on and relating to the Milligan Project and the surface area or mining lots covered by the Milligan Project respecting all past operations conducted thereon by persons other than the Vendor are, to its knowledge, in compliance in all material respects with Applicable Laws (including without limitation Environmental Laws);

(s)                                  other than the Nak’azdli Litigation, it has not been notified that it is a party or is subject to any action, suit, proceeding, investigation or claim affecting or pertaining to the Milligan Project or any part thereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, to its knowledge, no such action, suit, proceeding, investigation or claim is threatened or outstanding;

(t)                                    neither it nor the Milligan Project, nor any part thereof, is subject to any outstanding judgment, order, writ, injunction or decree that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(u)                                 it enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person;

(v)                                 except for Permitted Encumbrances, the Vendor has not granted, nor agreed to grant, an Encumbrance affecting or in the Minerals or the Milligan Project, or any part thereof, to any person other than to the Purchaser;

(w)                               the Technical Reports are accurate in all material respects and do not contain a misrepresentation.  The Technical Reports were prepared in accordance with Canadian industry standards set forth in NI 43-101 and the information contained in the Technical Reports was, at the time of delivery thereof, complete and accurate in all material respects and there has occurred no change to such information since the date of delivery thereof other than any change that would not reasonably be expected to have a Material Adverse Effect; and

(x)                                   since December 31, 2009, neither the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operation or results of operations of the Vendor, have been affected by any change, effect, event or occurrence (whether or not insured against) which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

Schedule A2 — Thompson Creek Representations and Warranties

Thompson Creek hereby represents and warrants to the Purchaser as follows:

(a)                                  it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)                                 all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)                                 this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Thompson Creek or the performance of its obligations under this Agreement;

(e)                                  it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(f)                                    no Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby;

(g)                                 this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to any qualification regarding enforceability in the legal opinion provided pursuant to Section 4.1(c);

(h)                                 it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it; and

(i)                                     it enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person.

Schedule A3 — Purchaser Representations and Warranties

Purchaser hereby represents and warrants to the Vendor and Thompson Creek as follows:

(a)                                  it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)                                 all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)                                 this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser or the performance of its obligations under this Agreement;

(e)                                  it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(f)                                    no Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby;

(g)                                 this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to any qualification regarding enforceability in the legal opinion provided pursuant to Section 4.2(c);

(h)                                 it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it; and

(i)                                     it enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person.

Schedule A4 — Royal Gold Representations and Warranties

Royal Gold hereby represents and warrants to the Vendor and Thompson Creek as follows:

(a)                                  it is a company validly existing and in good standing under the laws of State of Delaware;

(b)                                 all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)                                 this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its charter or bylaws, or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser or the performance of its obligations under this Agreement;

(e)                                  it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder;

(f)                                    no Approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby;

(g)                                 this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to any qualification regarding enforceability in the legal opinion provided pursuant to Section 4.2(c);

(h)                                 it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it; and

(i)                                     it enters into and performs this Agreement on its own account and not as trustee or a nominee of any other person.

Schedule B — Description of Milligan Property (with Maps)

Milligan Property mineral claims and lease are identified in maps 093J, 093K, 093N, and 093O provided by the Mineral Titles Office of British Columbia, Canada.

Mineral Lease Tenure Identification: 631503

Mineral Claims Tenure Identification: 100 claims listed in the table below

1.	512884	35.	521177	69.	521213
2.	512887	36.	521178	70.	579598
3.	512888	37.	521179	71.	579599
4.	512890	38.	521180	72.	579600
5.	512891	39.	521181	73.	579602
6.	512897	40.	521182	74.	580741
7.	512907	41.	521183	75.	580742
8.	512909	42.	521184	76.	580743
9.	512913	43.	521185	77.	580744
10.	512919	44.	521186	78.	580745
11.	512921	45.	521187	79.	580746
12.	512923	46.	521189	80.	580747
13.	512924	47.	521190	81.	580748
14.	512925	48.	521191	82.	580749
15.	512927	49.	521192	83.	580750
16.	512930	50.	521193	84.	595146
17.	512931	51.	521194	85.	595163
18.	512932	52.	521195	86.	677107
19.	512933	53.	521196	87.	677785
20.	512934	54.	521197	88.	678524
21.	512935	55.	521198	89.	678527
22.	512936	56.	521199	90.	678536
23.	512937	57.	521200	91.	678564
24.	512938	58.	521201	92.	678583
25.	512939	59.	521202	93.	678588
26.	512940	60.	521203	94.	678603
27.	512941	61.	521204	95.	679483
28.	512942	62.	521205	96.	679484
29.	512943	63.	521206	97.	679485
30.	512944	64.	521207	98.	679505
31.	512945	65.	521208	99.	679506
32.	512960	66.	521209	100.	679509
33.	521164	67.	521210
34.	521165	68.	521212

Schedule C1

Form of Security Agreement for Milligan Property

SECURITY AGREEMENT MINING CLAIMS AND LEASES

THIS AGREEMENT is made as of the 20 day of October, 2010 by TERRANE METALS CORP. (herein called “Vendor”) a company amalgamated under the laws of British Columbia by amalgamation of 0888046 B.C. Ltd. and Terrane Metals Corp., Suite 1500 - 999 West Hastings Street, Vancouver, British Columbia, (Fax No. 604-630-2090) in favour of RGL ROYALTY AG, (herein called the “Purchaser”) a corporation incorporated under the laws of Switzerland, c/o SchelPart AG, Baarerstrasse 53, P O Box 4559, CH - 6304 Zug, Switzerland (Fax No. +41 41 729 20 77).

BACKGROUND:

Pursuant to the gold purchase and sale agreement dated October 20, 2010 (the “Purchase Agreement”) by and among Vendor, the Purchaser, and, solely in respect of certain sections thereof, Royal Gold, Inc., a corporation organized under the laws of the State of Delaware, and Thompson Creek Metals Company Inc., a company governed by the laws of British Columbia, it is a condition of the Purchase Agreement that Vendor enter into this Security Agreement.

FOR VALUABLE CONSIDERATION (the receipt and sufficiency of which are hereby acknowledged), Vendor covenants, agrees, grants, acknowledges, represents and warrants in favour of the Purchaser, as follows:

Article 1
INTERPRETATION

1.1                               Definitions

Each word and phrase defined or given an extended meaning in Schedule 1.1 is used in this Security Agreement with the defined or extended meaning assigned to it in Schedule 1.1.

1.2                               Statutes

Each reference in this Security Agreement to any code, statute, regulation, official interpretation, directive or other legislative enactment of any Canadian or foreign jurisdiction (including any political subdivision of any thereof) at any time shall be construed so as to include such code, statute, regulation, official interpretation, directive or enactment and each change thereto made at or before that time.

1.3                               Headings

The division of this Security Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Security Agreement. The Article and Section headings in this Security Agreement are included solely for convenience, are not intended to be full or accurate descriptions and shall not be considered part of this Security Agreement.

1.4                               Number and Gender

In this Security Agreement, words (including defined terms) in the singular include the plural and vice-versa (the necessary changes being made to fit the context) and words in one gender include all genders.

1.5                               Reference to Agreements

Each reference in this Security Agreement to any agreement (including this Security Agreement and any other term defined in Schedule 1.1 that is an agreement), document or instrument shall be construed so as to include such agreement (including any attached schedules, appendices and exhibits), document or instrument and each amendment, supplement, other modification, amendment and restatement, novation and replacement made to it at or before the time in question.

Article 2
GRANT OF SECURITY

2.1                               Security

As general and continuing collateral security, without impairment or novation, for the due payment and performance of the Obligations, and subject to the exceptions in Section 2.5, Vendor charges, mortgages, assigns and transfers and grants a security interest in the following Collateral as and by way of a fixed and specific mortgage, charge and security interest to and in favour of the Purchaser:

(a)                                  all of Vendor’s right, title and interest in and to all presently owned or held Mining Leases (including its interest in the Mining Leases listed in Schedule 2.1 hereto) and all Surface Rights relating to or comprising the Milligan Property or any part thereof, together with any renewals thereof, and all other rights related thereto;

(b)                                 all of Vendor’s right, title and interest in and to all presently owned or held Mineral Claims (including its interests in the Mineral Claims listed in Schedule 2.1 hereto) and all Surface Rights relating to or comprising the Milligan Property or any part thereof, together with any renewals thereof; and all other rights related thereto; and

(c)                                  all Proceeds and Replacements of or to Collateral referred to in clauses (a) and (b) above, including all rights thereto.

The security given hereunder is given in addition to and not in substitution for any other security granted pursuant to the Purchase Agreement and any other documents and agreements related thereto.

2.2                               Attachment

Vendor acknowledges that value has been given, that Vendor and the Purchaser have not agreed to postpone the time for attachment of the Security and that the Security is intended to attach, as to all of the Collateral in which Vendor now has rights, when Vendor executes this Security

Agreement, and, as to all Collateral in which Vendor only has rights after the execution of this Security Agreement, when Vendor first has such rights. For certainty, Vendor confirms and agrees that the Security is intended to attach to all present and future Collateral of Vendor and each successor of Vendor.

2.3                               Permitted Dispositions

Vendor shall be permitted to sell, dispose of or otherwise deal with any of the Collateral so long as such sale, disposition or other dealing (both singly and in the aggregate):

a)              is not otherwise prohibited under this Agreement or the Purchase Agreement;

b)             is consistent with prudent business practices for a developer and operator of a mining property; and

c)              does not otherwise trigger a Material Adverse Effect.

With respect to any Permitted Disposition, the Purchaser shall promptly, upon the written request of the Vendor accompanied by (A) confirmation of the disposition and (B) any detail concerning the item or items of Collateral sold or disposed of by the Vendor (“Disposed Collateral”) reasonably required by the Purchaser:

(i)                                     execute and return to the Vendor for filing a registrable discharge of its Security with respect to the Disposed Collateral; or

(ii)                                  amend, or provide written authorization to the Vendor to amend, any applicable registration or registrations of the Purchaser’s Security so as to exclude the Disposed Collateral; or

(iii)                               provide to the Vendor written confirmation (and addressed to persons having acquired an interest in the Disposed Collateral) confirming that the Purchaser no longer has nor will assert any security interest in the Disposed Collateral depending on the circumstances as determined by the Vendor acting reasonably.

This Section 2.3 shall not prohibit the Vendor from selling, disposing of or otherwise dealing with any of the Collateral in accordance with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

2.4                               Proceeds Held in Trust

After an Event of Default occurs, Vendor shall receive and hold all Proceeds in trust, separate and apart from other monies, instruments or property, and shall forthwith endorse as necessary and pay over or deliver them to the Purchaser.

2.5                               Surface Rights, Mineral Claims and Mining Leases

(a)                                  The last day of the term of any lease, oral or written, or any agreement therefor, now held or hereafter acquired by Vendor shall be excepted from the Security and shall not form part of the Collateral but Vendor shall stand possessed of such one day remaining upon trust to assign and dispose of the same as the Purchaser directs. Subject to Section 2.5(c), if any such lease or agreement therefor contains a provision which provides in effect that such lease or agreement may not be assigned, sub-leased, charged or made the subject of any Lien without the consent of the lessor, the application of the Security to any such lease or agreement shall be conditional upon such consent being obtained.

(b)                                 Upon any sale by the Purchaser or any Receiver of any leasehold interest pursuant to this Security Agreement, the Purchaser or any Receiver, for the purpose of vesting the one day residue of the term or renewal thereof in any purchaser or purchasers, shall be entitled by deed or writing to appoint such purchaser or purchasers or any other Person or Persons a new trustee or trustees of the aforesaid reside of any such term or renewal thereof in the place and stead of Vendor and to vest the same accordingly in the new trustee or trustees so appointed free from any obligation respecting the same.

(c)                                  Notwithstanding anything to the contrary contained herein, if Vendor cannot lawfully grant the Security in any Surface Right, Mineral Claim or Mining Lease comprised in the Collateral in which it now or hereafter has rights because the Surface Right, Mineral Claim or Mining Lease prohibits or restricts such Security, the Surface Right, Mineral Claim or Mining Lease requires the consent of any Person which has not been obtained or the grant of such Security in the Surface Right, Mineral Claim or Mining Lease would contravene Applicable Law, that Surface Right, Mineral Claim or Mining Lease shall not, to the extent it would be illegal or result in a breach or default under that Surface Right, Mineral Claim or Mining Lease (each, a “Prescribed Right”), be subject to the Security (save to the extent provided below) unless and until such agreements, consents, waivers and approvals as may be required to avoid such illegality, breach or default have been obtained (“Required Approvals”). The Security shall nonetheless immediately attach to any rights of Vendor arising under, by reason of, or otherwise in respect of such Surface Right, Mineral Claim or Mining Lease such as the right to receive payments thereunder and all Proceeds and Replacements of the Surface Right, Mineral Claim or Mining Lease (“Related Rights”), if and to the extent and as at the time such attachment to the Related Rights is not illegal or would not result in a breach or default thereunder.

(d)                                 To the extent permitted by Applicable Law and the Prescribed Rights, Vendor will hold in trust for the Purchaser, and provide the Purchaser with the benefits of, each Prescribed Rights and will enforce all Related Rights at the direction of the Purchaser or at the direction of such other Person (including any purchaser of Collateral from the Purchaser or any Receiver) as the Purchaser may designate.

(e)                                  Vendor shall forthwith use commercially reasonable best efforts to obtain, as soon as reasonably practicable, all such Required Approvals and acknowledgements of the nature referred to in Subsection 2.5(c).

Article 3
REPRESENTATIONS AND WARRANTIES

Vendor represents and warrants to and in favour of the Purchaser, as follows:

3.1                               Incorporation

Vendor is validly incorporated and organized and is a valid and subsisting corporation under the laws of the Province of British Columbia.

3.2                               Corporate Power

Vendor has the power, capacity, and authority, and has taken all necessary corporate action, to authorize, issue and perform this Security Agreement and to grant the Security.

3.3                               Licences and Permits

Vendor has all necessary power, capacity, and authority, and holds all Licenses and Permits which it requires, to own its Business Assets (including the Collateral) and to carry on its current undertakings at the Milligan Project except where failure to do so would not reasonably be expected to have a Material Adverse Effect on the Vendor.

3.4                               No Conflict

Neither the issuance nor the performance of this Security Agreement nor the granting of the Security requires the Authorization of any Governmental Authority having jurisdiction over Vendor or its Business Assets, nor is this Security Agreement in contravention or breach of or in conflict with the constating documents, any unanimous shareholder agreement, by-laws or resolutions of the directors or shareholders of Vendor or of the provisions of any agreement or License or Permit to which Vendor is a party as at the date hereof or by which it or any of its Business Assets may be bound as at the date hereof (except, in relation to any agreement or License or Permit, for any contravention, breach or conflict which does not, and could not reasonably be expected to have a Material Adverse Effect on Vendor or any of its Business Affairs) or of any Applicable Law to which Vendor or any of its Business Assets may be subject. No such action will oblige Vendor to grant any Lien to any Person other than the Purchaser.

3.5                               Title

Subject only to Permitted Encumbrances, Applicable Law governing the Surface Rights, Mineral Claims or Mining Leases and the terms of the Surface Rights, Mineral Claims or Mining Leases, Vendor has and will have good and marketable title to the Collateral free and clear of all Liens whatsoever.

3.6                               Enforceability

This Security Agreement constitutes a valid and legally binding obligation of Vendor enforceable against Vendor in accordance with its terms, subject only to bankruptcy, insolvency or other statutes or judicial decisions affecting the enforcement of creditors’ rights in general, to general principles of equity under which specific performance and injunctive relief may be refused by a court in its discretion and to any reasonable qualifications expressed in the legal opinions delivered by counsel for Vendor to the Purchaser pursuant to the Purchase Agreement.

3.7                               Mineral Tenures

Schedule 2.1 includes a complete list of all Surface Rights (other than those provided under s.14(1) of the Mineral Tenure Act (British Columbia)), Mineral Claims and Mining Leases owned, held or used by Vendor as at the date hereof in carrying on Vendor’s business related to the Milligan Property. Upon Vendor’s acquisition of rights in any additional Surface Right (other than those provided under s.14(1) of the Mineral Tenure Act (British Columbia)), Mineral Claim or Mining Lease related to the Milligan Property, Vendor will promptly give written notice to the Purchaser of full particulars of the same.

3.8                               Reliance and Survival

All representations and warranties of Vendor made herein or in any certificate or other document delivered by or on behalf of Vendor to the Purchaser are material, shall survive the issuance of this Security Agreement and shall continue in full force and effect for a term of five years following payment of the final Scheduled Deposit. The Purchaser shall be deemed to have relied upon each such representation and warranty notwithstanding any investigation made by or on behalf of the Purchaser at any time.

Article 4
COVENANTS OF VENDOR

4.1                               Maintenance

Vendor shall diligently maintain and use the Collateral and shall conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, issues and profits thereof.

4.2                               Access to Records

Vendor shall upon prior written request from the Purchaser, permit the Purchaser or its Representatives at any commercially reasonable time to have access to all premises occupied by Vendor or any place where any Collateral may be found in order to inspect any Collateral and to examine the books of account and other records and reports of Vendor including the Records, and to have temporary custody of, make copies of and take extracts from such records, reports and Records.

4.3                               Taxes

Vendor shall pay all Taxes when due except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves under GAAP have been established and either (a) no Lien attaches to Collateral to secure the payment of such Taxes or (b) a Lien attaches to Collateral to secure the payment of such Taxes but no risk of enforcement exists and Vendor has paid to or deposited with the relevant taxation authority such amounts as may be assessed or otherwise required to cease all related penalties and interest from continuing to accrue. Vendor shall provide the Purchaser with evidence of Tax payments upon written request.

4.4                               Liens

Vendor shall keep the Collateral free at all times from Liens, except Permitted Encumbrances, and shall defend the title to the Collateral against all Persons. Vendor shall not permit any Collateral to become an accession to or commingled with any property other than other Collateral or to become a fixture unless the Security ranks prior to the interests of all Persons in the subject realty. Neither the foregoing nor Section 3.5 shall in any way prevent the Purchaser from, at any time, contesting the validity, enforceability or priority of any Lien. Subject to the Purchase Agreement, no Lien shall be entitled to priority over the Security. Nothing in this Security Agreement is intended to create any rights (including subordination rights) in favour of any Person other than the Purchaser, any Receiver and the other Indemnified Parties.

4.5                               Compliance with Governmental Requirements

With respect to the Milligan Project, the Vendor shall materially comply with all requirements of any Governmental Authority applicable to any Collateral or its use and with all covenants, terms or conditions upon which any Collateral is held or used; provided, however, the Vendor shall have the right to contest enforcement actions and any allegations of infringement of the same in its discretion.

4.6                               Further Assurances

Vendor shall at all times do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, transfers, mortgages and charges, security agreements, assignments, agreements and assurances as the Purchaser may reasonably require in order to give effect to the provisions of this Security Agreement and for the better, confirming, registering, securing or perfecting, or maintaining the perfection of, the Security and the priority accorded to the Security intended under this Security Agreement. Upon the request of the Purchaser, Vendor shall specifically mortgage, pledge, charge, grant a security interest in, or assign in favour of the Purchaser any property that forms part of the Collateral and shall execute all documents reasonably required by the Purchaser in connection therewith. Vendor constitutes and appoints the Purchaser acting by any officer for the time being of the Purchaser located at its address for notices prescribed by Section 7.3 to be its attorney with full power of substitution to do on Vendor’s behalf anything that Vendor can lawfully do by an attorney, including to do, make and execute all such agreements, deeds, acts, matters or things, with the right to use the name of Vendor, whenever and wherever it deems necessary or expedient and to carry out Vendor’s obligations under this Security Agreement. Such power of attorney, being granted by way of security and coupled with an interest, is irrevocable until Payment in Full of the Obligations. Such power of attorney shall not be exercisable by the Purchaser (a) unless an Event of Default has occurred and is continuing or (b) unless the Purchaser has requested in writing

Vendor to take any action required pursuant to this Section 4.6 and Vendor has failed to do so after 90 days of such request.

4.7                               Notice of Change

Vendor shall notify the Purchaser in writing:

(a)                                  forthwith of any Litigation which could materially adversely affect any Collateral or the Security therein;

(b)                                 forthwith after receipt by Vendor of any notice from any Governmental Authority regarding, or the occurrence of, any of the following events where any of such events could reasonably be seen to have a Material Adverse Effect on any Collateral or Security: non-compliance with Applicable Laws, order for suspension of mining activities, cancellation or forfeiture of or the failure to renew or expiry of, a Mineral Claim, Mining Lease or Surface Right; and

(c)                                  at least 3 Business Days prior to (i) any change of name, or the adoption of a French form of name, or the adoption of a combined English/French or French/English form of name, of Vendor, (ii) any transfer of Vendor’s interest in any Collateral not expressly permitted hereunder, or (iii) any change in the registered office or chief executive office of Vendor.

4.8                               Costs

Vendor shall forthwith reimburse the Purchaser, on demand and on a full indemnity basis, for all interest, commissions, costs of realization and other reasonable, out-of-pocket and properly documented costs and expenses (including reasonable out-of-pocket and properly documented legal fees on a full indemnity basis) incurred by the Purchaser or any Receiver in connection with the enforcement of this Security Agreement and the enforcement of the Security, including those arising in connection with the realization, disposition of, retention, protection or collection of any Collateral and the protection or enforcement of the rights of the Purchaser or any Receiver.

4.9                               Reimbursements as Obligations

All amounts for which Vendor is required hereunder to reimburse the Purchaser or any Receiver shall, from the date of disbursement until the date the Purchaser or such Receiver receives reimbursement, be deemed advanced to Vendor by the Purchaser or such Receiver, as the case may be, on the faith and security of this Security Agreement, shall be deemed to be Obligations secured by the Security and shall bear interest from the date of disbursement, compounded and payable monthly, both before and after demand, default and judgment, until payment of such amount is paid in full at the Default Rate.

4.10                        General Indemnity

In addition to any indemnity contained in the Purchase Agreement, Vendor will indemnify the Purchaser, any Receiver and their respective Representatives, (each, an “Indemnified Party”) in respect of, and save each Indemnified Party fully harmless from and against, all loss and expense which an Indemnified Party may suffer or incur in connection with (a) the exercise by the Purchaser or any Receiver of any of its rights hereunder, (b) any breach by Vendor of the representations or warranties of Vendor contained herein, or (c) any breach by Vendor of, or any failure by Vendor to observe or perform, any of the Obligations, save that Vendor shall not be obliged to so indemnify any Indemnified Party to the extent such losses and expenses are determined by a final Award (from which no appeal may be made or the applicable appeal periods have lapsed without any appeal therefrom having been perfected) to have directly resulted from the willful misconduct or gross negligence of the Indemnified Party. The Purchaser shall be constituted as the trustee of each Indemnified Party, other than itself, and shall hold and enforce each such other Indemnified Party’s rights under this Section 4.10 for their respective benefits.  In no event will Vendor be liable to Purchaser for any lost profits or incidental, indirect, speculative, consequential, special, punitive, or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Security Agreement, even if advised of such potential damages.

4.11                        Updated Lists

As soon as Vendor acquires any rights in any Surface Right (other than those provided under s.14(1) of the Mineral Tenure Act (British Columbia)), Mineral Claim or Mining Lease that forms part of or is used in connection with the Milligan Property, a written description describing that Surface Right, Mineral Claim or Mining Lease shall be deemed to have been incorporated into Schedule 2.1 and Vendor shall promptly deliver to the Purchaser an updated version of such Schedule 2.1, showing additions and deletions to the Collateral since the prior version forming a part hereof, provided however that any such addition shall not result in increasing the physical or subsurface area of the Milligan Project outside of the Mineral Claims existing as of the date hereof. Each such version approved of by the Purchaser shall be deemed to be part of this Security Agreement as of its preparation date.

Article 5
DEFAULT

5.1                               Acceleration on Event of Default

If the uncredited portion of the Payment Deposit becomes due and payable to the Purchaser pursuant to either Section 12.2 (a) or Section 13.2 of the Purchase Agreement, upon expiry of the time permitted for payment of same, the Obligations shall be immediately due and payable and the Security shall become immediately enforceable without the necessity for any further action or notice by the Purchaser.

5.2                               Waiver

The Purchaser may waive any Event of Default or any breach by Vendor of any of the provisions of this Security Agreement. No waiver, however, shall be deemed to extend to a subsequent breach or Event of Default, whether or not the same as or similar to the breach or Event of Default waived, and no act or omission by the Purchaser shall extend to, or be taken in any manner whatsoever to affect, any subsequent breach or Event of Default or the rights of the Purchaser arising therefrom. Any such waiver must be in writing and signed by the Purchaser to be effective. No failure on the part of the Purchaser to exercise, and no delay by the Purchaser in exercising, any right under this Security Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

Article 6
REMEDIES ON DEFAULT

6.1                               Remedies of Purchaser

If the Security becomes enforceable in accordance with Article 5, the Purchaser shall have the rights set out in this Article 6.

6.2                               Right to Appoint a Receiver

The Purchaser may appoint by instrument in writing one or more Receivers of any Collateral. Any such Receiver shall have the rights set out in this Article 6. In exercising such rights, any Receiver shall act as and for all purposes shall be deemed to be the agent of Vendor and the Purchaser shall not be responsible for any act or default of any Receiver. The Purchaser may remove any Receiver and appoint another from time to time. An officer or employee of the Purchaser may be appointed as a Receiver. No Receiver appointed by the Purchaser need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court. If two or more Receivers are appointed to act concurrently, they shall, unless otherwise expressly provided in the instrument appointing them, so act severally and not jointly and severally. The appointment of any Receiver or anything done by a Receiver or the removal or termination of any Receiver shall not have the effect of constituting the Purchaser a mortgagee in possession in respect of the Collateral.

6.3                               Rights of a Receiver

Any Receiver appointed by the Purchaser shall have the following rights:

(a)                                  Power of Entry. Vendor shall forthwith upon demand deliver to a Receiver possession of any Collateral at the place specified by the Receiver. Any Receiver may at any time enter upon any premises owned, leased or otherwise occupied by Vendor or where any Collateral is located to take possession of, disable or remove any Collateral, and may use whatever means the Receiver considers advisable to do so.

(b)                                 Power of Sale. Any Receiver may sell, lease, consign, license, assign or otherwise dispose of any Collateral by public auction, private tender or private contract with or without notice, advertising or any other formality, all of which are hereby waived by Vendor to the extent permitted by Applicable Law. Any Receiver may, at its discretion, establish the terms of such disposition, including terms and conditions as to credit, upset, reserve bid or price. All payments made pursuant to such dispositions shall be credited against the Obligations only as they are actually received. Any Receiver may buy in, rescind or vary any contract for the disposition of any Collateral and may dispose of any Collateral again without being answerable for any loss occasioned thereby. Any such disposition may take place whether or not the Receiver has taken possession of the Collateral. The exercise by the Receiver of any power of sale does not preclude the Receiver from further exercise of its power of sale in accordance with this clause.

(c)                                  Carrying on Business. With respect to, and to the extent of, the Collateral and the Milligan Property, any Receiver may carry on, or concur in the carrying on of, any of the business or undertaking of Vendor and may, to the exclusion of all others, including Vendor after five Business Days written notice, enter upon, occupy and use any of the premises, buildings, plant and undertaking of, or occupied or used by, Vendor and, for such time and such purposes as the Receiver sees fit, may use any of the equipment and intangibles of Vendor that Vendor has not removed from the Milligan Property within five Business Days after the Purchaser or the Receiver has given Vendor written notice to do so. No Receiver shall be liable to Vendor for any negligence in so doing or in respect of any rent, charges, costs, depreciation or damages in connection with any such action.

(d)                                 Any Receiver may complete any unfinished construction upon or in the Collateral including having the power to:

(i)                                     appoint and engage superintendents, architects, engineers, miners, geologists, consultants, contractors, managers, advisors and such other personnel which, in the discretion of the Receiver, may be required to construct, furnish or operate the Collateral;

(ii)                                  enter into contracts for the supply of materials and services which the Receiver deems necessary to complete or operate the Collateral;

(iii)                               enter into and enforce and take the benefit of Surface Rights, Mineral Claims, Mining Leases, agreements and other arrangements in respect of the Collateral from municipal or other Governmental Authorities or from any other source whatsoever which provide loans, grants or Licenses;

(iv)                              enter into, enforce, use and take the benefit of construction contracts, contracts for services or materials, performance bonds, insurance contracts, development agreements, plans, studies, reports, information or any other matter, material or arrangement in respect of the Collateral; and

(v)                                 with the approval of a court of competent jurisdiction, if required by Applicable Law, terminate any Surface Rights, Mineral Claims, Mining Leases or other arrangements made by Vendor in connection with the Collateral on such terms as the Receiver deems reasonable.

(e)                                  Pay Liens. Any Receiver may pay any liability secured by any actual or threatened Lien against any Collateral. A Receiver may borrow money for the maintenance, preservation or protection of any Collateral or for carrying on any of the business or undertaking of Vendor with respect to, and to the extent of, the Collateral and the Milligan Property and may grant Liens in any Collateral in priority to the Security as security for the money so borrowed. Vendor will forthwith on demand reimburse the Receiver for all such payments and borrowings.

(f)                                    Dealing with Collateral. Any Receiver may seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with any Collateral in such manner, upon such terms and conditions and at such time as it deems advisable without notice to Vendor (except as otherwise required by Applicable Law), and may charge on its own behalf and pay to others its costs and expenses (including legal, Receiver’s and accounting fees and expenses on a full indemnity basis) incurred in connection with such actions. Vendor will forthwith upon demand reimburse the Receiver for all such costs or expenses.

(g)                                 Powers re Collateral. Any Receiver may have, enjoy and exercise all of the rights of and enjoyed by Vendor with respect to the Collateral or incidental, ancillary, attaching or deriving from the ownership by Vendor of the Collateral, the right to commence or continue Litigation to preserve or protect Collateral and the right to grant or agree to Liens and grant or reserve profits a prendre, easements, rights of ways, rights in the nature of easements and licenses over or pertaining to the whole or any part of the Collateral.

(h)                                 Retain Services. Any Receiver may retain the services of such real estate brokers and agents, lawyers, accountants, appraisers and other consultants as the Receiver may deem necessary or desirable in connection with anything done or to be done by the Receiver or with any of the rights of the Receiver set out herein and pay their commissions, fees and disbursements (which payment shall constitute part of the Receiver’s disbursements reimbursable by Vendor hereunder). Vendor shall forthwith on demand reimburse the Receiver for all such payments.

6.4                               Right to have Court Appoint a Receiver

The Purchaser may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Purchaser pursuant to this Security Agreement.

6.5                               Purchaser may exercise rights of a Receiver

In lieu of, or in addition to, exercising its rights under Sections 6.3 and 6.4, the Purchaser has, and may exercise, any of the rights which are capable of being granted to a Receiver appointed by the Purchaser pursuant to this Security Agreement.

6.6          Retention of Collateral

The Purchaser may elect to retain any Collateral in satisfaction of the Obligations. The Purchaser may designate any part of the Obligations to be satisfied by the retention of particular Collateral which the Purchaser considers to have a net realizable value approximating the amount of the designated part of the Obligations, in which case only the designated part of the Obligations shall be deemed to be satisfied by the retention of the particular Collateral.

6.7          Limitation of Liability

Except for any loss or expense resulting from any gross negligence, bad faith or willful misconduct of the Purchaser, any Receiver or any of their respective Representatives, neither the Purchaser nor any Receiver shall be liable or accountable for any failure of the Purchaser or any Receiver to seize, collect, realize, dispose of, enforce or otherwise deal with any Collateral nor shall any of them be bound to institute Litigation for any such purposes or for the purpose of preserving any rights of the Purchaser, Vendor or any other Person in respect of any Collateral. Neither the Purchaser nor any Receiver shall be liable or responsible for any loss and expense whatever which may accrue in consequence of any such failure resulting from any negligence of the Purchaser, any Receiver or any of their respective Representatives or otherwise. If any Receiver or the Purchaser takes possession of any Collateral, neither the Purchaser nor any Receiver shall have any liability as a mortgagee in possession or be accountable for anything except actual receipts.

6.8          Extensions of Time

The Purchaser and any Receiver may grant renewals, extensions of time and other indulgences, take and give up Liens, accept compositions, grant releases and discharges, perfect or fail to perfect any Liens, release any Collateral to third parties and otherwise deal or fail to deal with Vendor, debtors of Vendor, guarantors, sureties and others and with any Collateral and other Liens as the Purchaser may see fit, all without prejudice to the liability of Vendor to the Purchaser or the rights of the Purchaser and any Receiver under this Security Agreement.

6.9          Application of Payments against Obligations

Any Recovery received by the Purchaser in respect of the Obligations from time to time and any Recovery realized by the Purchaser on any Collateral shall be appropriated and applied by the Purchaser in accordance with Section 6.17.

6.10        Set-Off, Combination of Accounts met and/or Crossclaims

The Obligations will be paid by Vendor without regard to any equities between Vendor and the Purchaser or any right of set-off or cross-claim. Any indebtedness owing by the Purchaser to Vendor, direct or indirect, extended or renewed, actual or contingent, mutual or not, may be set off or applied against, or combined with, the Obligations by the Purchaser at any time either before or after maturity, without demand upon or notice to anyone.

6.11        Deficiency

If the proceeds of the realization of any Collateral are insufficient to repay all liquidated Obligations, Vendor shall forthwith pay or cause to be paid to the Purchaser such deficiency.

6.12        Validity of Sale

No Person dealing with the Purchaser or any Receiver or with any Representative of the Purchaser or any Receiver shall be concerned to inquire whether the Security has become enforceable, whether any right of the Purchaser or any Receiver has become exercisable, whether any Obligations remain outstanding or otherwise as to the propriety or regularity of any dealing by the Purchaser or any Receiver with any Collateral or to see to the application of any money paid to the Purchaser or any Receiver, and in the absence of fraud on the part of such Person such dealings shall be deemed, as regards such Person, to be within the rights hereby conferred and to be valid and effective accordingly.

6.13        Purchaser or Receiver may Perform

If Vendor fails to perform any Obligations, without limiting any other provision hereof, the Purchaser or any Receiver may perform those Obligations as attorney for Vendor in accordance with Section 4.6. Vendor shall remain liable under each agreement, Surface Right, Mineral Claim, Mining Lease and License to which it is party or by which it or any of its Business Assets is bound and shall perform all of its obligations thereunder, and shall not be released from any of its obligations under any such agreement, Surface Right, Mineral Claim or Mining Lease by the exercise of any rights by the Purchaser or any Receiver. Neither the Purchaser nor any Receiver shall have any obligation under any such agreement, Surface Right, Mineral Claim or Mining Lease by reason of this Security Agreement, nor shall the Purchaser or any Receiver be obliged to perform any of the obligations of Vendor thereunder or to take any action to collect or enforce any claim made subject to the security of this Security Agreement. The rights conferred on the Purchaser and any Receiver under this Security Agreement are for the purpose of protecting the Security in the Collateral and shall not impose any obligation upon the Purchaser or any Receiver to exercise any such rights.

6.14        Effect of Appointment of Receiver

As soon as the Purchaser takes possession of any Collateral or appoints a Receiver over any Collateral, all rights of each of the Representatives of Vendor with respect to that Collateral shall cease, unless specifically continued by the written consent of the Purchaser or the Receiver.

6.15        Time for Payment

If any Obligations are due by maturity, demand or acceleration, it shall be deemed reasonable for the Purchaser to exercise its rights under this Security Agreement immediately if such payment is not made, and any days of grace or any time for payment which might otherwise be required to be afforded to Vendor by any agreement or Applicable Law is hereby irrevocably waived to the extent permitted by law.

6.16        Rights in Addition

The rights conferred by this Article 6 are in addition to, and not in substitution for, any other rights the Purchaser may have under this Security Agreement, at law, in equity or by or under Applicable Law or the Purchase Agreement or any other security agreement. The Purchaser may proceed by way of any action, suit or other proceeding at law or in equity including (a) the right to take proceedings in any court of competent jurisdiction for the sale or foreclosure of the Collateral and (b) filing proofs of claim and other documentation to establish the claims of the Purchaser in any Litigation relating to Vendor. No right of the Purchaser or any Receiver shall be exclusive of or dependent on any other. Any such right may be exercised separately or in combination, and at any time. The exercise by the Purchaser or any Receiver of any right hereunder does not preclude the Purchaser or any Receiver from further exercise of such right in accordance with this Security Agreement.

6.17        Application of Proceeds

Each Recovery received by the Purchaser will be held and dealt with by or applied and paid to the relevant parties or Persons indicated below promptly following receipt by the Purchaser in the following order:

(a)           first, to be applied to the Payment in Full of the Obligations due and owing to the Purchaser under the Purchase Agreement, including all reasonable fees of the Purchaser and all reasonable out-of-pocket disbursements, fees, costs and expenses incurred by the Purchaser in connection with the preservation of the Security or the Collateral or any enforcement proceedings and all amounts for which the Purchaser is entitled to payment or indemnity from Vendor pursuant to any other provision of this Security Agreement;

(b)           second, after Payment in Full of all Obligations in accordance with paragraph (a) above, the surplus, if any, remaining from that Recovery will be paid to Vendor, unless otherwise directed by any Order of any competent Governmental Authority, or as required by Applicable Law.

The fact that the Purchaser may make a payment pursuant to paragraph (b) above or may determine that the Obligations have been paid in full, will not thereafter prevent the Purchaser from applying any further Recovery in the order set out in this Section 6.17.

Article 7
GENERAL

7.1          Security in Addition

The Security does not replace or otherwise affect any existing or future Lien held by the Purchaser. Neither the taking of any Litigation, judicial or extra-judicial, nor the refraining from so doing, nor any dealing with any other security for any Obligations shall release or affect the Security. Neither the taking of any Litigation, judicial or extra-judicial, pursuant to this Security Agreement, nor the refraining from so doing, nor any dealing with any Collateral shall release or affect any of the other Liens held by the Purchaser for the payment or performance of the Obligations.

7.2          No Merger

This Security Agreement shall not operate by way of a merger of the Obligations or of any agreement or other document by which the Obligations now or at any time hereafter may be represented or evidenced. Neither the taking of any judgment nor the exercise of any power of seizure or disposition shall extinguish the liability of Vendor to pay and perform the Obligations nor shall the acceptance of any payment or alternate security constitute or create any novation. No covenant, representation or warranty of Vendor herein shall merge in any judgment.

7.3          Notices

Any notice, demand, consent, approval or other communication to be made or given under or in connection with this Security Agreement shall be given in accordance with the Purchase Agreement.

7.4          Time of the Essence

Time is and shall remain of the essence of this Security Agreement and each of its provisions.

7.5          Governing Law

This Security Agreement shall be governed by, and interpreted in accordance with, the laws in force in the Province of British Columbia, including the federal laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). Vendor irrevocably attorns to and submits to the non-exclusive jurisdiction of the Courts of British Columbia with respect to any matter arising hereunder or related hereto. Such choice of law shall, however, be without prejudice to or limitation of any other rights available to the Purchaser under the laws of any other jurisdiction where Collateral may be located.

7.6          Doctrine of Consolidation

Pursuant to section 31(2) of the Property Law Act (British Columbia), the doctrine of consolidation shall apply to this Security Agreement.

7.7          Security Effective Immediately

Neither the issuance nor registration of, or any filings with respect to, this Security Agreement, nor any partial advance of the Payment Deposit by the Purchaser, shall bind the Purchaser to advance any amounts of the Payment Deposit to Vendor, but the Security shall take effect forthwith upon the issuance of this Security Agreement by Vendor.

7.8          Entire Agreement

There are no representations, warranties, covenants, agreements or acknowledgments whether direct or collateral, express or implied, that form part of or affect this Security Agreement or any Collateral, other than as expressed herein or in the Purchase Agreement or other security agreements granted contemporaneously herewith by Vendor to the Purchaser and other than as may be expressed in any other written agreement entered into between Vendor and the Purchaser contemporaneously herewith. The execution of this Security Agreement has not been induced by, nor does Vendor rely upon or regard as material, any representations, warranties, conditions, other agreements or acknowledgments not expressly made in this Security Agreement and the other written agreements and other documents to be delivered pursuant hereto or contemporaneously herewith.  In the event of any inconsistency between the terms of this Security Agreement and the terms of the Purchase Agreement with respect to the subject matter herein, the terms of the Purchase Agreement shall control.

7.9          Provisions Reasonable

Vendor acknowledges that the provisions of this Security Agreement and, in particular, those respecting rights of the Purchaser or any Receiver against Vendor and any Collateral upon an Event of Default, are commercially reasonable and not manifestly unreasonable.

7.10        Invalidity

If any provision of this Security Agreement is found to be invalid or unenforceable, by a court of competent jurisdiction from which no further appeal right lies, that provision shall be deemed to be severed herefrom and the remaining provisions of this Security Agreement shall not be affected thereby but shall remain valid and enforceable.

7.11        Binding Effect

This Security Agreement shall enure to the benefit of the Purchaser and any Receiver and their respective successors and assigns permitted under the Purchase Agreement and shall be binding on Vendor, its legal representatives (including receivers) and its successors and assigns permitted under the Purchase Agreement. Each reference to Vendor in this Security Agreement shall be construed so as to include the successors and such permitted assigns of Vendor to the extent the context so admits.

7.12        Survival

The Obligations payable under Sections 4.10 and 6.17 (the “Indemnity Obligations”) shall survive the Payment in Full of all other Obligations and shall continue in full force and effect until Payment in Full has been irrevocably made of such Indemnity Obligations.

7.13        Statutory Waivers

To the fullest extent permitted by Applicable Law, Vendor waives all of the rights, benefits and protections given by the provisions of any existing or future statute which imposes limitations upon the rights of a secured party or upon the methods of realization of security, including any seize or sue or anti-deficiency statute or any similar provisions of any other statute.

7.14        Currency

All references in this Security Agreement to monetary amounts, unless specifically provided, are to lawful currency of the United States of America. All sums of money payable under this

Security Agreement shall be paid in the currency in which such sums are incurred or expressed as due hereunder.

7.15        Currency Conversions

If the Purchaser receives or recovers any amount payable under this Security Agreement in a currency (the “Recovered Amount”) which is different than the currency of the United States of America (the “Contract Currency”), the Purchaser may convert the Recovered Amount to the Contract Currency at the rate of exchange which the Purchaser is able, acting in a reasonable manner and in good faith, to purchase the relevant amount of the Contract Currency. The amount of the Contract Currency resulting from any such conversion shall then be applied in accordance with the provisions of Section 6.9.

7.16        Judgment Currency

If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the country giving such judgment (the “Judgment Currency”) an amount due hereunder in a different currency (the “Agreed Currency”), then the date on which the rate of exchange for conversion is selected by the court is referred to herein as the “Conversion Date”. If there is a change in the rate of exchange between the Judgment Currency and the Agreed Currency between the Conversion Date and the actual receipt by the Purchaser or any Receiver of the amount due hereunder or under any such judgment, Vendor will, notwithstanding any such judgment, pay all such additional amounts as may be necessary to ensure that the amount received by the Purchaser or Receiver in the Judgment Currency, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the Agreed Currency. Vendor’s liability hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under this Security Agreement.

7.17        Amendment

Subject to Section 1.5, no agreement purporting to change this Security Agreement shall be binding upon either Vendor or the Purchaser unless that agreement is in writing and signed by Vendor and the Purchaser.

7.18        Information

At any time the Purchaser may provide to any Person that claims an interest in Collateral copies of this Security Agreement or information about it or about the Collateral or the Obligations.

7.19        Discharge

Forthwith following the Deposit Reduction Time, the Purchaser shall discharge all security interests in the Collateral.  Upon the discharge of the security interests in the Collateral, the Purchaser shall discharge or authorize Vendor to discharge, any applicable registrations in respect of the Collateral and shall execute and deliver to Vendor such other documents or instruments as Vendor may reasonably require to reflect such discharge.

7.20        Date of Reference

For convenience of reference, this Security Agreement may be referred to as being dated for reference October 20, 2010 irrespective of its actual date of execution.

7.21        Vendor Acknowledgment

The Vendor:

(a)           acknowledges receiving a copy of this Security Agreement; and

(b)           waives all rights to receive from the Purchaser a copy of any financing statement, financing change statement or verification statement filed or issued, as the case may be, at any time in respect of this Security Agreement or any amendments to it.

[SIGNATURE PAGE FOLLOWS]

TO WITNESS THIS AGREEMENT, Vendor has caused this Security Agreement to be duly executed.

TERRANE METALS CORP.

Per:

Authorized Signatory

SCHEDULE 1.1

DEFINITIONS

1.             Unless the context otherwise requires, in this Security Agreement the following terms are used with their corresponding defined meanings:

“Applicable Law” means any international, federal, state, provincial, or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a Person or any of its properties, assets, business or operations.

“Authorizations” means any authorization, approval, consent, exemption, license, permit, franchise or no-action letter from any Governmental Authority having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s Business Affairs or from any Person in connection with any easements or contractual rights.

“Award” means any judgment, decree, injunction, rule, award or order of any Governmental Authority, arbitrator or other decision-making authority of competent jurisdiction.

“Bankruptcy Proceeding” means, with respect to any Person, any proceeding contemplated by any application, petition, assignment, filing of notice or other means, whether voluntary or involuntary and whether or not under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) or any other like, equivalent or analogous legislation of any jurisdiction seeking any moratorium, reorganization, adjustment, composition, proposal, compromise, arrangement or other like or similar relief in respect of any or all of the obligations of that Person, seeking the winding up, liquidation or dissolution of that Person or all or any part of its Business Assets, seeking any Award declaring, finding or adjudging that Person insolvent or bankrupt, seeking the appointment (provisional, interim or permanent) of any receiver or resulting, by operation of law, in the bankruptcy of that Person.

“Business Affairs” means the Business Assets, liabilities, financial condition, and results of operations of Vendor.

“Business Assets” means the business, operations, undertaking, property and assets of the Vendor in relation to the Milligan Project.

“Business Day” means a day other than a Saturday or a Sunday or a day (i) that is a statutory holiday under the laws of the Province of British Columbia or (ii) on which national banking institutions in New York and Colorado are closed to the public for conducting business.

“Collateral” means all of the property made subject to the Liens created under Section 2.1, wherever located, now or hereafter owned by Vendor or in or to which Vendor now or hereafter has rights, including all such rights, and (as the context so admits) any item or part thereof.

“Default Rate” means the interest rate per annum payable by Vendor pursuant to Section 15.3(a) of the Purchase Agreement.

“Deposit Reduction Time” has the meaning assigned to it in the Purchase Agreement.

“Documents of Title” means all documents of title, whether negotiable or non-negotiable, including all warehouse receipts and bills of lading, in which Vendor now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Event of Default” means a Vendor Event of Default as defined in the Purchase Agreement.

“Governmental Authority” means any federal, provincial, or local government, agency, department, ministry, authority, tribunal, commission, official, court or securities commission.  For the avoidance of doubt, “tribunal” shall not be deemed to include First Nations.

“Income Taxes” means taxes based on or measured by income or profit of any nature or kind, including Canadian federal and provincial income taxes and similar such taxes imposed by any foreign jurisdiction (including any union of nations).

“Indemnified Party” has the defined meaning assigned to it in Section 4.10.

“License” means (i) any Authorization from any Governmental Authority having jurisdiction with respect to Vendor’s interest in the Milligan Property, and (ii) any Authorization from any Person granting any easement or license with respect to any real or immovable property in relation to the Milligan Project.

“Lien” means (i) any right of set-off intended to secure the payment or performance of an obligation, (ii) any interest in property created by way of mortgage, pledge, charge, lien, assignment by way of security, hypothecation, security interest, hire purchase agreement, conditional sale agreement, Sale/Lease Back Transaction, deposit arrangement, title retention, capital lease or discount, factoring or securitization arrangement on recourse terms, (iii) any statutory deemed trust or lien, (iv) any preference, priority, adverse claim, levy, execution, seizure, attachment, garnishment or other encumbrance which binds property, and (v) any agreement to grant any of the rights or interests described in clauses (i) to (iv) inclusive of this definition.

“Litigation” means any grievance, investigation, litigation, legal action, lawsuit, mediation, alternative dispute resolution proceeding or other proceeding (whether civil, administrative, quasi-criminal or criminal) by or before any Governmental Authority, arbitrator or other decision-making authority.

“Material Adverse Effect” has the meaning assigned to it in the Purchase Agreement.

“Milligan Project” has the meaning assigned to it in the Purchase Agreement.

“Milligan Property” has the meaning assigned to it in the Purchase Agreement.

“Minerals” has the meaning assigned to it in the Purchase Agreement.

“Mineral Claim” means a mineral claim as defined under the Mineral Tenure Act (British Columbia) or any successor statute thereto or a Crown granted mineral claim.

“Mining Lease” means a mining lease issued under the Mineral Tenure Act (British Columbia) or any successor statute thereto or by any Governmental Authority.

“Obligations” means all advances of the Payment Deposit and all obligations for the performance of covenants, tasks or duties including, without limitation, for the delivery of Refined Gold, payment of monetary amounts, debts and liabilities (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including, for greater certainty, the return of the uncredited amount of the Payment Deposit, if applicable, owing by Vendor to the Purchaser pursuant to the Purchase Agreement, and all covenants, duties regarding such Refined Gold or amounts, of any kind or nature, present or future, absolute or contingent, joint or several or joint and several, direct or indirect, matured or not, extended or renewed, whenever and however incurred, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under, by reason of, pursuant to or otherwise in respect of the Purchase Agreement, this Security Agreement or any other security agreement granted by Vendor to the Purchaser, and (as the context so admits) each and every item or part of any thereof. This term includes all principal, interest (including all interest that accrues after the commencement of, or which would have accrued but for the commencement of, any Bankruptcy Proceeding in accordance with and at the rate, including the Default Rate to the extent lawful, specified herein or in the Purchase Agreement, whether or not such interest is an allowable claim in such Bankruptcy Proceeding), expenses, legal fees and any other sum chargeable to Vendor under the Purchase Agreement, this Security Agreement or any other security agreement granted by Vendor to the Purchaser, and (as the context so admits) each and any item or part of any thereof.

“Order” means any order, directive, direction or request of any Governmental Authority, arbitrator or other decision-making authority of competent jurisdiction.

“Payment Deposit” has the meaning assigned to it in the Purchase Agreement.

“Payment in Full” in relation to any Obligations means permanent, indefeasible and irrevocable delivery of Refined Gold or payment in cash (or other freely available funds transfer as may be expressly provided for in the Purchase Agreement) to the Purchaser in full of all Obligations (other than contingent indemnification obligations) in accordance with the express provisions of the Purchase Agreement, without regard to any compromise, reduction or disallowance of all or any item or part thereof by virtue of the application of any bankruptcy, insolvency or other similar such laws, any law affecting creditors’ rights generally or general principles of equity, and the cancellation or expiry of all commitments by the Purchaser to advance any portion of the Payment Deposit to or for the benefit or at the request of Vendor, and “paid in full” shall (to the extent the context so admits) be construed in like manner.

“Permits” has the meaning assigned to it in the Purchase Agreement.

“Permitted Encumbrances” has (i) the defined meaning assigned to it in the Purchase Agreement and (ii) means any right of title retention or any purchase money security in connection with the purchase price of assets in the ordinary course of business which the purchase price is promptly paid when due.

“Person” means an individual, corporation, company (limited, unlimited, unlimited liability or other), limited liability corporation, other body corporate, estate, limited or general partnership, business trust, trustee, joint venture, other legal entity, unincorporated association or Governmental Authority.

“Prescribed Right” has the defined meaning assigned to it in Section 2.5(c).

“Proceeds” means all proceeds and real or personal property in any form derived directly or indirectly from any disposal of or other dealing with any Collateral, or that indemnifies or compensates for such Collateral stolen, lost, destroyed or damaged, and proceeds of Proceeds whether or not of the same type, class or kind as the original Proceeds, and (as the context so admits) any item or part thereof.

“Purchase Agreement” has the defined meaning assigned to it in the Background to this Security Agreement.

“Purchaser” means RGL Royalty AG, and if such Purchaser shall assign all or any portion of its rights, benefits or obligations under the Purchase Agreement as permitted thereunder, such term shall include any assignee of such Purchaser, whether immediate or derivative, relative to such rights, benefits and obligations.

“Receiver” means any receiver for the Collateral or any of the business, undertakings, property and assets of Vendor appointed by the Purchaser pursuant to this Security Agreement or by a court on application by the Purchaser.

“Records” means all books, accounts, invoices, letters, papers, security certificates, documents and other records in any form evidencing or relating in any way to any item or part of the Collateral and all agreements, Licenses, Permits and other rights and benefits in respect thereof, and (as the context so admits) any item or part thereof.

“Recovery” means any monies received or recovered by the Purchaser pursuant to this Security Agreement on account of the Obligations, whether pursuant to any enforcement of the Security, any Litigation, any settlement thereof or otherwise.

“Refined Gold” has the defined meaning assigned to it in the Purchase Agreement.

“Replacements” means all increases, additions and accessions to, and all substitutions for and replacements of, any item or part of the Collateral, and any item or part thereof.

“Representative” of any Person means any director, officer, employee, agent, legal counsel, accountant, financial advisor, expert, manager, consultant or other representative appointed, engaged or employed by such Person.

“Sale/Lease Back Transaction” means any transaction, series of transactions (related or not) or arrangement pursuant to which Business Assets of a Person are disposed of and are thereafter leased back, or are otherwise made available for use, to that Person.

“Sales Taxes” means sales, transfer, turnover or value added taxes of any nature or kind, including Canadian goods and services taxes and federal, state and provincial sales and excise taxes, or harmonized Canadian and provincial taxes.

“Scheduled Deposit” has the meaning assigned to it in the Purchase Agreement.

“Security” means any and all Liens granted by Vendor to the Purchaser in this Security Agreement.

“Security Agreement” means this security agreement and all schedules attached hereto. All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Security Agreement and not to any particular section or portion of it. References to an “Article”, “Section”, “Subsection” or “Schedule” refer to the applicable article, section, subsection or schedule of this Security Agreement.

“Surface Rights” means all rights to use, enter and occupy the surface of a Mineral Claim or Mining Lease for the exploration and development or production of Minerals or placer minerals, including the treatment of ore and concentrates, and all operations related to the exploration and development or production of Minerals or placer minerals and the business of mining, and all leases, licenses, contracts, agreements, permits or other documents relating to such rights, including without limitation, any and all surface rights related to infrastructure such as electric power lines and roads, surface tenures issued by a Governmental Authority such as investigative permits and temporary permits, and any lease to the surface of the Milligan Property or license of occupation or other occupation right and includes any fee simple rights over any part of the Milligan Property.

“Taxes” means all taxes of any kind or nature whatsoever including federal large corporation taxes, provincial capital taxes, realty taxes (including utility charges which are collectible like realty taxes), business taxes, property transfer taxes, Income Taxes, Sales Taxes, custom duties, payroll taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Authority of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

2.             Extended Meanings

To the extent the context so admits, any reference in this Security Agreement to:

“agreement” shall be construed as any agreement, oral or written, any simple contract or specialty, and includes any bond, bill of exchange, indenture, instrument or undertaking.

“arm’s length” shall be construed in the same manner it is used in the Income Tax Act (Canada).

“change” shall be construed as change, modify, alter, amend, supplement, extend, renew, compromise, novate, replace, terminate, release, discharge, cancel, suspend or waive or (where the context so admits) the noun or participle form of any of the foregoing, and “changed” shall be construed in like manner.

“dispose” shall be construed as lease, sell, transfer, license or otherwise dispose of any property, or the commercial benefits of use or ownership of any property, including the right to profit or gain therefrom, whether in a single transaction or in a series of related transactions, and “disposed”, “disposition” and “disposal” shall be construed in like manner.

“include”, “includes” and “including” shall be construed to be followed by the statement “without limitation” and none of such terms shall be construed to limit any word or statement which it follows to the specific items or matters immediately following it or similar terms or matters.

“losses and expenses” shall be construed as losses, costs, expenses, damages, penalties, Awards, Orders, Litigation, claims, claims over, demands and liabilities, including any applicable court costs and legal fees and disbursements on a full indemnity basis, and “loss and expense” shall be construed in like manner.

“rate of exchange” shall be construed so as to include any premiums or costs payable in connection with any currency conversion being effected.

a “receiver” means a privately appointed or court appointed receiver or receiver and manager, interim receiver, liquidator, trustee-in-bankruptcy, administrator, administrative receiver, monitor and any other like or similar official.

“rights” shall be construed as rights, titles, benefits, interests, powers, authorities, discretions, privileges, immunities and remedies (actual or contingent, direct or indirect, matured or unmatured, now existing or arising hereafter), whether arising by agreement or statute, at law, in equity or otherwise, and “right” shall be construed in like manner.

“set-off” means any right or obligation of set-off, compensation, offset, combination of accounts, netting, retention, withholding, reduction, deduction or any similar right or obligation, or (as the context requires) any exercise of any such right or performance of such obligation.

“successor” of a Person (the “relevant party”) shall be construed so as to include (i) any amalgamated or other body corporate of which the relevant party or any of its successors is one of the amalgamating or merging body corporates, (ii) any body corporate resulting from any court approved arrangement of which the relevant party or any of its successors is party, (iii) any Person to whom all or substantially all the undertakings, property and assets of the relevant party is transferred, (iv) any body corporate resulting from the continuance of the relevant party or any successor of it under the laws of another jurisdiction of incorporation and (v) any successor (determined as aforesaid or in any similar or comparable procedure under the laws of any other jurisdiction) of any Person referred to in clause (i), (ii), (iii) or (iv) of this definition. Each reference in this Security Agreement to any party hereto or any other Person shall (where the context so admits) include its successors.

SCHEDULE 2.1

MINERAL CLAIMS

Milligan Property mineral claims and lease are identified in maps 093J, 093K, 093N, and 093O provided by the Mineral Titles Office of British Columbia, Canada.

Mineral Claims Tenure Identification: 100 claims listed in the table below

1.	512884	35.	521177	69.	521213
2.	512887	36.	521178	70.	579598
3.	512888	37.	521179	71.	579599
4.	512890	38.	521180	72.	579600
5.	512891	39.	521181	73.	579602
6.	512897	40.	521182	74.	580741
7.	512907	41.	521183	75.	580742
8.	512909	42.	521184	76.	580743
9.	512913	43.	521185	77.	580744
10.	512919	44.	521186	78.	580745
11.	512921	45.	521187	79.	580746
12.	512923	46.	521189	80.	580747
13.	512924	47.	521190	81.	580748
14.	512925	48.	521191	82.	580749
15.	512927	49.	521192	83.	580750
16.	512930	50.	521193	84.	595146
17.	512931	51.	521194	85.	595163
18.	512932	52.	521195	86.	677107
19.	512933	53.	521196	87.	677785
20.	512934	54.	521197	88.	678524
21.	512935	55.	521198	89.	678527

22.	512936	56.	521199	90.	678536
23.	512937	57.	521200	91.	678564
24.	512938	58.	521201	92.	678583
25.	512939	59.	521202	93.	678588
26.	512940	60.	521203	94.	678603
27.	512941	61.	521204	95.	679483
28.	512942	62.	521205	96.	679484
29.	512943	63.	521206	97.	679485
30.	512944	64.	521207	98.	679505
31.	512945	65.	521208	99.	679506
32.	512960	66.	521209	100.	679509
33.	521164	67.	521210
34.	521165	68.	521212

MINING LEASES

MINING LEASES LEGALLY AND BENEFICIALLY OWNED AND HELD BY VENDOR:

Mineral Lease Tenure Identification: 631503.

SURFACE RIGHTS

SURFACE RIGHTS LEGALLY AND BENEFICIALLY OWNED AND HELD BY VENDOR:

•      Realignment Rainbow Forest Service Road Permit #2009-01177

•      Provincial Permit No. 2009-05414 for Power Line Crossing

•      Provincial Licence of Occupation No. 705959

•      Forest and Range Practices Act permit for timber cutting and road construction for Forest Service Roads 10663 and 10679

•      Road Use Permit OTH10006 authorizing use of Forest Service roads

Schedule C2

Form of Security Agreement for Personal Property

SECURITY AGREEMENT COLLATERAL

THIS AGREEMENT is made as of the 20 day of October, 2010 by TERRANE METALS CORP. (herein called “Vendor”) a company amalgamated under the laws of British Columbia by the amalgamation of 0888046 B.C. Ltd. and Terrane Metals Corp., Suite 1500 - 999 West Hastings Street, Vancouver, British Columbia, (Fax No. 604-630-2090) in favour of RGL ROYALTY AG, (herein called the “Purchaser”) a corporation incorporated under the laws of Switzerland, c/o SchelPart AG, Baarerstrasse 53, P O Box 4559, CH - 6304 Zug, Switzerland (Fax No. +41 41 729 20 77).

BACKGROUND:

Pursuant to the gold purchase and sale agreement dated October 20, 2010 (the “Purchase Agreement”) by and among Vendor, the Purchaser, and, solely in respect of certain sections thereof, Royal Gold, Inc., a corporation organized under the laws of the State of Delaware, and Thompson Creek Metals Company Inc., a company governed by the laws of British Columbia, it is a condition of the Purchase Agreement that Vendor enter into this Security Agreement.

FOR VALUABLE CONSIDERATION (the receipt and sufficiency of which are hereby acknowledged), Vendor covenants, agrees, grants, acknowledges, represents and warrants in favour of the Purchaser, as follows:

Article 1
INTERPRETATION

1.1          Definitions

Each word and phrase defined or given an extended meaning in Schedule 1.1 is used in this Security Agreement with the defined or extended meaning assigned to it in Schedule 1.1. Words and phrases defined in the PPSA and used without initial capitals in this Security Agreement (including in Schedule 1.1) have the respective defined meanings assigned to them in the PPSA, unless the context otherwise requires.

1.2          Statutes

Each reference in this Security Agreement to any code, statute, regulation, official interpretation, directive or other legislative enactment of any Canadian or foreign jurisdiction (including any political subdivision of any thereof) at any time shall be construed so as to include such code, statute, regulation, official interpretation, directive or enactment and each change thereto made at or before that time.

1.3          Headings

The division of this Security Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Security Agreement. The Article and Section headings in this Security Agreement are included solely for convenience, are not intended to be full or accurate descriptions and shall not be considered part of this Security Agreement.

1.4          Number and Gender

In this Security Agreement, words (including defined terms) in the singular include the plural and vice-versa (the necessary changes being made to fit the context) and words in one gender include all genders.

1.5          Reference to Agreements

Each reference in this Security Agreement to any agreement (including this Security Agreement and any other term defined in Schedule 1.1 that is an agreement), document or instrument shall be construed so as to include such agreement (including any attached schedules, appendices and exhibits), document or instrument and each amendment, supplement, other modification, amendment and restatement, novation and replacement made to it at or before the time in question.

Article 2
GRANT OF SECURITY

2.1          Security

As general and continuing collateral security, without impairment or novation, for the due payment and performance of the Obligations, and subject to the exceptions in Section 2.5, Vendor charges, mortgages, assigns and transfers and grants a security interest to and in favour of Purchaser in the following Collateral:

(a)           all of Vendor’s right, title and interest in and to the Designated Percentage of Produced Gold (the “Produced Gold Collateral”);

(b)           all of Vendor’s right, title and interest in and to all Licenses and Permits presently owned or held and after acquired or held, together with any renewals and replacements thereof;

(c)           all Minerals (other than Produced Gold Collateral) provided such charge shall in no way hinder or prevent Vendor, subject to the Purchase Agreement or until the security hereof shall have become enforceable, from selling, disposing of or otherwise dealing with any and all of such Minerals in the ordinary course of Vendor’s business and as required by the Purchase Agreement and for the purpose of carrying on and extending the same;

(d)           all Accounts;

(e)           all Equipment;

(f)            all Inventory;

(g)           all chattel paper, Documents of Title, instruments, money, investment property, and other goods relating to or arising out of the Milligan Project that are not Produced Gold Collateral, Accounts, Equipment or Inventory;

(h)           all intangibles and intangible property (except for Accounts) relating to or arising out of the Milligan Project including, without limitation, all contractual rights, licenses, goodwill, patents, trade-marks, tradenames, copyrights, other industrial designs and other industrial or intellectual property and undertaking of Vendor and all other choses in action of Vendor of every kind which now are, or which may at any time hereafter be, due or owing to or owned by the Vendor and all other intangible property of Vendor which is not Accounts, goods, chattel paper, documents of title, instruments, money or investment property;

(i)            (the Collateral referred to in clauses (b) through (h) above is the “Balance of Collateral”) and

(j)            all Proceeds and Replacements of or to Collateral referred to in clauses (a) through (h) above, including all rights thereto.

The security given hereunder is given in addition to and not in substitution for any other security granted pursuant to the Purchase Agreement and any other documents and agreements related thereto.

2.2          Attachment

Vendor acknowledges that value has been given, that Vendor and the Purchaser have not agreed to postpone the time for attachment of the Security and that the Security is intended to attach, as to all of the Collateral in which Vendor now has rights, when Vendor executes this Security Agreement, and, as to all Collateral in which Vendor only has rights after the execution of this Security Agreement, when Vendor first has such rights. For certainty, Vendor confirms and agrees that the Security is intended to attach to all present and future Collateral of Vendor and each successor of Vendor.

2.3          Permitted Dispositions

Vendor shall be permitted to sell, dispose of or otherwise deal with any of the Collateral so long as such sale, disposition or other dealing (both singly and in the aggregate):

(a)           is not otherwise prohibited under this Agreement or the Purchase Agreement;

(b)           is consistent with prudent business practices for a developer and operator of a mining property; and

(c)           does not otherwise trigger a Material Adverse Effect.

With respect to any Permitted Disposition, the Purchaser shall promptly, upon the written request of the Vendor accompanied by (A) confirmation of the disposition and (B) any detail concerning the item or items of Collateral sold or disposed of by the Vendor (“Disposed Collateral”) reasonably required by the Purchaser:

(i)            execute and return to the Vendor for filing a registrable discharge of its Security with respect to the Disposed Collateral; or

(ii)           amend, or provide written authorization to the Vendor to amend, any applicable registration or registrations of the Purchaser’s Security so as to exclude the Disposed Collateral; or

(iii)          provide to the Vendor written confirmation (and addressed to persons having acquired an interest in the Disposed Collateral) confirming that the Purchaser no longer has nor will assert any security interest in the Disposed Collateral depending on the circumstances as determined by the Vendor acting reasonably.

This Section 2.3 shall not prohibit the Vendor from selling, disposing of or otherwise dealing with any of the Collateral in accordance with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

2.4          Proceeds Held in Trust

After an Event of Default occurs, Vendor shall receive and hold all Proceeds in trust, separate and apart from other monies, instruments or property, and shall forthwith endorse as necessary and pay over or deliver them to the Purchaser.

2.5          Agreements, Licenses and Permits

(a)           Vendor shall use commercially reasonable efforts to obtain all Required Approvals and consents required for the assignment by way of security of all agreements, Licenses and Permits, including, without limitation, those listed in Schedule 2.1, those obtained from the conversion of claims and those acquired after the date hereof in connection with the Milligan Property.

(b)           Notwithstanding anything to the contrary contained herein, if Vendor cannot lawfully grant the Security in any agreement, License or Permit, comprised in the Collateral in which it now or hereafter has rights because the agreement, License or Permit prohibits or restricts such Security, the agreement, License or Permit requires the consent of any Person which has not been obtained or the grant of such Security in the agreement, License or Permit would contravene Applicable Law, that agreement, License or Permit shall not, to the extent it would be illegal or result in a breach of or default under that agreement, License or Permit (each, a “Prescribed Agreement”), be subject to the Security (save to the extent provided below) unless and until such agreements, consents, waivers and approvals as may be required to avoid such illegality, breach or default have been obtained (“Required Approvals”). The Security shall nonetheless immediately attach to any rights of Vendor arising under, by reason of, or otherwise in respect of such agreement, License or Permit such as the right to receive payments thereunder and all Proceeds and Replacements of the agreement, License or Permit (“Related Rights”), if and to the extent and as at the time such attachment to the Related Rights is not illegal or would not result in a breach or default thereunder.

(c)           To the extent permitted by Applicable Law and the Prescribed Agreements, Vendor will hold in trust for the Purchaser, and provide the Purchaser with the benefits of, each Prescribed Agreement and will enforce all Related Rights at the direction of the Purchaser or at the direction of such other Person (including any purchaser of Collateral from the Purchaser or any Receiver) as the Purchaser may designate.

(d)           The mortgages, charges and security interests granted in this Security Agreement do not apply or extend to:

(i)            the last day of any term created by any lease or agreement therefor now held or hereafter acquired by Vendor, but Vendor will stand possessed of the reversion thereby remaining in Vendor of any leasehold premises upon trust for Purchaser to assign and dispose thereof as Purchaser or any buyer of such leasehold premises directs; and

(ii)           any lease or other agreement which contains a provision which provides in effect that such lease or agreement may not be assigned, subleased, charged or encumbered without the leave, licence, consent or approval of the lessor or other party until such leave, licence, consent or approval is obtained, and the security interest created hereby will attach and extend to such lease or agreement as soon as such leave, licence, consent or approval is obtained.

Article 3
REPRESENTATIONS AND WARRANTIES

Vendor represents and warrants to and in favour of the Purchaser, as follows:

3.1          Incorporation

Vendor is validly incorporated and organized and is a valid and subsisting corporation under the laws of the Province of British Columbia.

3.2          Corporate Power

Vendor has the power, capacity, and authority, and has taken all necessary corporate action, to authorize, issue and perform this Security Agreement and to grant the Security.

3.3          Licenses and Permits

Vendor has all necessary power, capacity, and authority, and holds all Licenses and Permits which it requires, to own its Business Assets (including the Collateral) and to carry on its current undertakings at the Milligan Project except where failure to do so would not reasonably be expected to have a Material Adverse Effect on the Vendor.

3.4          No Conflict

Neither the issuance nor the performance of this Security Agreement nor the granting of the Security requires the Authorization of any Governmental Authority having jurisdiction over

Vendor or its Business Assets, nor is this Security Agreement in contravention or breach of or in conflict with the constating documents, any unanimous shareholder agreement, by-laws or resolutions of the directors or shareholders of Vendor or of the provisions of any agreement or License or Permit to which Vendor is a party as at the date hereof or by which it or any of its Business Assets may be bound as at the date hereof (except, in relation to any agreement or License or Permit, for any contravention, breach or conflict which does not, and could not reasonably be expected to have a Material Adverse Effect on Vendor or any of its Business Affairs) or of any Applicable Law to which Vendor or any of its Business Assets may be subject. No such action will oblige Vendor to grant any Lien to any Person other than the Purchaser.

3.5          Title

Subject only to Permitted Encumbrances, Applicable Law governing the Licenses and Permits and the terms of the Licenses and Permits, Vendor has and will have good and marketable title to the Collateral free and clear of all Liens whatsoever.

3.6          Enforceability

This Security Agreement constitutes a valid and legally binding obligation of Vendor enforceable against Vendor in accordance with its terms, subject only to bankruptcy, insolvency or other statutes or judicial decisions affecting the enforcement of creditors’ rights in general, to general principles of equity under which specific performance and injunctive relief may be refused by a court in its discretion and to any reasonable qualifications expressed in the legal opinions delivered by counsel for Vendor to the Purchaser pursuant to the Purchase Agreement.

3.7          Locations of Collateral

Vendor’s registered office, places of business, chief executive office and the locations of the Collateral (except Collateral which has been disposed of in accordance with the provisions of the Purchase Agreement), including its Records relating thereto, are listed in Schedule 3.7.

3.8          List of Licenses and Permits

Schedule 2.1 includes a complete list of all Licenses and Permits owned, held or used by Vendor as at the date hereof. Upon Vendor’s acquisition of rights in any additional License or Permit, Vendor will promptly give written notice to the Purchaser of full particulars of the same.

3.9          Reliance and Survival

All representations and warranties of Vendor made herein or in any certificate or other document delivered by or on behalf of Vendor to the Purchaser are material, shall survive the issuance of this Security Agreement and shall continue in full force and effect for a term of five years following payment of the final Scheduled Deposit. The Purchaser shall be deemed to have relied upon each such representation and warranty notwithstanding any investigation made by or on behalf of the Purchaser at any time.

Article 4
COVENANTS OF VENDOR

4.1          Maintenance

Vendor shall diligently maintain and use the Collateral and shall conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, issues and profits thereof.

4.2          Access to Records

Vendor shall keep its Records at the locations specified in Schedule 3.7 and, upon prior written request from the Purchaser, permit the Purchaser or its Representatives at any commercially reasonable time to have access to all premises occupied by Vendor or any place where any Collateral may be found in order to inspect any Collateral and to examine the books of account and other records and reports of Vendor including the Records, and to have temporary custody of, make copies of and take extracts from such records, reports and Records.

4.3          Taxes

Vendor shall pay all Taxes when due except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves under GAAP have been established and either (a) no Lien attaches to Collateral to secure the payment of such Taxes or (b) a Lien attaches to Collateral to secure the payment of such Taxes but no risk of enforcement exists and Vendor has paid to or deposited with the relevant taxation authority such amounts as may be assessed or otherwise required to cease all related penalties and interest from continuing to accrue. Vendor shall provide the Purchaser with evidence of Tax payments upon written request.

4.4          Liens

Vendor shall keep the Collateral free at all times from Liens, except Permitted Encumbrances, and shall defend the title to the Collateral against all Persons. Vendor shall not permit any Collateral to become an accession to or commingled with any property other than other Collateral or to become a fixture unless the Security ranks prior to the interests of all Persons in the subject realty. Neither the foregoing nor Section 3.5 shall in any way prevent the Purchaser from, at any time, contesting the validity, enforceability or priority of any Lien. Subject to the Purchase Agreement, no Lien shall be entitled to priority over the Security except to the extent that it is a Permitted Encumbrance entitled to such priority as a purchase-money security interest under the PPSA. Nothing in this Security Agreement is intended to create any rights (including subordination rights) in favour of any Person other than the Purchaser, any Receiver and the other Indemnified Parties.

4.5          Compliance with Governmental Requirements

With respect to the Milligan Project, the Vendor shall materially comply with all requirements of any Governmental Authority applicable to any Collateral or its use and with all covenants, terms or conditions upon which any Collateral is held or used; provided, however, the Vendor shall have the right to contest enforcement actions and any allegations of infringement of the same in its discretion.

4.6          Further Assurances

Vendor shall at all times do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, transfers, pledges and charges, security agreements, assignments, agreements, debentures and assurances as the Purchaser may reasonably require in order to give effect to the provisions of this Security Agreement and for the better securing or perfecting, or maintaining the perfection of, the Security and the priority accorded to the Security intended under this Security Agreement. Upon the request of the Purchaser, Vendor shall specifically mortgage, pledge, charge, grant a security interest in, or assign in favour of the Purchaser any property that forms part of the Collateral and shall execute all documents reasonably required by the Purchaser in connection therewith. Vendor constitutes and appoints the Purchaser acting by any officer for the time being of the Purchaser located at its address for notices prescribed by Section 7.3 to be its attorney with full power of substitution to do on Vendor’s behalf anything that Vendor can lawfully do by an attorney, including to do, make and execute all such agreements, deeds, acts, matters or things, with the right to use the name of Vendor, whenever and wherever it deems necessary or expedient and to carry out Vendor’s obligations under this Security Agreement. Such power of attorney, being granted by way of security and coupled with an interest, is irrevocable until Payment in Full of the Obligations. Such power of attorney shall not be exercisable by the Purchaser (a) unless an Event of Default has occurred and is continuing or (b) unless the Purchaser has requested in writing Vendor to take any action required pursuant to this Section 4.6 and Vendor has failed to do so after 90 days of such request.

4.7          Notice of Change

Vendor shall notify the Purchaser in writing:

(a)           forthwith of any Litigation which could materially adversely affect any Collateral or the Security therein;

(b)           forthwith after receipt by Vendor of any notice from any Governmental Authority regarding, or the occurrence of, any of the following events where any of such events could reasonably be seen to have a Material Adverse Effect on any Collateral or Security: non-compliance with Applicable Laws, order for suspension of mining activities, cancellation or forfeiture of, or the failure to renew or expiry of a License or Permit; and

(c)           at least 3 Business Days prior to (i) any change of name, or the adoption of a French form of name, or the adoption of a combined English/French or French/English form of name, of Vendor, (ii) any transfer of Vendor’s interest in any Collateral not expressly permitted hereunder, (iii) any change in or addition to the location of any Collateral from those locations referred to in Section 3.7, or (iv) any change in the registered office or chief executive office of Vendor.

4.8          Costs

Vendor shall forthwith reimburse the Purchaser, on demand and on a full indemnity basis, for all interest, commissions, costs of realization and other reasonable, out-of-pocket and properly documented costs and expenses (including reasonable out-of-pocket and properly documented legal fees on a full indemnity basis) incurred by the Purchaser or any Receiver in connection with the enforcement of this Security Agreement and the enforcement of the Security, including those arising in connection with the realization, disposition of, retention, protection or collection of any Collateral and the protection or enforcement of the rights of the Purchaser or any Receiver.

4.9          Reimbursements as Obligations

All amounts for which Vendor is required hereunder to reimburse the Purchaser or any Receiver shall, from the date of disbursement until the date the Purchaser or such Receiver receives reimbursement, be deemed advanced to Vendor by the Purchaser or such Receiver, as the case may be, on the faith and security of this Security Agreement, shall be deemed to be Obligations secured by the Security and shall bear interest from the date of disbursement, compounded and payable monthly, both before and after demand, default and judgment, until payment of such amount is paid in full at the Default Rate.

4.10        General Indemnity

In addition to any indemnity contained in the Purchase Agreement, Vendor will indemnify the Purchaser, any Receiver and their respective Representatives, (each, an “Indemnified Party”) in respect of, and save each Indemnified Party fully harmless from and against, all loss and expense which an Indemnified Party may suffer or incur in connection with (a) the exercise by the Purchaser or any Receiver of any of its rights hereunder, (b) any breach by Vendor of the representations or warranties of Vendor contained herein, or (c) any breach by Vendor of, or any failure by Vendor to observe or perform, any of the Obligations, save that Vendor shall not be obliged to so indemnify any Indemnified Party to the extent such losses and expenses are determined by a final Award (from which no appeal may be made or the applicable appeal periods have lapsed without any appeal therefrom having been perfected) to have directly resulted from the willful misconduct or gross negligence of the Indemnified Party. The Purchaser shall be constituted as the trustee of each Indemnified Party, other than itself, and shall hold and enforce each such other Indemnified Party’s rights under this Section 4.10 for their respective benefits.  In no event will Vendor be liable to Purchaser for any lost profits or incidental, indirect, speculative, consequential, special, punitive, or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Security Agreement, even if advised of such potential damages.

4.11        Updated Lists

As soon as Vendor acquires any rights in any License or Permit, a written description describing that License or Permit shall be deemed to have been incorporated into Schedule 2.1 and Vendor shall promptly deliver to the Purchaser an updated version of such Schedule 2.1, showing additions and deletions to the Collateral since the prior version forming a part hereof, provided however that any such addition shall not result in increasing the physical or subsurface area of the Milligan Project outside of the area existing as of the date hereof. Each such version approved of by the Purchaser shall be deemed to be part of this Security Agreement as of its preparation date.

Article 5
DEFAULT

5.1          Acceleration on Event of Default

If the uncredited portion of the Payment Deposit becomes due and payable to the Purchaser pursuant to either Section 12.2 (a) or Section 13.2 of the Purchase Agreement, upon expiry of the time permitted for payment of same, the Obligations shall be immediately due and payable and the Security shall become immediately enforceable without the necessity for any further action or notice by the Purchaser.

5.2          Waiver

The Purchaser may waive any Event of Default or any breach by Vendor of any of the provisions of this Security Agreement. No waiver, however, shall be deemed to extend to a subsequent breach or Event of Default, whether or not the same as or similar to the breach or Event of Default waived, and no act or omission by the Purchaser shall extend to, or be taken in any manner whatsoever to affect, any subsequent breach or Event of Default or the rights of the Purchaser arising therefrom. Any such waiver must be in writing and signed by the Purchaser to be effective. No failure on the part of the Purchaser to exercise, and no delay by the Purchaser in exercising, any right under this Security Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

Article 6
REMEDIES ON DEFAULT

6.1          Remedies of Purchaser

If the Security becomes enforceable in accordance with Article 5, the Purchaser shall have the rights set out in this Article 6.

6.2          Right to Appoint a Receiver

The Purchaser may appoint by instrument in writing one or more Receivers of any Collateral. Any such Receiver shall have the rights set out in this Article 6. In exercising such rights, any Receiver shall act as and for all purposes shall be deemed to be the agent of Vendor and the Purchaser shall not be responsible for any act or default of any Receiver. The Purchaser may remove any Receiver and appoint another from time to time. An officer or employee of the Purchaser may be appointed as a Receiver. No Receiver appointed by the Purchaser need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court. If two or more Receivers are appointed to act concurrently, they shall, unless otherwise expressly provided in the instrument appointing them, so act severally and not jointly and severally. The appointment of any Receiver or anything done by a Receiver or the removal or termination of any Receiver shall not have the effect of constituting the Purchaser a mortgagee in possession in respect of the Collateral.

6.3          Rights of a Receiver

Any Receiver appointed by the Purchaser shall have the following rights:

(b)           Power of Entry. Vendor shall forthwith upon demand deliver to a Receiver possession of any Collateral at the place specified by the Receiver. Any Receiver may at any time enter upon any premises owned, leased or otherwise occupied by Vendor or where any Collateral is located to take possession of, disable or remove any Collateral, and may use whatever means the Receiver considers advisable to do so.

(c)           Power of Sale. Any Receiver may sell, lease, consign, license, assign or otherwise dispose of any Collateral by public auction, private tender or private contract with or without notice, advertising or any other formality, all of which are hereby waived by Vendor to the extent permitted by Applicable Law. Any Receiver may, at its discretion, establish the terms of such disposition, including terms and conditions as to credit, upset, reserve bid or price. All payments made pursuant to such dispositions shall be credited against the Obligations only as they are actually received. Any Receiver may buy in, rescind or vary any contract for the disposition of any Collateral and may dispose of any Collateral again without being answerable for any loss occasioned thereby. Any such disposition may take place whether or not the Receiver has taken possession of the Collateral. The exercise by the Receiver of any power of sale does not preclude the Receiver from further exercise of its power of sale in accordance with this clause.

(d)           Carrying on Business. With respect to, and to the extent of, the Collateral and the Milligan Property, any Receiver may carry on, or concur in the carrying on of, any of the business or undertaking of Vendor and may, to the exclusion of all others, including Vendor after five Business Days written notice, enter upon, occupy and use any of the premises, buildings, plant and undertaking of, or occupied or used by, Vendor and, for such time and such purposes as the Receiver sees fit, may use any of the equipment and intangibles of Vendor that Vendor has not removed from the Milligan Property within five Business Days after the Purchaser or the Receiver has given Vendor written notice to do so. No Receiver shall be liable to Vendor for any negligence in so doing or in respect of any rent, charges, costs, depreciation or damages in connection with any such action.

(e)           Any Receiver may complete any unfinished construction upon or in the Collateral including having the power to:

(i)            appoint and engage superintendents, architects, engineers, miners, geologists, consultants, contractors, managers, advisors and such other personnel which, in the discretion of the Receiver, may be required to construct, furnish or operate the Collateral;

(ii)           enter into contracts for the supply of materials and services which the Receiver deems necessary to complete or operate the Collateral;

(iii)          enter into and enforce and take the benefit of Permits, Licenses, agreements and other arrangements in respect of the Collateral from municipal or other Governmental Authorities or from any other source whatsoever which provide loans, grants, Permits or Licenses;

(iv)          enter into, enforce, use and take the benefit of construction contracts, contracts for services or materials, performance bonds, insurance contracts, development agreements, plans, studies, reports, information or any other matter, material or arrangement in respect of the Collateral; and

(v)           with the approval of a court of competent jurisdiction, if required by Applicable Law, terminate any Permits, Licenses, agreements or other arrangements made by Vendor in connection with the Collateral on such terms as the Receiver deems reasonable.

(f)            Pay Liens. Any Receiver may pay any liability secured by any actual or threatened Lien against any Collateral. A Receiver may borrow money for the maintenance, preservation or protection of any Collateral or for carrying on any of the business or undertaking of Vendor with respect to, and to the extent of the Collateral and the Milligan Property and may grant Liens in any Collateral in priority to the Security as security for the money so borrowed. Vendor will forthwith on demand reimburse the Receiver for all such payments and borrowings.

(g)           Dealing with Collateral. Any Receiver may seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with any Collateral in such manner, upon such terms and conditions and at such time as it deems advisable without notice to Vendor (except as otherwise required by Applicable Law), and may charge on its own behalf and pay to others its costs and expenses (including legal, Receiver’s and accounting fees and expenses on a full indemnity basis) incurred in connection with such actions. Vendor will forthwith upon demand reimburse the Receiver for all such costs or expenses.

(h)           Powers re Collateral. Any Receiver may have, enjoy and exercise all of the rights of and enjoyed by Vendor with respect to the Collateral or incidental, ancillary, attaching or deriving from the ownership by Vendor of the Collateral, the right to commence or continue Litigation to preserve or protect Collateral and the right to grant or agree to Liens and grant or reserve profits a prendre, easements, rights of ways, rights in the nature of easements and licenses over or pertaining to the whole or any part of the Collateral.

(i)            Retain Services. Any Receiver may retain the services of such brokers and agents, lawyers, accountants, appraisers and other consultants as the Receiver may deem necessary or desirable in connection with anything done or to be done by the

Receiver or with any of the rights of the Receiver set out herein and pay their commissions, fees and disbursements (which payment shall constitute part of the Receiver’s disbursements reimbursable by Vendor hereunder). Vendor shall forthwith on demand reimburse the Receiver for all such payments.

6.4          Right to have Court Appoint a Receiver

The Purchaser may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Purchaser pursuant to this Security Agreement.

6.5          Purchaser may exercise rights of a Receiver

In lieu of, or in addition to, exercising its rights under Sections 6.3 and 6.4, the Purchaser has, and may exercise, any of the rights which are capable of being granted to a Receiver appointed by the Purchaser pursuant to this Security Agreement.

6.6          Retention of Collateral

The Purchaser may elect to retain any Collateral in satisfaction of the Obligations. The Purchaser may designate any part of the Obligations to be satisfied by the retention of particular Collateral which the Purchaser considers to have a net realizable value approximating the amount of the designated part of the Obligations, in which case only the designated part of the Obligations shall be deemed to be satisfied by the retention of the particular Collateral.

6.7          Limitation of Liability

Except for any loss or expense resulting from any gross negligence, bad faith or willful misconduct of the Purchaser, any Receiver or any of their respective Representatives, neither the Purchaser nor any Receiver shall be liable or accountable for any failure of the Purchaser or any Receiver to seize, collect, realize, dispose of, enforce or otherwise deal with any Collateral nor shall any of them be bound to institute Litigation for any such purposes or for the purpose of preserving any rights of the Purchaser, Vendor or any other Person in respect of any Collateral. Neither the Purchaser nor any Receiver shall be liable or responsible for any loss and expense whatever which may accrue in consequence of any such failure resulting from any negligence of the Purchaser, any Receiver or any of their respective Representatives or otherwise. If any Receiver or the Purchaser takes possession of any Collateral, neither the Purchaser nor any Receiver shall have any liability as a mortgagee in possession or be accountable for anything except actual receipts.

6.8          Extensions of Time

The Purchaser and any Receiver may grant renewals, extensions of time and other indulgences, take and give up Liens, accept compositions, grant releases and discharges, perfect or fail to perfect any Liens, release any Collateral to third parties and otherwise deal or fail to deal with Vendor, debtors of Vendor, guarantors, sureties and others and with any Collateral and other

Liens as the Purchaser may see fit, all without prejudice to the liability of Vendor to the Purchaser or the rights of the Purchaser and any Receiver under this Security Agreement.

6.9          Application of Payments against Obligations

Any Recovery received by the Purchaser in respect of the Obligations from time to time and any Recovery realized by the Purchaser on any Collateral shall be appropriated and applied by the Purchaser in accordance with Section 6.17.

6.10        Set-Off, Combination of Accounts met and/or Crossclaims

The Obligations will be paid by Vendor without regard to any equities between Vendor and the Purchaser or any right of set-off or cross-claim. Any indebtedness owing by the Purchaser to Vendor, direct or indirect, extended or renewed, actual or contingent, mutual or not, may be set off or applied against, or combined with, the Obligations by the Purchaser at any time either before or after maturity, without demand upon or notice to anyone.

6.11        Deficiency

If the proceeds of the realization of any Collateral are insufficient to repay all liquidated Obligations, Vendor shall forthwith pay or cause to be paid to the Purchaser such deficiency.

6.12        Validity of Sale

No Person dealing with the Purchaser or any Receiver or with any Representative of the Purchaser or any Receiver shall be concerned to inquire whether the Security has become enforceable, whether any right of the Purchaser or any Receiver has become exercisable, whether any Obligations remain outstanding or otherwise as to the propriety or regularity of any dealing by the Purchaser or any Receiver with any Collateral or to see to the application of any money paid to the Purchaser or any Receiver, and in the absence of fraud on the part of such Person such dealings shall be deemed, as regards such Person, to be within the rights hereby conferred and to be valid and effective accordingly.

6.13        Purchaser or Receiver may Perform

If Vendor fails to perform any Obligations, without limiting any other provision hereof, the Purchaser or any Receiver may perform those Obligations as attorney for Vendor in accordance with Section 4.6. Vendor shall remain liable under each agreement, Permit and License to which it is party or by which it or any of its Business Assets is bound and shall perform all of its obligations thereunder, and shall not be released from any of its obligations under any such agreement, Permit or License by the exercise of any rights by the Purchaser or any Receiver. Neither the Purchaser nor any Receiver shall have any obligation under any such agreement, Permit or License, by reason of this Security Agreement, nor shall the Purchaser or any Receiver be obliged to perform any of the obligations of Vendor thereunder or to take any action to collect or enforce any claim made subject to the security of this Security Agreement. The rights conferred on the Purchaser and any Receiver under this Security Agreement are for the purpose of protecting the Security in the Collateral and shall not impose any obligation upon the Purchaser or any Receiver to exercise any such rights.

6.14        Effect of Appointment of Receiver

As soon as the Purchaser takes possession of any Collateral or appoints a Receiver over any Collateral, all rights of each of the Representatives of Vendor with respect to that Collateral shall cease, unless specifically continued by the written consent of the Purchaser or the Receiver.

6.15        Time for Payment

If any Obligations are due by maturity, demand or acceleration, it shall be deemed reasonable for the Purchaser to exercise its rights under this Security Agreement immediately if such payment is not made, and any days of grace or any time for payment which might otherwise be required to be afforded to Vendor by any agreement or Applicable Law is hereby irrevocably waived to the extent permitted by law.

6.16        Rights in Addition

The rights conferred by this Article 6 are in addition to, and not in substitution for, any other rights the Purchaser may have under this Security Agreement, at law, in equity or by or under Applicable Law or the Purchase Agreement or any other security agreement. The Purchaser may proceed by way of any action, suit or other proceeding at law or in equity including (a) the right to take proceedings in any court of competent jurisdiction for the sale or foreclosure of the Collateral and (b) filing proofs of claim and other documentation to establish the claims of the Purchaser in any Litigation relating to Vendor. No right of the Purchaser or any Receiver shall be exclusive of or dependent on any other. Any such right may be exercised separately or in combination, and at any time. The exercise by the Purchaser or any Receiver of any right hereunder does not preclude the Purchaser or any Receiver from further exercise of such right in accordance with this Security Agreement.

6.17        Application of Proceeds

Each Recovery received by the Purchaser will be held and dealt with by or applied and paid to the relevant parties or Persons indicated below promptly following receipt by the Purchaser in the following order:

(a)           first, to be applied to the Payment in Full of the Obligations due and owing to the Purchaser under the Purchase Agreement, including all reasonable fees of the Purchaser and all reasonable out-of-pocket disbursements, fees, costs and expenses incurred by the Purchaser in connection with the preservation of the Security or the Collateral or any enforcement proceedings and all amounts for which the Purchaser is entitled to payment or indemnity from Vendor pursuant to any other provision of this Security Agreement;

(b)           second, after Payment in Full of all Obligations in accordance with paragraph (a) above, the surplus, if any, remaining from that Recovery will be paid to Vendor, unless otherwise directed by any Order of any competent Governmental Authority, or as required by Applicable Law.

The fact that the Purchaser may make a payment pursuant to paragraph (b) above or may determine that the Obligations have been paid in full, will not thereafter prevent the Purchaser from applying any further Recovery in the order set out in this Section 6.17.

Article 7
GENERAL

7.1          Security in Addition

The Security does not replace or otherwise affect any existing or future Lien held by the Purchaser. Neither the taking of any Litigation, judicial or extra-judicial, nor the refraining from so doing, nor any dealing with any other security for any Obligations shall release or affect the Security. Neither the taking of any Litigation, judicial or extra-judicial, pursuant to this Security Agreement, nor the refraining from so doing, nor any dealing with any Collateral shall release or affect any of the other Liens held by the Purchaser for the payment or performance of the Obligations.

7.2          No Merger

This Security Agreement shall not operate by way of a merger of the Obligations or of any agreement or other document by which the Obligations now or at any time hereafter may be represented or evidenced. Neither the taking of any judgment nor the exercise of any power of seizure or disposition shall extinguish the liability of Vendor to pay and perform the Obligations nor shall the acceptance of any payment or alternate security constitute or create any novation. No covenant, representation or warranty of Vendor herein shall merge in any judgment.

7.3          Notices

Any notice, demand, consent, approval or other communication to be made or given under or in connection with this Security Agreement shall be given in accordance with the Purchase Agreement.

7.4          Time of the Essence

Time is and shall remain of the essence of this Security Agreement and each of its provisions.

7.5          Governing Law

This Security Agreement shall be governed by, and interpreted in accordance with, the laws in force in the Province of British Columbia, including the federal laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). Vendor irrevocably attorns to and submits to the non-exclusive jurisdiction of the Courts of British Columbia with respect to any matter arising hereunder or related hereto. Such choice of law shall, however, be without prejudice to or limitation of any other rights available to the Purchaser under the laws of any other jurisdiction where Collateral may be located.

7.6          Security Effective Immediately

Neither the issuance nor registration of, or any filings with respect to, this Security Agreement, nor any partial advance of the Payment Deposit by the Purchaser, shall bind the Purchaser to advance any amounts of the Payment Deposit to Vendor, but the Security shall take effect forthwith upon the issuance of this Security Agreement by Vendor.

7.7          Entire Agreement

There are no representations, warranties, covenants, agreements or acknowledgments whether direct or collateral, express or implied, that form part of or affect this Security Agreement or any Collateral, other than as expressed herein or in the Purchase Agreement or other security agreements granted contemporaneously herewith by Vendor to the Purchaser and other than as may be expressed in any other written agreement entered into between Vendor and the Purchaser contemporaneously herewith. The execution of this Security Agreement has not been induced by, nor does Vendor rely upon or regard as material, any representations, warranties, conditions, other agreements or acknowledgments not expressly made in this Security Agreement and the other written agreements and other documents to be delivered pursuant hereto or contemporaneously herewith.  In the event of any inconsistency between the terms of this Security Agreement and the terms of the Purchase Agreement with respect to the subject matter herein, the terms of the Purchase Agreement shall control.

7.8          Provisions Reasonable

Vendor acknowledges that the provisions of this Security Agreement and, in particular, those respecting rights of the Purchaser or any Receiver against Vendor and any Collateral upon an Event of Default, are commercially reasonable and not manifestly unreasonable.

7.9          Invalidity

If any provision of this Security Agreement is found to be invalid or unenforceable, by a court of competent jurisdiction from which no further appeal right lies, that provision shall be deemed to be severed herefrom and the remaining provisions of this Security Agreement shall not be affected thereby but shall remain valid and enforceable.

7.10        Binding Effect

This Security Agreement shall enure to the benefit of the Purchaser and any Receiver and their respective successors and assigns permitted under the Purchase Agreement and shall be binding on Vendor, its legal representatives (including receivers) and its successors and assigns permitted under the Purchase Agreement. Each reference to Vendor in this Security Agreement shall be construed so as to include the successors and such permitted assigns of Vendor to the extent the context so admits.

7.11        Survival

The Obligations payable under Sections 4.10 and 6.17 (the “Indemnity Obligations”) shall survive the Payment in Full of all other Obligations and shall continue in full force and effect until Payment in Full has been irrevocably made of such Indemnity Obligations.

7.12        Statutory Waivers

To the fullest extent permitted by Applicable Law, Vendor waives all of the rights, benefits and protections given by the provisions of any existing or future statute which imposes limitations upon the rights of a secured party or upon the methods of realization of security, including any seize or sue or anti-deficiency statute or any similar provisions of any other statute.

7.13        Currency

All references in this Security Agreement to monetary amounts, unless specifically provided, are to lawful currency of the United States of America. All sums of money payable under this Security Agreement shall be paid in the currency in which such sums are incurred or expressed as due hereunder.

7.14        Currency Conversions

If the Purchaser receives or recovers any amount payable under this Security Agreement in a currency (the “Recovered Amount”) which is different than the currency of the United States of America (the “Contract Currency”), the Purchaser may convert the Recovered Amount to the Contract Currency at the rate of exchange which the Purchaser is able, acting in a reasonable manner and in good faith, to purchase the relevant amount of the Contract Currency. The amount of the Contract Currency resulting from any such conversion shall then be applied in accordance with the provisions of Section 6.9.

7.15        Judgment Currency

If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the country giving such judgment (the “Judgment Currency”) an amount due hereunder in a different currency (the “Agreed Currency”), then the date on which the rate of exchange for conversion is selected by the court is referred to herein as the “Conversion Date”. If there is a change in the rate of exchange between the Judgment Currency and the Agreed Currency between the Conversion Date and the actual receipt by the Purchaser or any Receiver of the amount due hereunder or under any such judgment, Vendor will, notwithstanding any such judgment, pay all such additional amounts as may be necessary to ensure that the amount received by the Purchaser or Receiver in the Judgment Currency, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the Agreed Currency. Vendor’s liability hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under this Security Agreement.

7.16        Amendment

Subject to Section 1.5, no agreement purporting to change this Security Agreement shall be binding upon either Vendor or the Purchaser unless that agreement is in writing and signed by Vendor and the Purchaser.

7.17        Receipt of Copy

Vendor acknowledges receipt of a copy of this Security Agreement. To the extent permitted by Applicable Law, Vendor irrevocably waives the right to receive a copy of each financing statement (or any verification statement pertaining thereto) or financing change statement (or any verification statement pertaining thereto) filed under the PPSA or under the personal property security statutes of other provinces by the Purchaser in respect of this Security Agreement or any other security agreement, and releases any and all claims or causes of action it may have against the Purchaser for failure to provide any such copy.

7.18        Information

At any time the Purchaser may provide to any Person that claims an interest in Collateral copies of this Security Agreement or information about it or about the Collateral or the Obligations.

7.19        Discharge

Forthwith following the Deposit Reduction Time, the Purchaser shall discharge all security interests in the Balance of Collateral.  Upon the discharge of the security interests in the Balance of Collateral, the Purchaser shall discharge or authorize Vendor to discharge, any applicable registrations in respect of the Balance of Collateral and shall execute and deliver to Vendor such other documents or instruments as Vendor may reasonably require to reflect such discharge.  For greater certainty, the security interests in the Produced Gold Collateral and all Proceeds thereof will only be discharged upon full performance of all Obligations.

7.20        Date of Reference

For convenience of reference, this Security Agreement may be referred to as being dated for reference October 20, 2010 irrespective of its actual date of execution.

[SIGNATURE PAGE FOLLOWS]

TO WITNESS THIS AGREEMENT, Vendor has caused this Security Agreement to be duly executed.

TERRANE METALS CORP.

Per:

Authorized Signatory

SCHEDULE 1.1

DEFINITIONS

1.             Unless the context otherwise requires, in this Security Agreement the following terms are used with their corresponding defined meanings:

“Accounts” means all debts, accounts, claims, monies and choses in action due or owing to or owned by Vendor relating to or arising out of the Milligan Project, and all books, records, documents, papers and electronically recorded data recording, evidencing, securing or otherwise relating to such debts, accounts, claims, monies and choses in action or any part or parts thereof.

“Applicable Law” means any international, federal, state, provincial, or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a Person or any of its properties, assets, business or operations.

“Authorizations” means any authorization, approval, consent, exemption, license, permit, franchise or no-action letter from any Governmental Authority having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s Business Affairs or from any Person in connection with any easements or contractual rights.

“Award” means any judgment, decree, injunction, rule, award or order of any Governmental Authority, arbitrator or other decision-making authority of competent jurisdiction.

“Bankruptcy Proceeding” means, with respect to any Person, any proceeding contemplated by any application, petition, assignment, filing of notice or other means, whether voluntary or involuntary and whether or not under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) or any other like, equivalent or analogous legislation of any jurisdiction seeking any moratorium, reorganization, adjustment, composition, proposal, compromise, arrangement or other like or similar relief in respect of any or all of the obligations of that Person, seeking the winding up, liquidation or dissolution of that Person or all or any part of its Business Assets, seeking any Award declaring, finding or adjudging that Person insolvent or bankrupt, seeking the appointment (provisional, interim or permanent) of any receiver or resulting, by operation of law, in the bankruptcy of that Person.

“Business Affairs” means the Business Assets, liabilities, financial condition, and results of operations of Vendor.

“Business Assets” means the business, operations, undertaking, property and assets of the Vendor in relation to the Milligan Project.

“Business Day” means a day other than a Saturday or a Sunday or a day (i) that is a statutory holiday under the laws of the Province of British Columbia or (ii) on which national banking institutions in New York and Colorado are closed to the public for conducting business.

“Collateral” means all of the property made subject to the Liens created under Section 2.1, wherever located, now or hereafter owned by Vendor or in or to which Vendor now or hereafter has rights, including all such rights, and (as the context so admits) any item or part thereof.

“Default Rate” means the interest rate per annum payable by Vendor pursuant to Section 15.3(a) of the Purchase Agreement.

“Deposit Reduction Time” has the meaning assigned to it in the Purchase Agreement.

“Designated Percentage of Produced Gold” has the meaning assigned to it in the Purchase Agreement.

Documents of Title” means all documents of title, whether negotiable or non-negotiable, including all warehouse receipts and bills of lading, in which Vendor now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Equipment” means goods and equipment, including all machinery, fixtures, plants, tools, furniture, vehicles of any kind or description relating to or arising out of the Milligan Project, all spare parts, accessions and accessories located at or installed in or affixed or attached to any of the foregoing, and all drawings, specifications, plans and manuals relating thereto and any other goods that are not Inventory.

“Event of Default” means a Vendor Event of Default as defined in the Purchase Agreement.

“Governmental Authority” means any federal, provincial, or local government, agency, department, ministry, authority, tribunal, commission, official, court or securities commission.  For the avoidance of doubt, “tribunal” shall not be deemed to include First Nations.

“Income Taxes” means taxes based on or measured by income or profit of any nature or kind, including Canadian federal and provincial income taxes and similar such taxes imposed by any foreign jurisdiction (including any union of nations).

“Indemnified Party” has the defined meaning assigned to it in Section 4.10.

“Inventory” means inventory of whatever kind relating to or arising out of the Milligan Project, including all raw materials, materials used or consumed in the business or profession of Vendor, goods, work in progress, finished goods, returned goods, repossessed goods, goods used for packing, all packaging materials, supplies and containers, materials used in the business of Vendor whether or not intended for sale and goods acquired or held for sale, lease or resale or furnished or to be furnished under contracts of rental or service.

“License” means (i) any Authorization from any Governmental Authority having jurisdiction with respect to Vendor’s interest in the Milligan Property, and (ii) any Authorization from any Person granting any easement or license with respect to any real or immovable property in relation to the Milligan Project.

“Lien” means (i) any right of set-off intended to secure the payment or performance of an obligation, (ii) any interest in property created by way of mortgage, pledge, charge, lien, assignment by way of security, hypothecation, security interest, hire purchase agreement, conditional sale agreement, Sale/Lease Back Transaction, deposit arrangement, title retention, capital lease or discount, factoring or securitization arrangement on recourse terms, (iii) any statutory deemed trust or lien, (iv) any preference, priority, adverse claim, levy, execution, seizure, attachment, garnishment or other encumbrance which binds property, and (v) any agreement to grant any of the rights or interests described in clauses (i) to (iv) inclusive of this definition.

“Litigation” means any grievance, investigation, litigation, legal action, lawsuit, mediation, alternative dispute resolution proceeding or other proceeding (whether civil, administrative, quasi-criminal or criminal) by or before any Governmental Authority, arbitrator or other decision-making authority.

“Material Adverse Effect” has the meaning assigned to it in the Purchase Agreement.

“Milligan Project” has the meaning assigned to it in the Purchase Agreement.

“Milligan Property” has the meaning assigned to it in the Purchase Agreement.

“Minerals” has the meaning assigned to it in the Purchase Agreement.

“Obligations” means all advances of the Payment Deposit and all obligations for the performance of covenants, tasks or duties including, without limitation, for the delivery of Refined Gold, payment of monetary amounts, debts and liabilities (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including, for greater certainty, the return of the uncredited amount of the Payment Deposit, if applicable, owing by Vendor to the Purchaser pursuant to the Purchase Agreement, and all covenants, duties regarding such Refined Gold or amounts, of any kind or nature, present or future, absolute or contingent, joint or several or joint and several, direct or indirect, matured or not, extended or renewed, whenever and however incurred, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under, by reason of, pursuant to or otherwise in respect of the Purchase Agreement, this Security Agreement or any other security agreement granted by Vendor to the Purchaser, and (as the context so admits) each and every item or part of any thereof. This term includes all principal, interest (including all interest that accrues after the commencement of, or which would have accrued but for the commencement of, any Bankruptcy Proceeding in accordance with and at the rate, including the Default Rate to the extent lawful, specified herein or in the Purchase

Agreement, whether or not such interest is an allowable claim in such Bankruptcy Proceeding), expenses, legal fees and any other sum chargeable to Vendor under the Purchase Agreement, this Security Agreement or any other security agreement granted by Vendor to the Purchaser, and (as the context so admits) each and any item or part of any thereof.

“Order” means any order, directive, direction or request of any Governmental Authority, arbitrator or other decision-making authority of competent jurisdiction.

“Payment Deposit” has the meaning assigned to it in the Purchase Agreement.

“Payment in Full” in relation to any Obligations means permanent, indefeasible and irrevocable delivery of Refined Gold or payment in cash (or other freely available funds transfer as may be expressly provided for in the Purchase Agreement) to the Purchaser in full of all Obligations (other than contingent indemnification obligations) in accordance with the express provisions of the Purchase Agreement, without regard to any compromise, reduction or disallowance of all or any item or part thereof by virtue of the application of any bankruptcy, insolvency or other similar such laws, any law affecting creditors’ rights generally or general principles of equity, and the cancellation or expiry of all commitments by the Purchaser to advance any portion of the Payment Deposit to or for the benefit or at the request of Vendor, and “paid in full” shall (to the extent the context so admits) be construed in like manner.

“Permits” has the meaning assigned to it in the Purchase Agreement.

“Permitted Encumbrances” has (i) the defined meaning assigned to it in the Purchase Agreement and (ii) means any right of title retention or any purchase money security in connection with the purchase price of assets in the ordinary course of business which the purchase price is promptly paid when due.

“Person” means an individual, corporation, company (limited, unlimited, unlimited liability or other), limited liability corporation, other body corporate, estate, limited or general partnership, business trust, trustee, joint venture, other legal entity, unincorporated association or Governmental Authority.

“PPSA” means the Personal Property Security Act (British Columbia).

“Produced Gold” means any and all gold in whatever form or state that is mined, produced, extracted or otherwise recovered from the Milligan Property during the Term, including any gold derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Milligan Property, and including gold contained in any ore or other products requiring further milling, processing, smelting, refining or other beneficiation of Minerals mined, produced, extracted or otherwise recovered from the Milligan Property, including concentrates and doré bars.  The gold content of doré, concentrate or other product containing gold shall be considered Produced Gold at the time it leaves the Milligan Project mine site.

“Prescribed Agreement” has the defined meaning assigned to it in Section 2.5(b).

“Proceeds” means all goods, investment property, instruments, Documents of Title, chattel paper, intangibles or money in any form derived directly or indirectly from any disposal of or other dealing with any Collateral, or that indemnifies or compensates for such Collateral stolen, lost, destroyed or damaged, and proceeds of Proceeds whether or not of the same type, class or kind as the original Proceeds, and (as the context so admits) any item or part thereof.

“Purchase Agreement” has the defined meaning assigned to it in the Background to this Security Agreement.

“Purchaser” means RGL Royalty AG, and if such Purchaser shall assign all or any portion of its rights, benefits or obligations under the Purchase Agreement as permitted thereunder, such term shall include any assignee of such Purchaser, whether immediate or derivative, relative to such rights, benefits and obligations.

“Receiver” means any receiver for the Collateral or any of the business, undertakings, property and assets of Vendor appointed by the Purchaser pursuant to this Security Agreement or by a court on application by the Purchaser.

“Records” means all books, accounts, invoices, letters, papers, security certificates, documents and other records in any form evidencing or relating in any way to any item or part of the Collateral and all agreements, Licenses, Permits and other rights and benefits in respect thereof, and (as the context so admits) any item or part thereof.

“Recovery” means any monies received or recovered by the Purchaser pursuant to this Security Agreement on account of the Obligations, whether pursuant to any enforcement of the Security, any Litigation, any settlement thereof or otherwise.

“Refined Gold” has the defined meaning assigned to it in the Purchase Agreement

“Replacements” means all increases, additions and accessions to, and all substitutions for and replacements of, any item or part of the Collateral, and any item or part thereof.

“Representative” of any Person means any director, officer, employee, agent, legal counsel, accountant, financial advisor, expert, manager, consultant or other representative appointed, engaged or employed by such Person.

“Sale/Lease Back Transaction” means any transaction, series of transactions (related or not) or arrangement pursuant to which Business Assets of a Person are disposed of and are thereafter leased back, or are otherwise made available for use, to that Person.

“Sales Taxes” means sales, transfer, turnover or value added taxes of any nature or kind, including Canadian goods and services taxes and federal, state and provincial sales and excise taxes, or harmonized Canadian and provincial taxes.

“Scheduled Deposit” has the meaning assigned to it in the Purchase Agreement.

“Security” means any and all Liens granted by Vendor to the Purchaser in this Security Agreement.

“Security Agreement” means this security agreement and all schedules attached hereto. All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Security Agreement and not to any particular section or portion of it. References to an “Article”, “Section”, “Subsection” or “Schedule” refer to the applicable article, section, subsection or schedule of this Security Agreement.

“Taxes” means all taxes of any kind or nature whatsoever including federal large corporation taxes, provincial capital taxes, realty taxes (including utility charges which are collectible like realty taxes), business taxes, property transfer taxes, Income Taxes, Sales Taxes, custom duties, payroll taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Authority of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

“Term” has the meaning assigned to it in the Purchase Agreement.

2.             Extended Meanings

To the extent the context so admits, any reference in this Security Agreement to:

“agreement” shall be construed as any agreement, oral or written, any simple contract or specialty, and includes any bond, bill of exchange, indenture, instrument or undertaking.

“arm’s length” shall be construed in the same manner it is used in the Income Tax Act (Canada).

“change” shall be construed as change, modify, alter, amend, supplement, extend, renew, compromise, novate, replace, terminate, release, discharge, cancel, suspend or waive or (where the context so admits) the noun or participle form of any of the foregoing, and “changed” shall be construed in like manner.

“dispose” shall be construed as lease, sell, transfer, license or otherwise dispose of any property, or the commercial benefits of use or ownership of any property, including the right to profit or gain therefrom, whether in a single transaction or in a series of related transactions, and “disposed”, “disposition” and “disposal” shall be construed in like manner.

“include”, “includes” and “including” shall be construed to be followed by the statement “without limitation” and none of such terms shall be construed to limit any word or statement which it follows to the specific items or matters immediately following it or similar terms or matters.

“losses and expenses” shall be construed as losses, costs, expenses, damages, penalties, Awards, Orders, Litigation, claims, claims over, demands and liabilities, including any applicable court costs and legal fees and disbursements on a full indemnity basis, and “loss and expense” shall be construed in like manner.

“rate of exchange” shall be construed so as to include any premiums or costs payable in connection with any currency conversion being effected.

a “receiver” means a privately appointed or court appointed receiver or receiver and manager, interim receiver, liquidator, trustee-in-bankruptcy, administrator, administrative receiver, monitor and any other like or similar official.

“rights” shall be construed as rights, titles, benefits, interests, powers, authorities, discretions, privileges, immunities and remedies (actual or contingent, direct or indirect, matured or unmatured, now existing or arising hereafter), whether arising by agreement or statute, at law, in equity or otherwise, and “right” shall be construed in like manner.

“set-off” means any right or obligation of set-off, compensation, offset, combination of accounts, netting, retention, withholding, reduction, deduction or any similar right or obligation, or (as the context requires) any exercise of any such right or performance of such obligation.

“successor” of a Person (the “relevant party”) shall be construed so as to include (i) any amalgamated or other body corporate of which the relevant party or any of its successors is one of the amalgamating or merging body corporates, (ii) any body corporate resulting from any court approved arrangement of which the relevant party or any of its successors is party, (iii) any Person to whom all or substantially all the undertakings, property and assets of the relevant party is transferred, (iv) any body corporate resulting from the continuance of the relevant party or any successor of it under the laws of another jurisdiction of incorporation and (v) any successor (determined as aforesaid or in any similar or comparable procedure under the laws of any other jurisdiction) of any Person referred to in clause (i), (ii), (iii) or (iv) of this definition. Each reference in this Security Agreement to any party hereto or any other Person shall (where the context so admits) include its successors.

SCHEDULE 2.1

PERMITS AND LICENSES

PERMITS AND LICENSES LEGALLY AND BENEFICIALLY OWNED AND HELD BY VENDOR:

•      Provincial Environmental Assessment Certificate #M09-01

•      Realignment Rainbow Forest Service Road Permit #2009-01177

•      Provincial Mine Permit Approving Mine Plan and Reclamation Program Permit #M-236

•      Proposed 230kV Aerial Electric Cable Crossing No. 09-041 Permit from Spectra Energy Transmission

•      Provincial Permit No. 2009-05414 for Power Line Crossing

•      Provincial Licence of Occupation No. 705959

•      Federal Environmental Assessment Decision Statement dated December 1. 2009

•      Federal Decision from Fisheries and Oceans Canada and Natural Resources Canada dated December 14, 2009

•      Provincial Occupant Licence to Cut and Remove Timber L48253

•      Navigable Waters Protection Act Permit for Aerial Cable located at Colbourne Creek

•      Navigable Waters Protection Act Permit for Aerial Cable located at Pack River

•      Navigable Waters Protection Act Permit for Aerial Cable located at Parsnip River

•      Provincial Forestry Licence to Cut Permit A86092

•      Occupant Licence to Cut L48226, including Provincial Forest Tenure Administration — Exhibit A Clearance to Occupant Licence to Cut L48226

•      Notification to Commence Work under Mine Permit M-236 (pursuant to section 6.2.1 of the Health, Safety and Reclamation Cod for Mines in British Columbia)

•      Regulatory Impact Analysis Statement in Canada Gazette regarding amendment to the Metal Mining Effluent Regulations

•      Forest and Range Practices Act permit for timber cutting and road construction for Forest Service Roads 10663 and 10679

•      Permit No. PR104778 under Provincial Environmental Management Act to discharge refuse

•      Permit No. PA104779 under Provincial Environmental Management Act to discharge air contaminants

•      Permit No. PE104777 under Provincial Environmental Management Act to discharge liquid effluent

•      Mining Lease Tenure No. 631503

•      Road Use Permit OTH10006 authorizing use of Forest Service roads

•      Water Act licences C125689 and C125690 (issued September 10, 2010)

SCHEDULE 3.7

LOCATIONS OF REGISTERED OFFICE, PLACES OF BUSINESS,
CHIEF EXECUTIVE OFFICE, RECORDS AND
OTHER COLLATERAL

Registered Office

British Columbia

Chief Executive Office

British Columbia

Places of Business

British Columbia

Locations of Records

British Columbia

Locations of Collateral

British Columbia

Schedule C3

Form of Security Agreement — Floating Charge

SECURITY AGREEMENT FLOATING CHARGE

THIS AGREEMENT is made as of the 20 day of October, 2010 by TERRANE METALS CORP. (herein called “Vendor”) a company amalgamated under the laws of British Columbia by amalgamation of 0888046 B.C. Ltd. and Terrane Metals Corp., Suite 1500 - 999 West Hastings Street, Vancouver, British Columbia, (Fax No. 604-630-2090) in favour of RGL ROYALTY AG, (herein called the “Purchaser”) a corporation incorporated under the laws of Switzerland, c/o SchelPart AG, Baarerstrasse 53, P O Box 4559, CH - 6304 Zug, Switzerland (Fax No. +41 41 729 20 77).

BACKGROUND:

Pursuant to the gold purchase and sale agreement dated October 20, 2010 (the “Purchase Agreement”) by and among Vendor, the Purchaser, and, solely in respect of certain sections thereof, Royal Gold, Inc., a corporation organized under the laws of the State of Delaware, and Thompson Creek Metals Company Inc. a company governed by the laws of British Columbia, it is a condition of the Purchase Agreement that Vendor enter into this Security Agreement.

FOR VALUABLE CONSIDERATION (the receipt and sufficiency of which are hereby acknowledged), Vendor covenants, agrees, grants, acknowledges, represents and warrants in favour of the Purchaser, as follows:

Article 1
INTERPRETATION

1.1          Definitions

Each word and phrase defined or given an extended meaning in Schedule 1.1 is used in this Security Agreement with the defined or extended meaning assigned to it in Schedule 1.1.

1.2          Statutes

Each reference in this Security Agreement to any code, statute, regulation, official interpretation, directive or other legislative enactment of any Canadian or foreign jurisdiction (including any political subdivision of any thereof) at any time shall be construed so as to include such code, statute, regulation, official interpretation, directive or enactment and each change thereto made at or before that time.

1.3          Headings

The division of this Security Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Security Agreement. The Article and Section headings in this Security Agreement are included solely for convenience, are not intended to be full or accurate descriptions and shall not be considered part of this Security Agreement.

1.4          Number and Gender

In this Security Agreement, words (including defined terms) in the singular include the plural and vice-versa (the necessary changes being made to fit the context) and words in one gender include all genders.

1.5          Reference to Agreements

Each reference in this Security Agreement to any agreement (including this Security Agreement and any other term defined in Schedule 1.1 that is an agreement), document or instrument shall be construed so as to include such agreement (including any attached schedules, appendices and exhibits), document or instrument and each amendment, supplement, other modification, amendment and restatement, novation and replacement made to it at or before the time in question.

Article 2
GRANT OF SECURITY

2.1          Security

As general and continuing collateral security, without impairment or novation, for the due payment and performance of the Obligations, and subject to the exceptions in Section 2.5 and 2.6, Vendor charges, mortgages, assigns and transfers and grants a security interest in the following Collateral as and by way of a floating charge to and in favour of Purchaser:

(a)           all of Vendor’s right, title and interest in and to all presently owned or held and after acquired or held real property, whether in fee or of a less estate, relating to or comprising the Milligan Property or any part thereof, together with all commons, ways, profits, easements, rights-of-way, privileges, benefits, licenses, improvements, immunities and rights connected therewith or appurtenant thereto and all structures, buildings, plant, fixed machinery, fixtures, appurtenances and other assets belonging, affixed or appurtenant to the said real property (the “Real Property Rights”), provided such floating charge shall in no way hinder or prevent Vendor, subject to the Purchase Agreement or until the security hereof shall have become enforceable, from selling, disposing of or otherwise dealing with any and all of such Real Property Rights in the ordinary course of Vendor’s business and for the purpose of carrying on and extending the same, provided, however, that such floating charge shall prevent Vendor, unless it has the express written consent of the Purchaser, from granting, creating, assuming, or permitting to exist any encumbrance, other than Permitted Encumbrances, upon the whole or any part of the Real Property Rights; and

(b)           all Proceeds and Replacements of or to Collateral referred to in clause (a) above, including all rights thereto.

The security given hereunder is given in addition to and not in substitution for any other security granted pursuant to the Purchase Agreement and any other documents and agreements related thereto.

2.2          Attachment

Vendor acknowledges that value has been given, that Vendor and the Purchaser have not agreed to postpone the time for attachment of the Security and that the Security is intended to attach, as to all of the Collateral in which Vendor now has rights, when Vendor executes this Security Agreement, and, as to all Collateral in which Vendor only has rights after the execution of this Security Agreement, when Vendor first has such rights. For certainty, Vendor confirms and agrees that the Security is intended to attach to all present and future Collateral of Vendor and each successor of Vendor.

2.3          Permitted Dispositions

Vendor shall be permitted to sell, dispose of or otherwise deal with any of the Collateral so long as such sale, disposition or other dealing (both singly and in the aggregate):

(a)           is not otherwise prohibited under this Agreement or the Purchase Agreement;

(b)           is consistent with prudent business practices for a developer and operator of a mining property; and

(c)           does not otherwise trigger a Material Adverse Effect.

With respect to any Permitted Disposition, the Purchaser shall promptly, upon the written request of the Vendor accompanied by (A) confirmation of the disposition and (B) any detail concerning the item or items of Collateral sold or disposed of by the Vendor (“Disposed Collateral”) reasonably required by the Purchaser:

(a)           execute and return to the Vendor for filing a registrable discharge of its Security with respect to the Disposed Collateral; or

(b)           amend, or provide written authorization to the Vendor to amend, any applicable registration or registrations of the Purchaser’s Security so as to exclude the Disposed Collateral; or

(c)           provide to the Vendor written confirmation (and addressed to persons having acquired an interest in the Disposed Collateral) confirming that the Purchaser no longer has nor will assert any security interest in the Disposed Collateral depending on the circumstances as determined by the Vendor acting reasonably.

This Section 2.3 shall not prohibit the Vendor from selling, disposing of or otherwise dealing with any of the Collateral in accordance with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

2.4          Proceeds Held in Trust

After an Event of Default occurs, Vendor shall receive and hold all Proceeds in trust, separate and apart from other monies, instruments or property, and shall forthwith endorse as necessary and pay over or deliver them to the Purchaser.

2.5          Leases

(a)           The last day of the term of any lease, oral or written, or any agreement therefor, now held or hereafter acquired by Vendor shall be excepted from the Security and shall not form part of the Collateral but Vendor shall stand possessed of such one day remaining upon trust to assign and dispose of the same as the Purchaser directs. If any such lease or agreement therefor contains a provision which provides in effect that such lease or agreement may not be assigned, sub-leased, charged or made the subject of any Lien without the consent of the lessor, the application of the Security to any such lease or agreement shall be conditional upon such consent being obtained. Vendor shall forthwith use commercially reasonable best efforts to obtain, as soon as reasonably practicable, such consent.

(b)           Upon any sale by the Purchaser or any Receiver of any leasehold interest pursuant to this Security Agreement, the Purchaser or any Receiver, for the purpose of vesting the one day residue of the term or renewal thereof in any purchaser or purchasers, shall be entitled by deed or writing to appoint such purchaser or purchasers or any other Person or Persons a new trustee or trustees of the aforesaid reside of any such term or renewal thereof in the place and stead of Vendor and to vest the same accordingly in the new trustee or trustees so appointed free from any obligation respecting the same.

2.6          Agreements

(a)           Notwithstanding anything to the contrary contained herein, if Vendor cannot lawfully grant the Security in any agreement comprised in the Collateral in which it now or hereafter has rights because the agreement prohibits or restricts such Security, the agreement requires the consent of any Person which has not been obtained or the grant of such Security in the agreement would contravene Applicable Law, that agreement shall not, to the extent it would be illegal or result in a breach or default under that agreement (each, a “Prescribed Agreement”), be subject to the Security (save to the extent provided below) unless and until such agreements, consents, waivers and approvals as may be required to avoid such illegality, breach or default have been obtained (“Required Approvals”). The Security shall nonetheless immediately attach to any rights of Vendor arising under, by reason of, or otherwise in respect of such agreement such as the right to receive payments thereunder and all Proceeds and Replacements of the agreement (“Related Rights”), if and to the extent and as at the time such attachment to the Related Rights is not illegal or would not result in a breach or default thereunder.

(b)           To the extent permitted by Applicable Law and each Prescribed Agreement, Vendor will hold in trust for the Purchaser, and provide the Purchaser with the benefits of, each Prescribed Agreement and will enforce all Related Rights at the direction of the Purchaser or at the direction of such other Person (including any purchaser of Collateral from the Purchaser or any Receiver) as the Purchaser may designate.

(c)           Vendor shall forthwith use commercially reasonable best efforts to obtain, as soon as reasonably practicable, all such Required Approvals and acknowledgements of the nature referred to in Subsection 2.6(a).

Article 3
REPRESENTATIONS AND WARRANTIES

Vendor represents and warrants to and in favour of the Purchaser, as follows:

3.1          Incorporation

Vendor is validly incorporated and organized and is a valid and subsisting corporation under the laws of the Province of British Columbia.

3.2          Corporate Power

Vendor has the power, capacity, and authority, and has taken all necessary corporate action, to authorize, issue and perform this Security Agreement and to grant the Security.

3.3          Licences and Permits

Vendor has all necessary power, capacity, and authority, and holds all Licenses and Permits which it requires, to own its Business Assets (including the Collateral) and to carry on its current undertakings at the Milligan Project except where failure to do so would not reasonably be expected to have a Material Adverse Effect on the Vendor.

3.4          No Conflict

Neither the issuance nor the performance of this Security Agreement nor the granting of the Security requires the Authorization of any Governmental Authority having jurisdiction over Vendor or its Business Assets, nor is this Security Agreement in contravention or breach of or in conflict with the constating documents, any unanimous shareholder agreement, by-laws or resolutions of the directors or shareholders of Vendor or of the provisions of any agreement or License to which Vendor is a party as at the date hereof or by which it or any of its Business Assets may be bound as at the date hereof (except, in relation to any agreement or License, for any contravention, breach or conflict which does not, and could not reasonably be expected to have a Material Adverse Effect on Vendor or any of its Business Affairs) or of any Applicable Law to which Vendor or any of its Business Assets may be subject. No such action will oblige Vendor to grant any Lien to any Person other than the Purchaser.

3.5          Title

Subject only to Permitted Encumbrances, Vendor has and will have good and marketable title to the Collateral free and clear of all Liens whatsoever.

3.6          Enforceability

This Security Agreement constitutes a valid and legally binding obligation of Vendor enforceable against Vendor in accordance with its terms, subject only to bankruptcy, insolvency or other statutes or judicial decisions affecting the enforcement of creditors’ rights in general, to general principles of equity under which specific performance and injunctive relief may be refused by a court in its discretion and to any reasonable qualifications expressed in the legal opinions delivered by counsel for Vendor to the Purchaser pursuant to the Purchase Agreement.

3.7          Real Property Rights

Schedule 2.1 includes a complete list of all Real Property Rights owned, held or used by Vendor as at the date hereof in carrying on Vendor’s business related to the Milligan Property that are registered at the applicable Land Title Office in British Columbia. Upon Vendor’s acquisition of rights in any additional Real Property Right registered at the applicable Land Title Office in British Columbia, Vendor will promptly give written notice to the Purchaser of full particulars of the same.

3.8          Reliance and Survival

All representations and warranties of Vendor made herein or in any certificate or other document delivered by or on behalf of Vendor to the Purchaser are material, shall survive the issuance of this Security Agreement and shall continue in full force and effect for a term of five years following payment of the final Scheduled Deposit. The Purchaser shall be deemed to have relied upon each such representation and warranty notwithstanding any investigation made by or on behalf of the Purchaser at any time.

Article 4
COVENANTS OF VENDOR

4.1          Maintenance

Vendor shall diligently maintain and use the Collateral and shall conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, issues and profits thereof.

4.2          Access to Records

Vendor shall upon prior written request from the Purchaser, permit the Purchaser or its Representatives at any commercially reasonable time to have access to all premises occupied by Vendor or any place where any Collateral may be found in order to inspect any Collateral and to examine the books of account and other records and reports of Vendor including the Records, and to have temporary custody of, make copies of and take extracts from such records, reports and Records.

4.3          Taxes

Vendor shall pay all Taxes when due except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves under GAAP have been established and either (a) no Lien attaches to Collateral to secure the payment of such Taxes or (b) a Lien attaches to Collateral to secure the payment of such Taxes but no risk of enforcement exists and Vendor has paid to or deposited with the relevant taxation authority such amounts as may be assessed or otherwise required to cease all related penalties and interest from continuing to accrue. Vendor shall provide the Purchaser with evidence of Tax payments upon written request.

4.4          Liens

Vendor shall keep the Collateral free at all times from Liens, except Permitted Encumbrances, and shall defend the title to the Collateral against all Persons. Vendor shall not permit any Collateral to become an accession to or commingled with any property other than other Collateral or to become a fixture unless the Security ranks prior to the interests of all Persons in the subject realty. Neither the foregoing nor Section 3.5 shall in any way prevent the Purchaser from, at any time, contesting the validity, enforceability or priority of any Lien. Subject to the Purchase Agreement, no Lien shall be entitled to priority over the Security. Nothing in this Security Agreement is intended to create any rights (including subordination rights) in favour of any Person other than the Purchaser, any Receiver and the other Indemnified Parties.

4.5          Compliance with Governmental Requirements

With respect to the Milligan Project, the Vendor shall materially comply with all requirements of any Governmental Authority applicable to any Collateral or its use and with all covenants, terms or conditions upon which any Collateral is held or used; provided, however, the Vendor shall have the right to contest enforcement actions and any allegations of infringement of the same in its discretion.

4.6          Further Assurances

Vendor shall at all times do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, transfers, mortgages and charges, security agreements, assignments, agreements and assurances as the Purchaser may reasonably require in order to give effect to the provisions of this Security Agreement and for the better, confirming, registering, securing or perfecting, or maintaining the perfection of, the Security and the priority accorded to the Security intended under this Security Agreement. Upon the request of the Purchaser, Vendor shall specifically mortgage, pledge, charge, grant a security interest in, or assign in favour of the Purchaser any property that forms part of the Collateral and shall execute all documents reasonably required by the Purchaser in connection therewith. Vendor constitutes and appoints the Purchaser acting by any officer for the time being of the Purchaser located at its address for notices prescribed by Section 7.3 to be its attorney with full power of substitution to do on Vendor’s behalf anything that Vendor can lawfully do by an attorney, including to do, make and execute all such agreements, deeds, acts, matters or things, with the right to use the name of Vendor, whenever and wherever it deems necessary or expedient and to carry out

Vendor’s obligations under this Security Agreement. Such power of attorney, being granted by way of security and coupled with an interest, is irrevocable until Payment in Full of the Obligations. Such power of attorney shall not be exercisable by the Purchaser (a) unless an Event of Default has occurred and is continuing or (b) unless the Purchaser has requested in writing Vendor to take any action required pursuant to this Section 4.6 and Vendor has failed to do so after 90 days of such request.

4.7          Notice of Change

Vendor shall notify the Purchaser in writing:

(a)           forthwith of any Litigation which could materially adversely affect any Collateral or the Security therein;

(b)           forthwith after receipt by Vendor of any notice from any Governmental Authority regarding, or the occurrence of, any of the following events where any of such events could reasonably be seen to have a Material Adverse Effect on any Collateral or Security: non-compliance with Applicable Laws, order for suspension of mining activities, cancellation or forfeiture of, or the failure to renew or expiry of, any Real Property Rights; and

(c)           at least 3 Business Days prior to (i) any change of name, or the adoption of a French form of name, or the adoption of a combined English/French or French/English form of name, of Vendor, (ii) any transfer of Vendor’s interest in any Collateral not expressly permitted hereunder, or (iii) any change in the registered office or chief executive office of Vendor.

4.8          Costs

Vendor shall forthwith reimburse the Purchaser, on demand and on a full indemnity basis, for all interest, commissions, costs of realization and other reasonable, out-of-pocket and properly documented costs and expenses (including reasonable out-of-pocket and properly documented legal fees on a full indemnity basis) incurred by the Purchaser or any Receiver in connection with the enforcement of this Security Agreement and the enforcement of the Security, including those arising in connection with the realization, disposition of, retention, protection or collection of any Collateral and the protection or enforcement of the rights of the Purchaser or any Receiver.

4.9          Reimbursements as Obligations

All amounts for which Vendor is required hereunder to reimburse the Purchaser or any Receiver shall, from the date of disbursement until the date the Purchaser or such Receiver receives reimbursement, be deemed advanced to Vendor by the Purchaser or such Receiver, as the case may be, on the faith and security of this Security Agreement, shall be deemed to be Obligations secured by the Security and shall bear interest from the date of disbursement, compounded and payable monthly, both before and after demand, default and judgment, until payment of such amount is paid in full at the Default Rate.

4.10        General Indemnity

In addition to any indemnity contained in the Purchase Agreement, Vendor will indemnify the Purchaser, any Receiver and their respective Representatives, (each, an “Indemnified Party”) in respect of, and save each Indemnified Party fully harmless from and against, all loss and expense which an Indemnified Party may suffer or incur in connection with (a) the exercise by the Purchaser or any Receiver of any of its rights hereunder, (b) any breach by Vendor of the representations or warranties of Vendor contained herein, or (c) any breach by Vendor of, or any failure by Vendor to observe or perform, any of the Obligations, save that Vendor shall not be obliged to so indemnify any Indemnified Party to the extent such losses and expenses are determined by a final Award (from which no appeal may be made or the applicable appeal periods have lapsed without any appeal therefrom having been perfected) to have directly resulted from the willful misconduct or gross negligence of the Indemnified Party. The Purchaser shall be constituted as the trustee of each Indemnified Party, other than itself, and shall hold and enforce each such other Indemnified Party’s rights under this Section 4.10 for their respective benefits.  In no event will Vendor be liable to Purchaser for any lost profits or incidental, indirect, speculative, consequential, special, punitive, or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Security Agreement, even if advised of such potential damages.

4.11        Updated Lists

As soon as Vendor acquires any rights in any Real Property Right registered at the applicable Land Title Office in British Columbia, a written description describing that Real Property Right shall be deemed to have been incorporated into Schedule 2.1 and Vendor shall promptly deliver to the Purchaser an updated version of such Schedule 2.1, showing additions and deletions to the Collateral since the prior version forming a part hereof, provided however that any such addition shall not result in increasing the physical or subsurface area of the Milligan Project outside of the area existing as of the date hereof. Each such version approved of by the Purchaser shall be deemed to be part of this Security Agreement as of its preparation date.

Article 5
DEFAULT

5.1          Acceleration on Event of Default

If the uncredited portion of the Payment Deposit becomes due and payable to the Purchaser pursuant to either Section 12.2 (a) or Section 13.2 of the Purchase Agreement, upon expiry of the time permitted for payment of same, the Obligations shall be immediately due and payable and the Security shall become immediately enforceable without the necessity for any further action or notice by the Purchaser.

5.2          Waiver

The Purchaser may waive any Event of Default or any breach by Vendor of any of the provisions of this Security Agreement. No waiver, however, shall be deemed to extend to a subsequent breach or Event of Default, whether or not the same as or similar to the breach or Event of

Default waived, and no act or omission by the Purchaser shall extend to, or be taken in any manner whatsoever to affect, any subsequent breach or Event of Default or the rights of the Purchaser arising therefrom. Any such waiver must be in writing and signed by the Purchaser to be effective. No failure on the part of the Purchaser to exercise, and no delay by the Purchaser in exercising, any right under this Security Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

Article 6
REMEDIES ON DEFAULT

6.1          Remedies of Purchaser

If the Security becomes enforceable in accordance with Article 5, the Purchaser shall have the rights set out in this Article 6.

6.2          Right to Appoint a Receiver

The Purchaser may appoint by instrument in writing one or more Receivers of any Collateral. Any such Receiver shall have the rights set out in this Article 6. In exercising such rights, any Receiver shall act as and for all purposes shall be deemed to be the agent of Vendor and the Purchaser shall not be responsible for any act or default of any Receiver. The Purchaser may remove any Receiver and appoint another from time to time. An officer or employee of the Purchaser may be appointed as a Receiver. No Receiver appointed by the Purchaser need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court. If two or more Receivers are appointed to act concurrently, they shall, unless otherwise expressly provided in the instrument appointing them, so act severally and not jointly and severally. The appointment of any Receiver or anything done by a Receiver or the removal or termination of any Receiver shall not have the effect of constituting the Purchaser a mortgagee in possession in respect of the Collateral.

6.3          Rights of a Receiver

Any Receiver appointed by the Purchaser shall have the following rights:

(a)           Power of Entry. Vendor shall forthwith upon demand deliver to a Receiver possession of any Collateral at the place specified by the Receiver. Any Receiver may at any time enter upon any premises owned, leased or otherwise occupied by Vendor or where any Collateral is located to take possession of, disable or remove any Collateral, and may use whatever means the Receiver considers advisable to do so.

(b)           Power of Sale. Any Receiver may sell, lease, consign, license, assign or otherwise dispose of any Collateral by public auction, private tender or private contract with or without notice, advertising or any other formality, all of which are hereby waived by Vendor to the extent permitted by Applicable Law. Any Receiver may, at its discretion, establish the terms of such disposition, including terms and conditions as to credit, upset, reserve bid or price. All payments made pursuant to such dispositions shall be credited against the Obligations only as they are actually received. Any Receiver may buy in, rescind or vary any contract for the disposition of any Collateral and may dispose of any Collateral again without being answerable for any loss occasioned thereby. Any such disposition may take place whether or not the Receiver has taken possession of the Collateral. The exercise by the Receiver of any power of sale does not preclude the Receiver from further exercise of its power of sale in accordance with this clause.

(c)           Carrying on Business. With respect to, and to the extent of, the Collateral and the Milligan Property, any Receiver may carry on, or concur in the carrying on of, any of the business or undertaking of Vendor and may, to the exclusion of all others, including Vendor after five Business Days’ written notice, enter upon, occupy and use any of the premises, buildings, plant and undertaking of, or occupied or used by, Vendor and, for such time and such purposes as the Receiver sees fit, may use any of the equipment and intangibles of Vendor that Vendor has not removed from the Milligan Property within five Business Days after the Purchaser or the Receiver has given Vendor written notice to do so. No Receiver shall be liable to Vendor for any negligence in so doing or in respect of any rent, charges, costs, depreciation or damages in connection with any such action.

(d)           Any Receiver may complete any unfinished construction upon or in the Collateral including having the power to:

(i)            appoint and engage superintendents, architects, engineers, miners, geologists, consultants, contractors, managers, advisors and such other personnel which, in the discretion of the Receiver, may be required to construct, furnish or operate the Collateral;

(ii)           enter into contracts for the supply of materials and services which the Receiver deems necessary to complete or operate the Collateral;

(iii)          enter into and enforce and take the benefit of Real Property Rights, agreements and other arrangements in respect of the Collateral from municipal or other Governmental Authorities or from any other source whatsoever which provide loans, grants or Licenses;

(iv)          enter into, enforce, use and take the benefit of construction contracts, contracts for services or materials, performance bonds, insurance contracts, development agreements, plans, studies, reports, information or any other matter, material or arrangement in respect of the Collateral; and

(v)           with the approval of a court of competent jurisdiction, if required by Applicable Law, terminate any Real Property Rights or other arrangements made by Vendor in connection with the Collateral on such terms as the Receiver deems reasonable.

(e)           Pay Liens. Any Receiver may pay any liability secured by any actual or threatened Lien against any Collateral. A Receiver may borrow money for the maintenance, preservation or protection of any Collateral or for carrying on any of the business or undertaking of Vendor with respect to, and to the extent of, the Collateral and the Milligan Property and may grant Liens in any Collateral in priority to the Security as security for the money so borrowed. Vendor will forthwith on demand reimburse the Receiver for all such payments and borrowings.

(f)            Dealing with Collateral. Any Receiver may seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with any Collateral in such manner, upon such terms and conditions and at such time as it deems advisable without notice to Vendor (except as otherwise required by Applicable Law), and may charge on its own behalf and pay to others its costs and expenses (including legal, Receiver’s and accounting fees and expenses on a full indemnity basis) incurred in connection with such actions. Vendor will forthwith upon demand reimburse the Receiver for all such costs or expenses.

(g)           Powers re Collateral. Any Receiver may have, enjoy and exercise all of the rights of and enjoyed by Vendor with respect to the Collateral or incidental, ancillary, attaching or deriving from the ownership by Vendor of the Collateral, the right to commence or continue Litigation to preserve or protect Collateral and the right to grant or agree to Liens and grant or reserve profits a prendre, easements, rights of ways, rights in the nature of easements and licenses over or pertaining to the whole or any part of the Collateral.

(h)           Retain Services. Any Receiver may retain the services of such real estate brokers and agents, lawyers, accountants, appraisers and other consultants as the Receiver may deem necessary or desirable in connection with anything done or to be done by the Receiver or with any of the rights of the Receiver set out herein and pay their commissions, fees and disbursements (which payment shall constitute part of the Receiver’s disbursements reimbursable by Vendor hereunder). Vendor shall forthwith on demand reimburse the Receiver for all such payments.

6.4          Right to have Court Appoint a Receiver

The Purchaser may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Purchaser pursuant to this Security Agreement.

6.5          Purchaser may exercise rights of a Receiver

In lieu of or in addition to, exercising its rights under Sections 6.3 and 6.4, the Purchaser has, and may exercise, any of the rights which are capable of being granted to a Receiver appointed by the Purchaser pursuant to this Security Agreement.

6.6          Retention of Collateral

The Purchaser may elect to retain any Collateral in satisfaction of the Obligations. The Purchaser may designate any part of the Obligations to be satisfied by the retention of particular Collateral which the Purchaser considers to have a net realizable value approximating the amount of the designated part of the Obligations, in which case only the designated part of the Obligations shall be deemed to be satisfied by the retention of the particular Collateral.

6.7          Limitation of Liability

Except for any loss or expense resulting from any gross negligence, bad faith or willful misconduct of the Purchaser, any Receiver or any of their respective Representatives, neither the Purchaser nor any Receiver shall be liable or accountable for any failure of the Purchaser or any Receiver to seize, collect, realize, dispose of, enforce or otherwise deal with any Collateral nor shall any of them be bound to institute Litigation for any such purposes or for the purpose of preserving any rights of the Purchaser, Vendor or any other Person in respect of any Collateral. Neither the Purchaser nor any Receiver shall be liable or responsible for any loss and expense whatever which may accrue in consequence of any such failure resulting from any negligence of the Purchaser, any Receiver or any of their respective Representatives or otherwise. If any Receiver or the Purchaser takes possession of any Collateral, neither the Purchaser nor any Receiver shall have any liability as a mortgagee in possession or be accountable for anything except actual receipts.

6.8          Extensions of Time

The Purchaser and any Receiver may grant renewals, extensions of time and other indulgences, take and give up Liens, accept compositions, grant releases and discharges, perfect or fail to perfect any Liens, release any Collateral to third parties and otherwise deal or fail to deal with Vendor, debtors of Vendor, guarantors, sureties and others and with any Collateral and other Liens as the Purchaser may see fit, all without prejudice to the liability of Vendor to the Purchaser or the rights of the Purchaser and any Receiver under this Security Agreement.

6.9          Application of Payments against Obligations

Any Recovery received by the Purchaser in respect of the Obligations from time to time and any Recovery realized by the Purchaser on any Collateral shall be appropriated and applied by the Purchaser in accordance with Section 6.17.

6.10        Set-Off, Combination of Accounts met and/or Crossclaims

The Obligations will be paid by Vendor without regard to any equities between Vendor and the Purchaser or any right of set-off or cross-claim. Any indebtedness owing by the Purchaser to Vendor, direct or indirect, extended or renewed, actual or contingent, mutual or not, may be set off or applied against, or combined with, the Obligations by the Purchaser at any time either before or after maturity, without demand upon or notice to anyone.

6.11        Deficiency

If the proceeds of the realization of any Collateral are insufficient to repay all liquidated Obligations, Vendor shall forthwith pay or cause to be paid to the Purchaser such deficiency.

6.12        Validity of Sale

No Person dealing with the Purchaser or any Receiver or with any Representative of the Purchaser or any Receiver shall be concerned to inquire whether the Security has become enforceable, whether any right of the Purchaser or any Receiver has become exercisable, whether any Obligations remain outstanding or otherwise as to the propriety or regularity of any dealing by the Purchaser or any Receiver with any Collateral or to see to the application of any money paid to the Purchaser or any Receiver, and in the absence of fraud on the part of such Person such dealings shall be deemed, as regards such Person, to be within the rights hereby conferred and to be valid and effective accordingly.

6.13        Purchaser or Receiver may Perform

If Vendor fails to perform any Obligations, without limiting any other provision hereof, the Purchaser or any Receiver may perform those Obligations as attorney for Vendor in accordance with Section 4.6. Vendor shall remain liable under each agreement and Real Property Right to which it is party or by which it or any of its Business Assets is bound and shall perform all of its obligations thereunder, and shall not be released from any of its obligations under any such agreement or Real Property Right by the exercise of any rights by the Purchaser or any Receiver. Neither the Purchaser nor any Receiver shall have any obligation under any such agreement or Real Property Right by reason of this Security Agreement, nor shall the Purchaser or any Receiver be obliged to perform any of the obligations of Vendor thereunder or to take any action to collect or enforce any claim made subject to the security of this Security Agreement. The rights conferred on the Purchaser and any Receiver under this Security Agreement are for the purpose of protecting the Security in the Collateral and shall not impose any obligation upon the Purchaser or any Receiver to exercise any such rights.

6.14        Effect of Appointment of Receiver

As soon as the Purchaser takes possession of any Collateral or appoints a Receiver over any Collateral, all rights of each of the Representatives of Vendor with respect to that Collateral shall cease, unless specifically continued by the written consent of the Purchaser or the Receiver.

6.15        Time for Payment

If any Obligations are due by maturity, demand or acceleration, it shall be deemed reasonable for the Purchaser to exercise its rights under this Security Agreement immediately if such payment is not made, and any days of grace or any time for payment which might otherwise be required to be afforded to Vendor by any agreement or Applicable Law is hereby irrevocably waived to the extent permitted by law.

6.16        Rights in Addition

The rights conferred by this Article 6 are in addition to, and not in substitution for, any other rights the Purchaser may have under this Security Agreement, at law, in equity or by or under Applicable Law or the Purchase Agreement or any other security agreement. The Purchaser may proceed by way of any action, suit or other proceeding at law or in equity including (a) the right to take proceedings in any court of competent jurisdiction for the sale or foreclosure of the

Collateral and (b) filing proofs of claim and other documentation to establish the claims of the Purchaser in any Litigation relating to Vendor. No right of the Purchaser or any Receiver shall be exclusive of or dependent on any other. Any such right may be exercised separately or in combination, and at any time. The exercise by the Purchaser or any Receiver of any right hereunder does not preclude the Purchaser or any Receiver from further exercise of such right in accordance with this Security Agreement.

6.17        Application of Proceeds

Each Recovery received by the Purchaser will be held and dealt with by or applied and paid to the relevant parties or Persons indicated below promptly following receipt by the Purchaser in the following order:

(a)           first, to be applied to the Payment in Full of the Obligations due and owing to the Purchaser under the Purchase Agreement, including all reasonable fees of the Purchaser and all reasonable out-of-pocket disbursements, fees, costs and expenses incurred by the Purchaser in connection with the preservation of the Security or the Collateral or any enforcement proceedings and all amounts for which the Purchaser is entitled to payment or indemnity from Vendor pursuant to any other provision of this Security Agreement;

(b)           second, after Payment in Full of all Obligations in accordance with paragraph (a) above, the surplus, if any, remaining from that Recovery will be paid to Vendor, unless otherwise directed by any Order of any competent Governmental Authority, or as required by Applicable Law.

The fact that the Purchaser may make a payment pursuant to paragraph (b) above or may determine that the Obligations have been paid in full, will not thereafter prevent the Purchaser from applying any further Recovery in the order set out in this Section 6.17.

Article 7
GENERAL

7.1          Security in Addition

The Security does not replace or otherwise affect any existing or future Lien held by the Purchaser. Neither the taking of any Litigation, judicial or extra-judicial, nor the refraining from so doing, nor any dealing with any other security for any Obligations shall release or affect the Security. Neither the taking of any Litigation, judicial or extra-judicial, pursuant to this Security Agreement, nor the refraining from so doing, nor any dealing with any Collateral shall release or affect any of the other Liens held by the Purchaser for the payment or performance of the Obligations.

7.2          No Merger

This Security Agreement shall not operate by way of a merger of the Obligations or of any agreement or other document by which the Obligations now or at any time hereafter may be represented or evidenced. Neither the taking of any judgment nor the exercise of any power of seizure or disposition shall extinguish the liability of Vendor to pay and perform the Obligations nor shall the acceptance of any payment or alternate security constitute or create any novation. No covenant, representation or warranty of Vendor herein shall merge in any judgment.

7.3          Notices

Any notice, demand, consent, approval or other communication to be made or given under or in connection with this Security Agreement shall be given in accordance with the Purchase Agreement.

7.4          Time of the Essence

Time is and shall remain of the essence of this Security Agreement and each of its provisions.

7.5          Governing Law

This Security Agreement shall be governed by, and interpreted in accordance with, the laws in force in the Province of British Columbia, including the federal laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). Vendor irrevocably attorns to and submits to the non-exclusive jurisdiction of the Courts of British Columbia with respect to any matter arising hereunder or related hereto. Such choice of law shall, however, be without prejudice to or limitation of any other rights available to the Purchaser under the laws of any other jurisdiction where Collateral may be located.

7.6          Doctrine of Consolidation

Pursuant to section 31(2) of the Property Law Act (British Columbia), the doctrine of consolidation shall apply to this Security Agreement.

7.7          Security Effective Immediately

Neither the issuance nor registration of, or any filings with respect to, this Security Agreement, nor any partial advance of the Payment Deposit by the Purchaser, shall bind the Purchaser to advance any amounts of the Payment Deposit to Vendor, but the Security shall take effect forthwith upon the issuance of this Security Agreement by Vendor.

7.8          Entire Agreement

There are no representations, warranties, covenants, agreements or acknowledgments whether direct or collateral, express or implied, that form part of or affect this Security Agreement or any Collateral, other than as expressed herein or in the Purchase Agreement or other security agreements granted contemporaneously herewith by Vendor to the Purchaser and other than as may be expressed in any other written agreement entered into between Vendor and the Purchaser contemporaneously herewith. The execution of this Security Agreement has not been induced by, nor does Vendor rely upon or regard as material, any representations, warranties, conditions, other agreements or acknowledgments not expressly made in this Security Agreement and the other written agreements and other documents to be delivered pursuant hereto or contemporaneously herewith.  In the event of any inconsistency between the terms of this Security Agreement and the terms of the Purchase Agreement with respect to the subject matter herein, the terms of the Purchase Agreement shall control

7.9          Provisions Reasonable

Vendor acknowledges that the provisions of this Security Agreement and, in particular, those respecting rights of the Purchaser or any Receiver against Vendor and any Collateral upon an Event of Default, are commercially reasonable and not manifestly unreasonable.

7.10        Invalidity

If any provision of this Security Agreement is found to be invalid or unenforceable, by a court of competent jurisdiction from which no further appeal right lies, that provision shall be deemed to be severed herefrom and the remaining provisions of this Security Agreement shall not be affected thereby but shall remain valid and enforceable.

7.11        Binding Effect

This Security Agreement shall enure to the benefit of the Purchaser and any Receiver and their respective successors and assigns permitted under the Purchase Agreement and shall be binding on Vendor, its legal representatives (including receivers) and its successors and assigns permitted under the Purchase Agreement. Each reference to Vendor in this Security Agreement shall be construed so as to include the successors and such permitted assigns of Vendor to the extent the context so admits.

7.12        Survival

The Obligations payable under Sections 4.10 and 6.17 (the “Indemnity Obligations”) shall survive the Payment in Full of all other Obligations and shall continue in full force and effect until Payment in Full has been irrevocably made of such Indemnity Obligations.

7.13        Statutory Waivers

To the fullest extent permitted by Applicable Law, Vendor waives all of the rights, benefits and protections given by the provisions of any existing or future statute which imposes limitations upon the rights of a secured party or upon the methods of realization of security, including any seize or sue or anti-deficiency statute or any similar provisions of any other statute.

7.14        Currency

All references in this Security Agreement to monetary amounts, unless specifically provided, are to lawful currency of the United States of America. All sums of money payable under this Security Agreement shall be paid in the currency in which such sums are incurred or expressed as due hereunder.

7.15        Currency Conversions

If the Purchaser receives or recovers any amount payable under this Security Agreement in a currency (the “Recovered Amount”) which is different than the currency of the United States of America (the “Contract Currency”), the Purchaser may convert the Recovered Amount to the Contract Currency at the rate of exchange which the Purchaser is able, acting in a reasonable manner and in good faith, to purchase the relevant amount of the Contract Currency. The amount of the Contract Currency resulting from any such conversion shall then be applied in accordance with the provisions of Section 6.9.

7.16        Judgment Currency

If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the country giving such judgment (the “Judgment Currency”) an amount due hereunder in a different currency (the “Agreed Currency”), then the date on which the rate of exchange for conversion is selected by the court is referred to herein as the “Conversion Date”. If there is a change in the rate of exchange between the Judgment Currency and the Agreed Currency between the Conversion Date and the actual receipt by the Purchaser or any Receiver of the amount due hereunder or under any such judgment, Vendor will, notwithstanding any such judgment, pay all such additional amounts as may be necessary to ensure that the amount received by the Purchaser or Receiver in the Judgment Currency, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the Agreed Currency. Vendor’s liability hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under this Security Agreement.

7.17        Amendment

Subject to Section 1.5, no agreement purporting to change this Security Agreement shall be binding upon either Vendor or the Purchaser unless that agreement is in writing and signed by Vendor and the Purchaser.

7.18        Information

At any time the Purchaser may provide to any Person that claims an interest in Collateral copies of this Security Agreement or information about it or about the Collateral or the Obligations.

7.19        Discharge

Forthwith following the Deposit Reduction Time, the Purchaser shall discharge all security interests in the Collateral.  Upon the discharge of the security interests in the Collateral, the Purchaser shall discharge or authorize Vendor to discharge, any applicable registrations in respect of the Collateral and shall execute and deliver to Vendor such other documents or instruments as Vendor may reasonably require to reflect such discharge.

7.20        Date of Reference

For convenience of reference, this Security Agreement may be referred to as being dated for reference October 20, 2010 irrespective of its actual date of execution.

7.21        Vendor Acknowledgment

The Vendor:

(a)           acknowledges receiving a copy of this Security Agreement; and

(b)           waives all rights to receive from the Purchaser a copy of any financing statement, financing change statement or verification statement filed or issued, as the case may be, at any time in respect of this Security Agreement or any amendments to it.

[SIGNATURE PAGE FOLLOWS]

TO WITNESS THIS AGREEMENT, Vendor has caused this Security Agreement to be duly executed.

TERRANE METALS CORP.
Per:

Authorized Signatory

SCHEDULE 1.1

DEFINITIONS

1.             Unless the context otherwise requires, in this Security Agreement the following terms are used with their corresponding defined meanings:

“Applicable Law” means any international, federal, state, provincial, or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a Person or any of its properties, assets, business or operations.

“Authorizations” means any authorization, approval, consent, exemption, license, permit, franchise or no-action letter from any Governmental Authority having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s Business Affairs or from any Person in connection with any easements or contractual rights.

“Award” means any judgment, decree, injunction, rule, award or order of any Governmental Authority, arbitrator or other decision-making authority of competent jurisdiction.

“Bankruptcy Proceeding” means, with respect to any Person, any proceeding contemplated by any application, petition, assignment, filing of notice or other means, whether voluntary or involuntary and whether or not under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) or any other like, equivalent or analogous legislation of any jurisdiction seeking any moratorium, reorganization, adjustment, composition, proposal, compromise, arrangement or other like or similar relief in respect of any or all of the obligations of that Person, seeking the winding up, liquidation or dissolution of that Person or all or any part of its Business Assets, seeking any Award declaring, finding or adjudging that Person insolvent or bankrupt, seeking the appointment (provisional, interim or permanent) of any receiver or resulting, by operation of law, in the bankruptcy of that Person.

“Business Affairs” means the Business Assets, liabilities, financial condition, and results of operations of Vendor.

“Business Assets” means the business, operations, undertaking, property and assets of the Vendor in relation to the Milligan Project.

“Business Day” means a day other than a Saturday or a Sunday or a day (i) that is a statutory holiday under the laws of the Province of British Columbia or (ii) on which national banking institutions in New York and Colorado are closed to the public for conducting business.

“Collateral” means all of the property made subject to the Liens created under Section 2.1, wherever located, now or hereafter owned by Vendor or in or to which Vendor now or hereafter has rights, including all such rights, and (as the context so admits) any item or part thereof.

“Default Rate” means the interest rate per annum payable by Vendor pursuant to Section 15.3(a) of the Purchase Agreement.

“Deposit Reduction Time” has the meaning assigned to it in the Purchase Agreement.

“Documents of Title” means all documents of title, whether negotiable or non-negotiable, including all warehouse receipts and bills of lading, in which Vendor now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Event of Default” means a Vendor Event of Default as defined in the Purchase Agreement.

“Governmental Authority” means any federal, provincial, or local government, agency, department, ministry, authority, tribunal, commission, official, court or securities commission.  For the avoidance of doubt, “tribunal” shall not be deemed to include First Nations.

“Income Taxes” means taxes based on or measured by income or profit of any nature or kind, including Canadian federal and provincial income taxes and similar such taxes imposed by any foreign jurisdiction (including any union of nations).

“Indemnified Party” has the defined meaning assigned to it in Section 4.10.

“License” means (i) any Authorization from any Governmental Authority having jurisdiction with respect to Vendor’ interest in the Milligan Property, and (ii) any Authorization from any Person granting any easement or license with respect to any real or immovable property in relation to the Milligan Project.

“Lien” means (i) any right of set-off intended to secure the payment or performance of an obligation, (ii) any interest in property created by way of mortgage, pledge, charge (fixed or floating), lien, assignment by way of security, hypothecation, security interest, hire purchase agreement, conditional sale agreement, Sale/Lease Back Transaction, deposit arrangement, title retention, capital lease or discount, factoring or securitization arrangement on recourse terms, (iii) any statutory deemed trust or lien, (iv) any preference, priority, adverse claim, levy, execution, seizure, attachment, garnishment or other encumbrance which binds property, and (v) any agreement to grant any of the rights or interests described in clauses (i) to (iv) inclusive of this definition.

“Litigation” means any grievance, investigation, litigation, legal action, lawsuit, mediation, alternative dispute resolution proceeding or other proceeding (whether civil, administrative, quasi-criminal or criminal) by or before any Governmental Authority, arbitrator or other decision-making authority.

“Material Adverse Effect” has the meaning assigned to it in the Purchase Agreement.

“Milligan Project” has the meaning assigned to it in the Purchase Agreement.

“Milligan Property” has the meaning assigned to it in the Purchase Agreement.

“Minerals” has the meaning assigned to it in the Purchase Agreement.

“Obligations” means all advances of the Payment Deposit and all obligations for the performance of covenants, tasks or duties including, without limitation, for the delivery of Refined Gold, payment of monetary amounts, debts and liabilities (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including, for greater certainty, the return of the uncredited amount of the Payment Deposit, if applicable, owing by Vendor to the Purchaser pursuant to the Purchase Agreement, and all covenants, duties regarding such Refined Gold or amounts, of any kind or nature, present or future, absolute or contingent, joint or several or joint and several, direct or indirect, matured or not, extended or renewed, whenever and however incurred, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under, by reason of, pursuant to or otherwise in respect of the Purchase Agreement, this Security Agreement or any other security agreement granted by Vendor to the Purchaser, and (as the context so admits) each and every item or part of any thereof. This term includes all principal, interest (including all interest that accrues after the commencement of, or which would have accrued but for the commencement of, any Bankruptcy Proceeding in accordance with and at the rate, including the Default Rate to the extent lawful, specified herein or in the Purchase Agreement, whether or not such interest is an allowable claim in such Bankruptcy Proceeding), expenses, legal fees and any other sum chargeable to Vendor under the Purchase Agreement, this Security Agreement or any other security agreement granted by Vendor to the Purchaser, and (as the context so admits) each and any item or part of any thereof.

“Order” means any order, directive, direction or request of any Governmental Authority, arbitrator or other decision-making authority of competent jurisdiction.

“Payment Deposit” has the meaning assigned to it in the Purchase Agreement.

“Payment in Full” in relation to any Obligations means permanent, indefeasible and irrevocable delivery of Refined Gold or payment in cash (or other freely available funds transfer as may be expressly provided for in the Purchase Agreement) to the Purchaser in full of all Obligations (other than contingent indemnification obligations) in accordance with the express provisions of the Purchase Agreement, without regard to any compromise, reduction or disallowance of all or any item or part thereof by virtue of the application of any bankruptcy, insolvency or other similar such laws, any law affecting creditors’ rights generally or general principles of equity, and the cancellation or expiry of all commitments by the Purchaser to advance any portion of the Payment Deposit to or for the benefit or at the request of Vendor, and “paid in full” shall (to the extent the context so admits) be construed in like manner.

“Permits” has the meaning assigned to it in the Purchase Agreement.

“Permitted Encumbrances” has (i) the defined meaning assigned to it in the Purchase Agreement and (ii) means any right of title retention or any purchase money security in connection with the purchase price of assets in the ordinary course of business which the purchase price is promptly paid when due.

“Person” means an individual, corporation, company (limited, unlimited, unlimited liability or other), limited liability corporation, other body corporate, estate, limited or general partnership, business trust, trustee, joint venture, other legal entity, unincorporated association or Governmental Authority.

“Prescribed Agreement” has the defined meaning assigned to it in Section 2.6(a).

“Proceeds” means all proceeds and real or personal property in any form derived directly or indirectly from any disposal of or other dealing with any Collateral, or that indemnifies or compensates for such Collateral stolen, lost, destroyed or damaged, and proceeds of Proceeds whether or not of the same type, class or kind as the original Proceeds, and (as the context so admits) any item or part thereof.

“Purchase Agreement” has the defined meaning assigned to it in the Background to this Security Agreement.

“Purchaser” means RGL Royalty AG, and if such Purchaser shall assign all or any portion of its rights, benefits or obligations under the Purchase Agreement as permitted thereunder, such term shall include any assignee of such Purchaser, whether immediate or derivative, relative to such rights, benefits and obligations.

“Receiver” means any receiver for the Collateral or any of the business, undertakings, property and assets of Vendor appointed by the Purchaser pursuant to this Security Agreement or by a court on application by the Purchaser.

“Records” means all books, accounts, invoices, letters, papers, security certificates, documents and other records in any form evidencing or relating in any way to any item or part of the Collateral and all agreements, Licenses and other rights and benefits in respect thereof, and (as the context so admits) any item or part thereof.

“Recovery” means any monies received or recovered by the Purchaser pursuant to this Security Agreement on account of the Obligations, whether pursuant to any enforcement of the Security, any Litigation, any settlement thereof or otherwise.

“Refined Gold” has the defined meaning assigned to it in the Purchase Agreement.

“Replacements” means all increases, additions and accessions to, and all substitutions for and replacements of, any item or part of the Collateral, and any item or part thereof.

“Representative” of any Person means any director, officer, employee, agent, legal counsel, accountant, financial advisor, expert, manager, consultant or other representative appointed, engaged or employed by such Person.

“Sale/Lease Back Transaction” means any transaction, series of transactions (related or not) or arrangement pursuant to which Business Assets of a Person are disposed of and are thereafter leased back, or are otherwise made available for use, to that Person.

“Sales Taxes” means sales, transfer, turnover or value added taxes of any nature or kind, including Canadian goods and services taxes and federal, state and provincial sales and excise taxes, or harmonized Canadian and provincial taxes.

“Scheduled Deposit” has the meaning assigned to it in the Purchase Agreement.

“Security” means any and all Liens granted by Vendor to the Purchaser in this Security Agreement.

“Security Agreement” means this security agreement and all schedules attached hereto. All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Security Agreement and not to any particular section or portion of it. References to an “Article”, “Section”, “Subsection” or “Schedule” refer to the applicable article, section, subsection or schedule of this Security Agreement.

“Taxes” means all taxes of any kind or nature whatsoever including federal large corporation taxes, provincial capital taxes, realty taxes (including utility charges which are collectible like realty taxes), business taxes, property transfer taxes, Income Taxes, Sales Taxes, custom duties, payroll taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Authority of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

2.             Extended Meanings

To the extent the context so admits, any reference in this Security Agreement to:

“agreement” shall be construed as any agreement, oral or written, any simple contract or specialty, and includes any bond, bill of exchange, indenture, instrument or undertaking.

“arm’s length” shall be construed in the same manner it is used in the Income Tax Act (Canada).

“change” shall be construed as change, modify, alter, amend, supplement, extend, renew, compromise, novate, replace, terminate, release, discharge, cancel, suspend or waive or (where the context so admits) the noun or participle form of any of the foregoing, and “changed” shall be construed in like manner.

“dispose” shall be construed as lease, sell, transfer, license or otherwise dispose of any property, or the commercial benefits of use or ownership of any property, including the right to profit or gain therefrom, whether in a single transaction or in a series of related transactions, and “disposed”, “disposition” and “disposal” shall be construed in like manner.

“include”, “includes” and “including” shall be construed to be followed by the statement “without limitation” and none of such terms shall be construed to limit any word or statement which it follows to the specific items or matters immediately following it or similar terms or matters.

“losses and expenses” shall be construed as losses, costs, expenses, damages, penalties, Awards, Orders, Litigation, claims, claims over, demands and liabilities, including any applicable court costs and legal fees and disbursements on a full indemnity basis, and “loss and expense” shall be construed in like manner.

“rate of exchange” shall be construed so as to include any premiums or costs payable in connection with any currency conversion being effected.

a “receiver” means a privately appointed or court appointed receiver or receiver and manager, interim receiver, liquidator, trustee-in-bankruptcy, administrator, administrative receiver, monitor and any other like or similar official.

“rights” shall be construed as rights, titles, benefits, interests, powers, authorities, discretions, privileges, immunities and remedies (actual or contingent, direct or indirect, matured or unmatured, now existing or arising hereafter), whether arising by agreement or statute, at law, in equity or otherwise, and “right” shall be construed in like manner.

“set-off” means any right or obligation of set-off, compensation, offset, combination of accounts, netting, retention, withholding, reduction, deduction or any similar right or obligation, or (as the context requires) any exercise of any such right or performance of such obligation.

“successor” of a Person (the “relevant party”) shall be construed so as to include (i) any amalgamated or other body corporate of which the relevant party or any of its successors is one of the amalgamating or merging body corporates, (ii) any body corporate resulting from any court approved arrangement of which the relevant party or any of its successors is party, (iii) any Person to whom all or substantially all the undertakings, property and assets of the relevant party is transferred, (iv) any body corporate resulting from the continuance of the relevant party or any successor of it under the laws of another jurisdiction of incorporation and (v) any successor (determined as aforesaid or in any similar or comparable procedure under the laws of any other jurisdiction) of any Person referred to in clause (i), (ii), (iii) or (iv) of this definition. Each reference in this Security Agreement to any party hereto or any other Person shall (where the context so admits) include its successors.

SCHEDULE 2.1

REAL PROPERTY RIGHTS

NIL.

Schedule D — Development Program and Scheduled Deposits

1.             Development Program: The Vendor shall deliver the Development Program to the Purchaser and the Independent Engineer at least 30 days prior to the first Scheduled Deposit.

2.             Modifications to the Development Program:  The Vendor and Purchaser acknowledge that the Development Program may require modifications throughout Development.  Immediately when known, the Vendor shall provide the Independent Engineer and Purchaser written notice of any material change to the Development Program and reconcile the changes in a report.  The Independent Engineer shall review and provide to the Purchaser an opinion as to whether such changes are reasonable and shall keep a record of the current and prior Development Program.

3.             Basis for making Scheduled Deposits:

(a)           Promptly when received, the Independent Engineer shall review the Development Program and will establish a method for tracking the overall Project Costs in consultation with the Vendor and the Purchaser;

(b)           The Independent Engineer shall keep a record of all funding sources and the calculations of the Independent Engineer shall represent the definitive record of the Purchaser’s Pro Rata Share of Funding;

(c)           The Purchaser shall contribute Scheduled Deposits no more frequently than every 30 days in an amount consistent with the Purchaser’s Pro Rata Share of Funding after accounting for the use of proceeds contemplated in the relevant Deposit Event along with all proceeds concurrently being funded by Vendor and third parties for the Development Program, payable in accordance with each Deposit Event;

(d)           Notwithstanding any other provision of this Agreement, Purchaser’s obligation to make a Scheduled Deposit shall be suspended if:

(i)            Vendor has not delivered to Purchaser copies of executed Mineral Offtake Agreements representing at least 75% of the Minerals projected to be produced during the first five years of operation of the Milligan Project, and at such time as the Development has surpassed the cumulative investment of 50% of Project Costs; or

(ii)           after March 31, 2011, the Vendor shall have failed to obtain and keep in good standing the Fishery and Oceans Permits.

(e)           If Purchaser’s obligation to make Scheduled Deposits are suspended in accordance with 3.d.i. or 3.d.ii. above, Purchaser will make a Scheduled Deposit in the amount to regain the Purchaser’s Pro Rata Share of Funding on the Deposit Event occurring subsequent to the time that the Vendor satisfies the conditions set forth in 3.d.i. or 3.d.ii. above (a “Catch-Up Payment”).  Interest shall accrue on any Catch-Up Payment from the date the Scheduled Deposits are suspended at an interest rate equivalent to the average three month United States Treasury bill yield, as quoted daily in the Wall Street Journal during such suspension, compounded annually, and shall be paid with the Catch-Up Payment.  The “Fishery and Oceans Permits” means (i) an authorization pursuant to section 35(2) of the Fisheries Act for the harmful alteration, disruption or destruction of fish habitat in respect of tailings impoundment area for the Milligan Project as described in the Milligan Report, and (ii) the addition of the area of the tailings impoundment area for the Milligan Project as described in the Milligan Report to Schedule 2 to the Metal Mining Effluent Regulations for the purposes of section 5(1) thereof, and the approval pursuant to section 27.1(1) of the Metal Mining Effluent Regulations of a habitat compensation plan for such tailings impoundment area that complies with the requirements of section 27.1 of the Metal Mining Effluent Regulations.

(f)            Notwithstanding anything to the contrary, if Vendor completes the Development, Vendor will be entitled to establish a Deposit Event for the outstanding balance of Scheduled Deposits that have not been funded to date.

Schedule E — Permitted Encumbrances

Personal Property Registry (BC)	Base Registration No.: 262518D Registration Date: September 27, 2006 Registration Length: Infinity Secured Party: International Royalty Corporation Debtor(s): Terrane Metals Corp.

Base Registration No.: 478928E Registration Date: July 15, 2008 Registration Length: 5 years Secured Party: Bank of Montreal, as Administrative Agent Debtor(s): Terrane Metals Corp.

Base Registration No.: 605381F Registration Date: June 10, 2010 Registration Length: 4 years Secured Party: Key Lease Canada Ltd. Debtor(s): Terrane Metals Corp.

Base Registration No.: 605397F Registration Date: June 10, 2010 Registration Length: 4 years Secured Party: Key Lease Canada Ltd. Debtor(s): Terrane Metals Corp.

Base Registration No.: 764748F Registration Date: September 15, 2010 Registration Length: 4 years Secured Party: Key Lease Canada Ltd. Debtor(s): Terrane Metals Corp.

Base Registration No.: 815225F Registration Date: October 15, 2010 Registration Length: Infinity Secured Party: RGL Royalty AG Debtor(s): Terrane Metals Corp.

Base Registration No.: 815230F Registration Date: October 15, 2010 Registration Length: 20 years Secured Party: RGL Royalty AG Debtor(s): Terrane Metals Corp.

Personal Property Registry (Nunavut)	Registration No.: 123380 Registration Date: July 30, 2008 Registration Length: 5 years Secured Parties: Bank of Montreal, as Administrative Agent, Bank of Montreal Debtor(s): Terrane Metals Corp.

Personal Property Registry (Yukon)	Registration No.: 2008/07/30 14865 Registration Date: July 30, 2008

Registration Length: 5 years Secured Parties: Bank of Montreal, as Administrative Agent, Bank of Montreal Debtor(s): Terrane Metals Corp.

Personal Property Registry (Northwest Territories)	Registration No.: 625251 Registration Date: July 30, 2008 Registration Length: 5 years Secured Parties: Bank of Montreal, as Administrative Agent, Bank of Montreal Debtor(s): Terrane Metals Corp.

Schedule F — Provisional Payment Illustration

*[Redacted]*

*[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934.  The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.